Exhibit 4.1

NAVISTAR INTERNATIONAL CORPORATION,

as Issuer

NAVISTAR, INC.

as Initial Subsidiary Guarantor,

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

as Trustee and Collateral Agent

INDENTURE Dated as of April 27, 2020

9.500% Senior Secured Notes due 2025

TABLE OF CONTENTS

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Section 12.11. Successors	91
Section 12.12. Multiple Originals	91
Section 12.13. Variable Provisions	91
Section 12.14. [Reserved]	91
Section 12.15. Table of Contents; Headings	91
Section 12.16. Separability	92
Section 12.17. Benefits of Indenture	92
Section 12.18. Waiver of Jury Trial	92
Section 12.19. Force Majeure	92
Section 12.20. Foreign Account Tax Compliance Act (FATCA)	92
Section 12.21. Intercreditor Agreements	92
Section 12.22. Execution	92

APPENDIX A      Rule 144A/Regulation S Appendix

EXHIBIT 1           Form of the Securities

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INDENTURE, dated as of April 27, 2020, among Navistar International Corporation, a Delaware corporation (the “Company”), Navistar, Inc., a Delaware corporation (the “Initial Subsidiary Guarantor”), and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”) and collateral agent (the “Collateral Agent”).

Each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders of (i) the Company’s 9.500% Senior Secured Notes due 2025 issued on the Issue Date (the “Initial Securities”) and (ii) if and when issued, an unlimited amount of additional 9.500% Senior Secured Notes due 2025 that may be offered from time to time subsequent to the Issue Date (the “Additional Securities”).

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.1. Definitions.

“ABL Credit Agreement” means that certain Second Amended and Restated ABL Credit Agreement, dated as of August 4, 2017, by and among Navistar, Inc., as borrower, Bank of America, N.A., as administrative agent, and the other lenders and agents named therein, together with the related documents thereto (including the revolving loans thereunder, any letters of credit and reimbursement obligations related thereto, any guarantees and security documents), as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any one or more agreements (and related documents) governing Indebtedness, including indentures, incurred to refinance, substitute, supplement, replace or add to (including increasing the amount available for borrowing or adding or removing any Person as a borrower, issuer or guarantor thereunder, in whole or in part), the borrowings and commitments then outstanding or permitted to be outstanding under such ABL Credit Agreement or one or more successors to the ABL Credit Agreement or one or more new credit agreements.

“Acquired Indebtedness” of any specified Person means Indebtedness of any other Person and its Restricted Subsidiaries existing at the time such other Person becomes a Restricted Subsidiary of the Company or merges or amalgamates with or into or consolidates or otherwise combines with the Company or any Restricted Subsidiary of the Company and not incurred by the specified Person in connection with or in anticipation of such other Person and its Restricted Subsidiaries becoming a Restricted Subsidiary of the Company or such merger, amalgamation or consolidation.

“Additional Securities” has the meaning ascribed to it in the second introductory paragraph of this Indenture.

“Affiliate” means, when used with reference to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the referent Person, as the case may be. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct or cause the direction of management or policies of the referent Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Agent” means any Registrar, Paying Agent, authenticating agent or co-Registrar.

“Alliance Agreement” means that certain stock purchase agreement, dated as September 5, 2016, by and between the Company and Volkswagen Truck & Bus GMBH, and agreements related thereto and transactions contemplated thereunder and any amendment, modification, supplement or restatement from time to time of such agreements; provided that no such amendment, modification, supplement or restatement shall be adverse in any material respect to the interests of the Company and its Restricted Subsidiaries taken as a whole as determined by the Company in its reasonable discretion.

“Applicable Premium” means, with respect to a Security on any date of redemption, the greater of:

(1) 1.0% of the principal amount of such Security; and

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(2) the excess (to the extent positive) of (i) the present value as of such date of redemption of (A) the redemption price of such Security on May 1, 2022 (such redemption price (expressed in percentage of principal amount) being set forth in Section 5.8 (excluding accrued but unpaid interest and excluding Additional Interest, if any)), plus (B) all required interest payments due on such Security to and including such date set forth in clause (A) (excluding accrued but unpaid interest, and excluding Additional Interest, if any), computed using a discount rate equal to the Treasury Rate as of such date of redemption plus 50 basis points, over (ii) the then outstanding principal of such Security, in each case, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate. The Trustee shall have no duty to calculate or verify the calculations of the Applicable Premium.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Security, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Disposition” means any sale, transfer or other disposition (including, without limitation, by merger, consolidation or sale-and-leaseback transaction) of:

(1) shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares) or

(2) property or assets of the Company or any of its Restricted Subsidiaries (other than shares of Capital Stock of the Company).

Notwithstanding the foregoing, an Asset Disposition shall not include:

(1) any issuance, sale, transfer or other disposition of shares of Capital Stock, property or assets by a Restricted Subsidiary to the Company or to any Restricted Subsidiary;

(2) any sale, transfer or other disposition of property or assets in the ordinary course of business or consistent with past practice, including, without limitation, sales of inventory in the ordinary course of its business or consistent with past practice and the granting of any option or other right to purchase, lease or otherwise acquire inventory in the ordinary course of its business or consistent with past practice;

(3) dispositions of assets or shares of Capital Stock of a Restricted Subsidiary in a single market transaction or series of related transactions with an aggregate fair market value less than $15.0 million;

(4) the grant or other disposition in the ordinary course of business or consistent with past practice of any license of patents, trademarks, registrations therefor and other similar intellectual property;

(5) the granting of any Lien (or foreclosure thereon) securing Indebtedness to the extent that such Lien is granted in compliance with Section 3.9;

(6) any sale, transfer or other disposition constituting a Permitted Investment or Restricted Payment permitted by Section 3.12;

(7) any disposition of obsolete, worn-out, uneconomic, damaged or surplus property, equipment or other assets or property, equipment or other assets that are no longer economically practical or used or useful in the business of the Company and its Restricted Subsidiaries whether now or hereafter owned or leased (including by ceasing to enforce, allowing the lapse, abandonment or invalidation of or discontinuing the use or maintenance of or putting into the public domain any intellectual property that is, in the reasonable judgment of the Company or the Restricted Subsidiaries, no longer used or useful, or economically practicable to maintain);

(8) the sale, lease, conveyance or disposition or other transfer of all or substantially all of the assets of the Company as permitted under Section 4.1 or a transaction that constitutes a Change of Control;

(9) sales of accounts receivable, equipment and related assets (including contract rights) of the type specified in the definition of “Qualified Securitization Transaction” to a Securitization Subsidiary for the fair market value thereof;

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(10) transfers of accounts receivable, equipment and related assets (including contract rights) of the type specified in the definition of “Qualified Securitization Transaction” (or a fractional undivided interest therein) by a Securitization Subsidiary in a Qualified Securitization Transaction;

(11) any sale, transfer or other disposition of Capital Stock of, or Indebtedness or other securities of, any Unrestricted Subsidiary that was formed or designated as an Unrestricted Subsidiary after the Issue Date;

(12) sale, transfer or other disposition of (i) cash, Cash Equivalents or any amounts received pursuant to an Interest Rate Protection Agreement, Currency Agreement or Commodity Agreement or (ii) Investment Grade Securities in the ordinary course of business or consistent with past practice;

(13) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort, litigation or other claims of any kind;

(14) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or consistent with past practice or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(15) foreclosure, condemnation or any similar action with respect to any property or other assets;

(16) any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(17) any Sale/Leaseback Transaction of any property acquired or built after the Issue Date; provided that such sale is for at least fair market value;

(18) dispositions of Investments in joint ventures or similar entities to the extent required by, or made pursuant to customary buy/sell arrangements between, the parties to such joint venture set forth in joint venture arrangements and similar binding arrangements;

(19) the unwinding of any Cash Management Services or Hedging Obligations;

(20) Permitted Asset Swaps; and

(21) any Sale/Leaseback Transaction with respect to the purchase of tooling and related manufacturing equipment after the Issue Date in the ordinary course of business or consistent with past practice.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction involving an operating lease means, as at the time of determination, the present value (discounted at the implied interest rate in such transaction compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

“Authenticating Agent” means any authenticating agent appointed by the Trustee pursuant to Section 7.14.

“Average Life” means, as of the date of determination, with respect to any Indebtedness for borrowed money or Preferred Stock, the quotient obtained by dividing

(1) the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal or liquidation value payments of such Indebtedness or Preferred Stock, respectively, and the amount of such principal or liquidation value payments, by

(2) the sum of all such principal or liquidation value payments.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in

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Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon occurrence of a subsequent condition (other than a condition that the Holders waive one or more provisions of this Indenture).

“Board of Directors” means (i) with respect to a corporation, the board of directors of the corporation, (ii) with respect to a partnership, the board of directors of the general partner of the partnership, and (iii) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution of the Board of Directors of the Company or the equivalent body of any Subsidiary Guarantor, as applicable, certified by the Secretary or an Assistant Secretary of the Company, or the equivalent officer of any Subsidiary Guarantor, as applicable, to have been duly adopted by the Board of Directors of the Company or the equivalent body of any Subsidiary Guarantor, as applicable, and to be in full force and effect on the date of the certificate, and delivered to the Trustee.

“Book-Entry Interest” means a depositary interest representing 100% beneficial interest in a Global Security.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, United States or in the jurisdiction of the place of payment are authorized or required by law to close. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall not be reflected in computing interest or fees, as the case may be.

“Canadian Subsidiary” means any Foreign Subsidiary having its principal operations in Canada.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person’s capital stock (or other ownership or profits interest, including, without limitation, partnership, member or trust interest), including each class of Common or Preferred Stock of such Person, whether outstanding on the Issue Date or issued after the Issue Date, and any and all rights, warrants or options exchangeable for or convertible into such capital stock (other than any debt securities convertible or exchangeable into such capital stock).

“Capitalized Lease Obligation” means obligations under a lease that are required to be classified and accounted for as a capitalized lease (and, for the avoidance of doubt, not a straight-line or operating lease) under GAAP and, for purposes of this Indenture, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP. The Stated Maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without penalty. All obligations (including obligations incurred under any lease executed after the Issue Date) of any Person that are or would be characterized as an operating lease under GAAP as in effect as of November 6, 2017 shall continue to be (or shall be) accounted for as an operating lease for purposes of this Indenture regardless of any change in GAAP following the date thereof that would otherwise require such obligation to be characterized or recharacterized as a Capitalized Lease Obligation.

“Cash Equivalents” means:

(1) United States dollars, British Pounds sterling, Canadian Dollars, Euros or the national currency of any participating member state of the European Union (as it is constituted on the Issue Date) or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the United States government (or, in the case of a Canadian Subsidiary, Canadian government (federal or provincial)) or any agency or instrumentality of the United States government (or Canadian government) (provided that the full faith and credit of the United States or Canada (federal or provincial, as the case may be), as the case may be, is pledged in support of those securities) or having maturities of not more than twenty-four months from the date of acquisition;

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(3) certificates of deposit, time deposits or eurodollar time deposits having maturities of 24 months or less from the date of acquisition thereof, bankers’ acceptances with maturities not exceeding 24 months and overnight bank deposits, in each case, with any commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations or securities lending arrangements for underlying securities of the types described in any of clauses (2), (3) and (9) of this definition entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) (a) commercial paper either (i) having a rating of at least “A-2” from S&P or “P-2” from Moody’s or (ii) if such commercial paper is not itself rated, is issued by an issuer having a long-term unsecured debt rating of at least “A” from S&P or “A2” from Moody’s, and in each case in this subclause (a) maturing within 270 days after the date of acquisition and (b) asset-backed securities having a rating of at least “A” from S&P or “A2” from Moody’s and in each case in this subclause (b) maturing within 36 months after the date of acquisition;

(6) demand or time deposit accounts used in the ordinary course of business with overseas branches of commercial banks incorporated under the laws of the United States, any state thereof or the District of Columbia (or in the case of a Canadian Subsidiary, Canada or any province or territory thereof); provided that such commercial bank has, at the time of the Company’s or such Restricted Subsidiary’s Investment therein, (1) capital, surplus and undivided profits (as of the date of such institution’s most recently published financial statements) in excess of $100.0 million and (2) the long-term unsecured debt obligations (other than such obligations rated on the basis of the credit of a Person other than such institution) of such institution, at the time of the Company’s or any Restricted Subsidiary’s Investment therein, are rated at least “A” from S&P or “A2” from Moody’s;

(7) obligations (including, but not limited to demand or time deposits, bankers’ acceptances and certificates of deposit) issued or guaranteed by a depository institution or trust company incorporated under the laws of the United States, any state thereof or the District of Columbia (or in the case of a Canadian Subsidiary, Canada or any province or territory thereof); provided that (A) such instrument has a final maturity not more than one year from the date of purchase thereof by the Company or any Restricted Subsidiary and (B) such depository institution or trust company has at the time of the Company’s or such Restricted Subsidiary’s Investment therein or contractual commitment providing for such Investment, (x) capital, surplus and undivided profits (as of the date of such institution’s most recently published financial statements) in excess of $100.0 million and (y) the long-term unsecured debt obligations (other than such obligations rated on the basis of the credit of a Person other than such institution) of such institution, at the time of the Company’s or such Restricted Subsidiary’s Investment therein or contractual commitment providing for such Investment, are rated at least “A” from S&P or “A2” from Moody’s;

(8) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Person referenced in clause (3) above;

(9) marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either S&P or Moody’s, respectively (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) and in each case maturing within two years from the date of creation or acquisition;

(10) readily marketable direct obligations issued by any state of the United States, any province of Canada or any political subdivision, taxing authority or public instrumentality thereof, in each case, having one of the two highest rating categories obtainable from either Moody’s or S&P (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of not more than two years from the date of creation or acquisition;

(11) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated within the three highest ratings categories by S&P or Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization);

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(12) (i) interests in any investment company, money market, or other investment fund which invests 95% or more of its assets in instruments of the types specified in clauses (1) through (11) above or (ii) money market funds that are rated at least “AAA” by S&P; and

(13) instruments equivalent to those referred to in clauses (1) through (12) above denominated in a foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Foreign Subsidiary of the Company organized in such jurisdiction.

Notwithstanding the foregoing, Cash Equivalents may include instruments described above that are denominated in currencies other than those set forth in clause (1) above; provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within 10 Business Days following the receipt of such amounts.

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight draft facility that is not in default): automated clearing house transactions, treasury, depository, credit or debit card, purchasing card, stored value card, electronic fund transfer services and/or cash management services, including controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services or other cash management arrangements in the ordinary course of business or consistent with past practice.

“Change of Control” means the occurrence of one or more of the following events:

(1) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than (i) employee or retiree benefit plans or trusts sponsored or established by the Company or Navistar, Inc. or (ii) one or more Permitted Holders in a transaction that, taking into account any Indebtedness incurred in connection therewith, results in Improved Ratings from S&P and Moody’s, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding Voting Stock;

(2) the following individuals cease for any reason to constitute more than a majority of the number of directors then serving on the Board of Directors of the Company: individuals who, on the Issue Date, constituted the Board of Directors and any new director whose appointment or election by the Board of Directors or nomination for election by the Company’s stockholders was approved (a) by the vote of at least a majority of the directors then still in office or whose appointment, election or nomination was previously so approved or recommended or (b) with respect to directors whose appointment of election to the Board of Directors was made by the holders of the Company’s non-convertible junior preference stock, series B, by the holders of such preference stock;

(3) the shareholders of the Company shall approve any Plan of Liquidation (whether or not in compliance with the provisions of this Indenture);

(4) the Company consolidates with or merges with or into another Person (other than the Company or any of the Restricted Subsidiaries), other than a merger or consolidation of the Company (i) in which the holders of the Common Stock of the Company outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the Common Stock of the surviving corporation immediately after such consolidation or merger or (ii) with a Permitted Holder in a transaction that, taking into account any Indebtedness incurred in connection therewith, results in Improved Ratings from S&P and Moody’s; or

(5) the Company or any Restricted Subsidiary, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of (other than by way of merger or consolidation), in one transaction or a series of related transactions, all or substantially all of the property or assets of the Company and the Restricted Subsidiaries (determined on a consolidated basis) to any Person; provided that none of (a) the merger or consolidation of a Restricted Subsidiary into the Company or into any Restricted Subsidiary, (b) a series of transactions involving the sale of Receivables or interests therein in the ordinary course of business by a Securitization Subsidiary in connection with a Qualified Securitization Transaction, (c) the grant (but not the

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foreclosure or realization) of a Lien on assets of the Company or any Restricted Subsidiary in connection with Indebtedness permitted pursuant to Section 3.10(a)(iii) or (d) the sale, conveyance, transfer or lease of all or substantially all of the property or assets of the Company and the Restricted Subsidiaries to a Permitted Holder in a transaction that, taking into account any Indebtedness incurred in connection therewith, results in Improved Ratings from S&P and Moody’s, shall be deemed to be a Change of Control.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

For purposes of the foregoing clauses (1), (4) and (5), with respect to any such transaction involving a Permitted Holder, the determination of whether a Change of Control has occurred may be delayed for so long as S&P and/or Moody’s has announced or otherwise informed the Company that its rating with respect to the Securities remains under review in connection with such transaction, until the earliest of (1) the date of completion of such review by both agencies, (2) the revision or confirmation by either agency of a rating in respect of the Securities in connection with such transaction that is not an Improved Rating and (3) the date that is 90 days after the completion of such transaction (and if, at such 90th day, Improved Ratings shall not have been issued by S&P and Moody’s, a Change of Control shall be deemed to have occurred on such date).

“Clearstream” means Clearstream Banking, société anonyme, and any successor thereto.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” means the any of First Lien Collateral, the Second Lien Collateral and the Third Lien Collateral, or all of the foregoing collectively, as the context may require.

“Collateral Cooperation Agreement” means the Collateral Cooperation Agreement, dated as of the Issue Date, by and between the Collateral Agent, as the secured notes representative, and Bank of America, N.A., as administrative agent under the ABL Credit Agreement, as amended, extended, renewed, restated, replaced, supplemented, modified or otherwise changed from time to time.

“Commodity Agreement” means any commodity price/index swap, futures or option contract or similar agreement or arrangement.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Company” means Navistar International Corporation, a Delaware corporation, or a successor Person.

“Company Order” and “Company Request” mean, respectively, a written order or request signed in the name of the Company by an Officer of the Company.

“Consolidated Cash Flow Available For Fixed Charges” of any Person means for any period the Consolidated Net Income of such Person for such period plus (to the extent Consolidated Net Income for such period has been reduced thereby, other than in the case of clause (6)):

(1) Consolidated Fixed Charges of such Person for such period; plus

(2) Consolidated Tax Expense of such Person for such period; plus

(3) the consolidated depreciation and amortization expense included in the income statement of such Person prepared in accordance with GAAP for such period; plus

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(4) any non-recurring fees, expenses or charges of such Person and its Restricted Subsidiaries related to any offering of Qualified Capital Stock, Permitted Investment, acquisition, recapitalization, disposition or incurrence of Indebtedness permitted under this Indenture (in each case, whether or not successful); plus

(5) any non-recurring or unusual charges or expenses of such Person or its Restricted Subsidiaries (which, for the avoidance of doubt, shall include the following items: restructuring, plant closure and consolidation, severance, relocation, contract termination, retention costs, employee termination and similar type items); plus

(6) any adjustments of the same nature that were used to calculate “Manufacturing Adjusted EBITDA” from “Loss from continuing operations attributable to the Company, net of tax” for the three months ended January 31, 2020 or the fiscal year ended October 31, 2019, as set forth in the “Summary consolidated financial data” section of the Offering Memorandum to the extent adjustments of such nature continue to be applicable during the period in which Consolidated Cash Flow Available For Fixed Charges is being calculated; provided that any such adjustments that consist of any cost savings, operating expense reductions or synergies shall be calculated in accordance with, and satisfy the requirements specified in, the definition of “Consolidated Cash Flow Ratio”; plus

(7) any other non-cash charges of such Person and its Restricted Subsidiaries to the extent deducted from or reflected in Consolidated Net Income except for any non-cash charges that represent accruals of, or reserves for, cash disbursements to be made in any future accounting period; minus

(8) any non-cash items increasing Consolidated Net Income for such period (other than the reversal of a prior accrual or reserve for cash items previously excluded from Consolidated Cash Flow Available For Fixed Charges); minus

(9) all cash payments during such period of such Person and its Restricted Subsidiaries relating to non-cash charges that were added back in determining Consolidated Cash Flow Available For Fixed Charges in any prior period; minus

(10) non-recurring or unusual gains or income of such Person and its Restricted Subsidiaries.

“Consolidated Cash Flow Ratio” means, with respect to any Person on any determination date, the ratio of

(1) Consolidated Cash Flow Available For Fixed Charges for the most recent four consecutive fiscal quarters ending immediately prior to such determination date (the “reference period”) for which financial statements of such Person are available, to

(2) Consolidated Fixed Charges for the reference period.

In the event that such Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Capital Stock or Preferred Stock subsequent to the commencement of the period for which the Consolidated Cash Flow Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Consolidated Cash Flow Ratio is made (the “Consolidated Cash Flow Ratio Calculation Date”), then the Consolidated Cash Flow Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Capital Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable reference period.

For purposes of making the computation referred to in this definition, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by such Person or any of its Restricted Subsidiaries during the reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Cash Flow Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change in any associated fixed charge obligations and the change in Consolidated Cash Flow Available For Fixed Charges resulting therefrom) had occurred on the first day

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of the reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into such Person or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Consolidated Cash Flow Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or discontinued operation had occurred at the beginning of the applicable reference period.

Calculations of pro forma amounts in accordance with this definition shall be done in good faith by a responsible financial or accounting officer of the Company and may give pro forma effect to any cost savings, operating expense reductions or synergies projected in good faith to be realized as a result of actions taken during such period as if such actions had been implemented at the beginning of such period; provided, however, that (A) such actions are expected to have a continuing impact and such amounts are reasonably identifiable and factually supportable in the good faith judgment of the Company and are reasonably anticipated to be realized within 12 months after the consummation of the action that is expected to result in such cost savings, operating expense reductions or synergies and (B) no amounts shall be added back to the extent duplicative of any amounts that are otherwise added back in computing Consolidated Cash Flow Available For Fixed Charges (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to the applicable period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Consolidated Cash Flow Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Interest Rate Protection Agreement applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable reference period except as set forth in the first paragraph of this definition.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, the amounts for such period, taken as a single accounting period, of:

(1) Consolidated Interest Expense; and

(2) all dividends or other distributions paid or accrued on Disqualified Capital Stock of such Person or Preferred Stock of such Person’s Restricted Subsidiaries (except dividends payable in shares of Qualified Capital Stock).

In calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of the “Consolidated Cash Flow Ratio,”

(1) interest on Indebtedness determined on a fluctuating basis as of the date of determination and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the date of determination;

(2) if interest on any Indebtedness actually incurred on the date of determination may be optionally determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate or other rates, then the interest rate in effect on the date of determination will be deemed to have been in effect during the relevant reference period; and

(3) notwithstanding the foregoing, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by an Interest Rate Protection Agreement, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Interest Expense” means, with respect to any Person for any period, the aggregate of the net interest expense of such Person and its Restricted Subsidiaries for such period (after giving effect to any interest income), on a consolidated basis, as determined in accordance with GAAP, including:

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(1) all amortization of original issue discount for such period;

(2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person during such period;

(3) net cash payments, if any, made (less any net payments, if any, received) for such period under all Interest Rate Protection Agreements (including amortization of fees);

(4) all capitalized interest for such period;

(5) the interest portion of any deferred payment obligations for such period; and

(6) any interest expense on Indebtedness of another Person (other than Indebtedness incurred under Section 3.10(a)(xxi) unless the Company or any of its Restricted Subsidiaries makes a payment with respect to such guarantees in which case the interest expense associated with such underlying Indebtedness shall be included) that is guaranteed by the Company or any of its Restricted Subsidiaries or secured by a Lien on assets of the Company or any of its Restricted Subsidiaries, whether or not such guarantees or Liens is called upon;

and excluding:

(a) amortization or write-off of deferred financing fees, debt issuance costs, commissions, fees and expenses for such period; and

(b) any non-cash interest for such period imputed on any convertible debt securities (including Convertible Subordinated Notes) as in accordance with FSP APB 14-1.

“Consolidated Net Income” means, with respect to any Person for any period, the consolidated net income (or deficit) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, as determined in accordance with GAAP and before any reduction in respect of dividends accrued or paid on any Preferred Stock, if any; provided that any amounts received from any other Person (other than a Restricted Subsidiary) shall be included in Consolidated Net Income for that period to the extent of the amount that has been actually received by the referent Person or a Restricted Subsidiary of the referent Person in the form of cash dividends or other cash distributions (other than payments in respect of debt obligations), and provided, further, that there shall be excluded:

(1) any restoration to income of any contingency reserve, except to the extent that provision for such contingency reserve was made out of Consolidated Net Income accrued at any time following November 6, 2017;

(2) any gain or loss, together with any related provisions for taxes, realized upon the sale or other disposition (including, without limitation, dispositions pursuant to any Sale/Leaseback Transaction) of any property or assets that are not sold or otherwise disposed of in the ordinary course of business (provided that sales of Receivables or interests therein pursuant to Qualified Securitization Transactions shall be deemed to be in the ordinary course of business) and upon the sale or other disposition of any Capital Stock of any Subsidiary of the referent Person;

(3) any extraordinary gain or extraordinary loss together with any related provision for taxes and any one time gains or losses (including, without limitation, those related to the adoption of new accounting standards) realized by the referent Person or any of its Restricted Subsidiaries during the period for which such determination is made;

(4) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

(5) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

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(6) for purposes of Section 3.12, the net income of any Restricted Subsidiary of such Person (other than a Subsidiary Guarantor) that is subject to restrictions that prevent or limit the payment of dividends or the making of distributions to such Person to the extent of such restrictions (except to the extent of the amount of dividends or distributions that have been paid to such Person or one or more Restricted Subsidiary not subject to any such restriction during the relevant period);

(7) non-cash compensation charges resulting from the application of Statement of Financial Accounting Standards No. 123(R), including any such charges resulting from stock options, restricted stock grants, stock appreciation rights or other equity-incentive programs;

(8) effects of adjustments in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of recapitalization accounting or, if applicable, purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes;

(9) any non-cash impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP; and

(10) (a) any net unrealized gain or loss (after any offset) resulting in such period from Commodity Agreements, Currency Agreements, Interest Rate Protection Agreements or other derivative instruments and the application of Statement of Financial Accounting Standards No. 133; and (b) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Currency Agreements for currency exchange risk).

“Consolidated Net Tangible Assets” with respect to any Person, as of any date of determination means the total amount of assets of such Person and its Restricted Subsidiaries after deducting therefrom all current liabilities (excluding current maturities of long-term Indebtedness) and all goodwill, trade names, trademarks, patents, licenses, copyrights and other intangible assets, all as set forth on the most recent balance sheet ending immediately prior to the determination date for which financial statements of the Company are available.

For purposes of making the computation referred to in this definition, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the Company or any of its Restricted Subsidiaries subsequent to the date of the most recent balance sheet and prior to the date of determination shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations had occurred on the most recent balance sheet date.

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Total Indebtedness secured by a Lien as of such date to (y) Consolidated Cash Flow Available For Fixed Charges.

“Consolidated Tax Expense” means, with respect to any Person for any period, the aggregate of the U.S. Federal, state, provincial and local tax expense attributable to taxes based on income, profits, revenue or capital, including foreign, unitary, excise, property, franchise and similar taxes and foreign withholding and similar taxes of such Person and its Restricted Subsidiaries paid or accrued during such period, including any penalties and interest relating to any tax examinations and income tax expenses of such Person and its Restricted Subsidiaries for such period (net of any income tax benefit), determined in accordance with GAAP, other than taxes (either positive or negative) attributable to extraordinary or unusual gains or losses or taxes attributable to sales or dispositions of assets.

“Consolidated Total Indebtedness” means with respect to such Person and its Restricted Subsidiaries, as of any date of determination, (a) the aggregate principal amount of Indebtedness for borrowed money (excluding intercompany Indebtedness), plus (b) the aggregate principal amount of Capitalized Lease Obligations and unreimbursed drawings under letters of credit of such Person and its Restricted Subsidiaries outstanding on such date, plus (c) the aggregate amount of all outstanding Disqualified Capital Stock of such Person and all Preferred

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Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Capital Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and their maximum fixed repurchase prices, in each case, determined on a consolidated basis in accordance with GAAP, minus (d) the aggregate amount, not to exceed $200.0 million, of unrestricted cash and Cash Equivalents included in the consolidated balance sheet of such Person and its Restricted Subsidiaries as of the end of the most recent fiscal quarter ending immediately prior to such determination date for which financial statements are available (provided that the cash proceeds of any proposed incurrence of Indebtedness shall not be included in this clause (d) for purposes of calculating the Consolidated Total Leverage Ratio or the Consolidated Secured Leverage Ratio, as applicable), with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Consolidated Cash Flow Ratio.”

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Total Indebtedness as of such date to (y) Consolidated Cash Flow Available For Fixed Charges.

“Convertible Subordinated Notes” means the Company’s convertible subordinated notes that may be issued by the Company from time to time after the Issue Date in accordance with the terms of this Indenture.

“Corporate Trust Office” means the office of the Trustee in which at any particular time its corporate trust business shall be principally administered, which office at the date hereof is located at 2 North LaSalle Street, Suite 700, Chicago, Illinois, 60602, Attention: Corporate Trust Administration.

“Credit Facilities” means, with respect to the Company or any of its Restricted Subsidiaries, one or more debt facilities, including, without limitation, the ABL Credit Agreement and the Term Loan Credit Agreement, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables), letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities or receivables financings that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 3.10) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, currency forward, future or option contract or other similar agreement or arrangement.

“DealCor Subsidiaries” means any Subsidiaries owned as of the Issue Date by the Company or one of its Subsidiaries or acquired by the Company or one of its Subsidiaries after the Issue Date whose principal business is owning or operating a dealership that sells products manufactured by the Company or any of its Restricted Subsidiaries.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default; provided that if a Default for a failure to report or failure to deliver a required certificate in connection with another default (the “Initial Default”) occurs, then, at the time such Initial Default is cured, the Default that resulted solely because of that Initial Default will also be cured without any further action.

“Definitive Security” means a certificated Security registered in the name of the Holder thereof and issued in accordance with Section 2.6 hereof and Appendix A, in the form of Exhibit 1 to Appendix A, except that such Security shall not bear the Global Security Legend and shall not have the “Schedule of Exchanges of Interests in the Global Security” attached thereto.

“Depositary” means the Person appointed by the Company to act as depositary with respect to the Global Securities, which shall initially be DTC.

“Depositary Interest” means a certificate or depositary interest representing 100% beneficial interest in a Global Security.

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“Discharge of First Lien Obligations” has the meaning assigned to such term in the Term Loan Intercreditor Agreement.

“Discharge of RZB Obligations” has the meaning assigned to such term in the Notes Security Agreement.

“Disqualified Capital Stock” means any Capital Stock that, other than solely at the option of the issuer thereof, by its terms (or by the terms of any security into which it is convertible or exchangeable) is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased, in whole or in part, prior to the first anniversary of the Maturity Date or has, or upon the happening of an event or the passage of time would have, a redemption or similar payment due on or prior to the first anniversary of the Maturity Date, or is convertible into or exchangeable for debt securities at the option of the holder thereof at any time prior to the first anniversary of the Maturity Date.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

“DTC” means The Depository Trust Company, its nominees and their respective successors and assigns.

“Equity Offering” means (x) a public or private offering by the Company of its Qualified Capital Stock (other than public offerings with respect to the Company’s Qualified Capital Stock registered on Forms S-4 or S-8) or (y) a cash equity contribution to the Company (other than in exchange for Disqualified Capital Stock).

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system, and any successor thereto.

“Euros” means the single currency of participating member states of the economic and monetary union as contemplated in the Treaty on European Union.

“Event of Default” has the meaning set forth in Section 6.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Excluded Asset” has the meaning assigned to such term in the Notes Security Agreement.

“Existing Notes” means the Company’s 6.625% Senior Notes due 2025.

“fair market value” means, with respect to any Investment, Restricted Payment, marketable securities, shares of Capital Stock, asset or property, the fair market value of such Investment, Restricted Payment, marketable securities, shares of Capital Stock, asset or property as determined by the Company in good faith.

“Financial Services Segment” means the business of the Company and its Subsidiaries consisting of (1) the offer and sale of retail, wholesale and lease financing and/or other financial services products to finance the purchase or lease of products sold by the Company and its Restricted Subsidiaries or other manufacturers whose products are from time to time sold through the dealer network of the Company and its Restricted Subsidiaries; (2) the financing of wholesale and retail accounts receivable and (3) captive insurance business.

“First Lien Collateral” means a pledge of 65% of the Capital Stock of NIBV by IMHC and all other assets and properties subject to Liens created pursuant to any Notes Collateral Document to secure the Notes Obligations on a first priority basis.

“First Lien Dutch Law Pledge Agreement” means a pledge agreement governed by the laws of the Netherlands to be entered into within 90 days after the Issue Date (or such longer period as the Collateral Agent may agree in its sole discretion) pursuant to which IMHC will grant a Lien on the First Lien Collateral to the Collateral Agent, as amended, modified, restated, supplemented or replaced from time to time.

“First Lien Obligations” has the meaning assigned to such term in the Term Loan Intercreditor Agreement.

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“First Lien Pledge Agreements” means the First Lien Dutch Law Pledge Agreement and the First Lien U.S. Law Pledge Agreement.

“First Lien U.S. Law Pledge Agreement” means the 9.500% Senior Secured Notes First Lien Pledge Agreement, dated as of the Issue Date, between IMHC and the Collateral Agent, as amended, modified, restated, supplemented or replaced from time to time.

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States, any state thereof or the District of Columbia and any Subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, it being understood that, for purposes of this Indenture, all references to codified accounting standards specifically named in this Indenture shall be deemed to include any successor, replacement, amendment or updated accounting standard under generally accepted accounting principles in the United States of America; provided, however, that leases shall be determined in accordance with Financial Accounting Standards Board codification 840 as in effect on the Issue Date.

“Global Securities” means, individually and collectively, each of the Restricted Global Securities and the Unrestricted Global Securities, issued in accordance with this Indenture.

“Global Security Legend” means the legend set forth in Section 2.1(b), which is required to be placed on all Global Securities issued under this Indenture.

“Government Obligations” means securities which are (i) direct obligations of the United States, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Obligation evidenced by such depositary receipt.

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by agreement to keepwell, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “guarantee” shall not include endorsements for collection or deposit in the ordinary course of business or customary contractual indemnities or warranties not in connection with borrowing money. The term “guarantee” used as a verb has a corresponding meaning.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Currency Agreement, Commodity Agreement or Interest Rate Protection Agreement.

“Holder” or “Securityholder” means the Person in whose name a Security is registered in the Security Register.

“IMHC” means International of Mexico Holding Corporation, a Delaware corporation, or a successor Person.

“Improved Ratings” means, after giving effect to any transaction that otherwise would constitute a Change of Control, the rating of the Securities, as confirmed or revised by S&P and Moody’s in connection with such

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transaction, as applicable, is higher by one or more gradations (including gradations within rating categories (i.e., + or – for S&P and 1, 2 and 3 for Moody’s) as well as between rating categories, but not including ratings outlook changes) than its rating of the Securities as of the Issue Date.

“incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and “incurrence,” “incurred,” and “incurring” shall have meanings correlative to the foregoing); provided that:

(1) any Indebtedness or Capital Stock of a Person existing at the time such Person becomes (after the Issue Date) a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) of the Company shall be deemed to be incurred or issued, as the case may be, by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and

(2) any amendment, modification or waiver of any document pursuant to which Indebtedness was previously incurred shall not be deemed to be an incurrence of Indebtedness unless and then only to the extent such amendment, modification or waiver increases the principal or premium thereof or interest rate thereon (including by way of original issue discount).

“Indebtedness” means, with respect to any Person, on any date of determination, any of the following, without duplication:

(1) the principal of all obligations of such Person, whether or not contingent (a) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (b) evidenced by a note, bond, debenture or similar instrument or (c) for the payment of money relating to a Capitalized Lease Obligation or other obligation (whether issued or assumed) relating to the accrued purchase price of property or services, but excluding trade accounts payable or similar obligations to a trade creditor, deferred expenses, deferred compensation and similar obligations of such Person arising in the ordinary course of business;

(2) all conditional sale obligations and all obligations under any title retention agreement (even if the rights and remedies of the seller under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable, deferred expenses, deferred compensation and similar obligations of such Person arising in the ordinary course of business or earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;

(3) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (except to the extent such reimbursement obligations relate to trade payables or similar obligations to a trade creditor and such obligations are satisfied within 30 days of incurrence thereof), if and to the extent drawn upon;

(4) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than in connection with property subject to a Qualified Securitization Transaction) on any asset or property (including, without limitation, leasehold interests and any other tangible or intangible property) of such Person, whether or not such Indebtedness is assumed by such Person or is not otherwise such Person’s legal liability; provided that if the obligations so secured have not been assumed by such Person or are otherwise not such Person’s legal liability, the amount of such Indebtedness for the purposes of this definition shall be limited to the lesser of the amount of such Indebtedness secured by such Lien and the fair market value of the assets or property securing such Lien;

(5) all Indebtedness of others (including all dividends of other Persons the payment of which is) guaranteed, directly or indirectly, by such Person or that is otherwise its legal liability or which such Person has agreed to purchase or repurchase or in respect of which such Person has agreed contingently to supply or advance funds;

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(6) all Disqualified Capital Stock issued by such Person and Preferred Stock of such Person’s Restricted Subsidiary with the amount of Indebtedness represented by such Disqualified Capital Stock or Preferred Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends if any;

(7) all net amounts owing under Interest Rate Protection Agreements, Currency Agreements or Commodity Agreements (the amount of any such obligations to be equal at any time to the net payments under such agreements or arrangements giving rise to such obligation that would be payable by such Person upon termination of such agreement or arrangement at such time); and

(8) all Attributable Indebtedness in respect of Sale/Leaseback Transactions entered into by such person.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

Notwithstanding the foregoing, Indebtedness shall not include: (i) any guarantees of obligations of suppliers to the Company or any of its Restricted Subsidiaries that ensure timely delivery of products, tooling and other materials used in the production process; (ii) any lease, concession or license of property (or guarantee thereof) which would be considered an operating lease under GAAP as in effect on November 6, 2017, any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice, or obligations under any license, permit or other approval (or guarantees given in respect of such obligations) incurred in the ordinary course of business or consistent with past practice; (iii) contingent obligations incurred in the ordinary course of business or consistent with past practice; (iv) Cash Management Services; and (v) any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage taxes.

“Indenture” means this Indenture, as originally executed or as amended or supplemented from time to time and shall include the forms and terms of the Securities established as contemplated hereunder.

“Indirect Participant” means a person who holds an interest through a Participant.

“Initial Securities” has the meaning ascribed to it in the second introductory paragraph of this Indenture.

“Initial Subsidiary Guarantor” means Navistar, Inc., a direct, Wholly Owned Subsidiary of the Company that has guaranteed the Securities as of the Issue Date.

“Intercreditor Agreements” means the Term Loan Intercreditor Agreement and the Collateral Cooperation Agreement.

“Interest Rate Protection Agreement” means any credit default swap or option agreement, interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement (whether from fixed to floating or from floating to fixed), interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement.

“Investment” by any Person means any direct or indirect:

(1) loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property (valued at the fair market value thereof as of the date of transfer) to others or payments for property or services for the account or use of others, or otherwise other than in the ordinary course of business) and any guarantee of Indebtedness of any other Person;

(2) purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by any other Person (whether by merger, consolidation, amalgamation or otherwise and whether or not purchased directly from the issuer of such securities or evidences of Indebtedness); and

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(3) all other items that would be classified as investments (including, without limitation, purchases of assets outside the ordinary course of business) on a balance sheet of such Person prepared in accordance with GAAP (excluding accounts receivable, deposits and prepaid expenses in the ordinary course of business or consistent with past practice and excluding endorsements for collection or deposits arising in the ordinary course of business or consistent with past practice).

If the Company or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of a direct or indirect Restricted Subsidiary such that, after giving effect to such sale or disposition, such Person is no longer a Restricted Subsidiary, the Company will be deemed to have made an Investment on the date of any such sale or other disposition equal to the fair market value of the Investment in such Subsidiary not sold or disposed of.

For purposes of the definition of “Unrestricted Subsidiary” and Section 3.12 only,

(1) “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that if such designation is made in connection with the acquisition of such Subsidiary or the assets owned by such Subsidiary, the “Investment” in such Subsidiary shall be deemed to be the consideration paid in connection with such acquisition; provided, further, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company or a member of senior management of the Company.

“Investment Grade Securities” means debt securities or debt instruments with a rating of “A-” or higher from S&P or “A3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Rating Organization, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries.

“Investment Grade Status” means when the Securities receive both of the following:

(1) with respect to S&P, any of the rating categories from and including AAA to and including BBB-; and

(2) with respect to Moody’s, any of the rating categories from and including Aaa to and including Baa3,

or the equivalent of such rating by such rating organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any other Nationally Recognized Statistical Rating Organization.

“Issue Date” means April 27, 2020.

“Lien” means, with respect to any Person, any mortgage, pledge, lien, encumbrance, easement, restriction, covenant, right-of-way, charge or adverse claim affecting title or resulting in an encumbrance against real or personal property of such Person, or a security interest of any kind, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option, right of first refusal or other similar agreement to sell, in each case securing obligations of such Person and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute or statutes) of any jurisdiction but excluding any such filing or agreement which reflects ownership by a third party of

(1) property leased to the referent Person or any of its Restricted Subsidiaries under a lease that is not in the nature of a conditional sale or title retention agreement or

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(2) accounts, general intangibles or chattel paper sold to the referent Person.

“Limited Condition Acquisition” means any acquisition, including by way of merger, amalgamation or consolidation, by the Company or one or more of the Restricted Subsidiaries whose consummation is not conditioned upon the availability of, or on obtaining, third party financing.

“Management Advances” means loans or advances made to, or guarantees with respect to loans or advances made to, directors, officers, employees, contractors or consultants of the Company or any Restricted Subsidiary:

(1) (a) in respect of travel, entertainment or moving related expenses incurred in the ordinary course of business or consistent with past practice or (b) for purposes of funding any such person’s purchase of Capital Stock (or similar obligations) of the Company or its Subsidiaries with (in the case of this clause (1)(b)) the approval of the Board of Directors of the Company;

(2) in respect of moving related expenses incurred in connection with any closing or consolidation of any facility or office; or

(3) otherwise not exceeding $10.0 million in the aggregate outstanding at any time.

“Master Intercompany Agreements” means: (i) the Amended and Restated Master Intercompany Agreement, dated as of April 1, 2007, between Navistar Financial Corporation and Navistar, Inc. (formerly known as International Truck and Engine Corporation), and its related manufacturing Subsidiaries and Affiliates, as amended to the Issue Date; (ii) the agreement, dated as of December 18, 1986, among Navistar International Corporation Canada, Navistar Financial Corporation Canada Inc. and General Electric Canadian Holdings Limited; (iii) the Intercompany Operating and Partnership Agreement, dated as of December 1, 2008, by and among Navistar Financial, Inc. De C.V., Sociedad Financiera De Objeto Múltiple, E.N.R. and Navistar México, S.A. De C.V., (iv) one or more agreements serving some or all of the same purposes of the agreements listed in clauses (i) through (iii) above entered into after the Issue Date among the Company or one of its Restricted Subsidiaries and one or more other Persons (including one or more Unrestricted Subsidiaries) in the ordinary course of business on terms no less favorable to the Company and its Restricted Subsidiaries than the agreements in clauses (i), (ii) and (iii) and (v) any amendment, modification, supplement or restatement from time to time of the agreements in clauses (i) through (iv); provided that none of the aforementioned agreements shall be amended, modified, supplemented or restated in a manner adverse in any material respect to the interests of the Company and its Restricted Subsidiaries taken as a whole.

“Material Real Estate Asset” has the meaning set forth in the Term Loan Credit Agreement.

“Maturity Date” means May 1, 2025.

“Moody’s” means Moody’s Investors Service, Inc., or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Mortgages” means, collectively, each mortgage, deed of trust, leasehold mortgage, assignment of leases and rents, modifications and any other agreement, document or instrument pursuant to which a Lien on real property is granted to secure any Notes Obligations or under which rights or remedies with respect to any such Lien are governed.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 436 (or its successor) under the Securities Act.

“Net Available Proceeds” from any Asset Disposition by any Person means cash or Cash Equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquirer of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form) therefrom by such Person, including any cash received by way of deferred payment or upon the monetization or other disposition of any non-cash consideration (including notes or other securities) received in connection with such Asset Disposition, net of:

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(1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred (including, without limitation, fees and expenses of accountants, brokers, printers and other similar entities) and all federal, state, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition;

(2) all payments made by such Person or its Restricted Subsidiaries on any Indebtedness which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3) all payments made with respect to liabilities associated with the assets which are the subject of the Asset Disposition, including, without limitation, trade payables and other accrued liabilities;

(4) appropriate amounts to be provided by such Person or any Restricted Subsidiary thereof, as the case may be, as a reserve in accordance with GAAP against any liabilities associated with such assets and retained by such Person or any Restricted Subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition (but excluding any indemnification obligations and severance and other employee termination costs that, by their terms, will not be made prior to the Maturity Date), until such time as such amounts are no longer reserved or such reserve is no longer necessary (at which time any remaining amounts will become Net Available Proceeds to be allocated in accordance with the provisions of Section 3.13(c); and

(5) all distributions and other payments made to minority interest holders, if any, in Restricted Subsidiaries of such Person or joint ventures as a result of such Asset Disposition.

“Net Cash Proceeds” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“NFC” means Navistar Financial Corporation, a Delaware corporation, or a successor Person.

“NIBV” means Navistar International B.V., a Netherlands besloten vennootschap, or a successor Person.

“Non-Guarantor Pledgor” means each of the Subsidiaries of the Company (other than the Initial Subsidiary Guarantor or any such Subsidiary that becomes a Subsidiary Guarantor hereunder) from time to time party to the Notes Security Agreement as a “Pledgor” thereunder.

“Non-U.S. Person” means a person who is not a U.S. person, as defined in Regulation S.

“Notes Collateral Documents” means the Notes Security Agreement, the First Lien Pledge Agreements, the Mortgages and the Intercreditor Agreements and all of the security agreements, pledges, collateral assignments, mortgages, deeds of trust, trust deeds or other instruments evidencing or creating or purporting to create any security interests in favor of the Collateral Agent for its benefit and for the benefit of the Collateral Agent and the Holders of the Securities, in all or any portion of the Collateral, as amended, modified, restated, supplemented or replaced from time to time.

“Notes Documents” means this Indenture, the Securities and the Notes Collateral Documents.

“Notes Obligations” means (a) the due and punctual payment by the Company of the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Securities and the due and punctual payment by the Company of the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Securities, when and as due, whether at maturity, by acceleration, upon one or more dates

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set for prepayment or otherwise and (b) all other monetary obligations of the Company, IMHC and any other Pledgor under any of the Notes Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (c) the due and punctual performance by the Initial Subsidiary Guarantor of all obligations under its Subsidiary Guarantee and each of the other Notes Documents, and (d) to the extent another Subsidiary Guarantor has executed a Subsidiary Guarantee, the due and punctual performance by such Subsidiary Guarantor of its obligations under a Subsidiary Guarantee and each of the other Notes Documents.

“Notes Secured Parties” means (a) the Collateral Agent, (b) the Trustee, (c) the Holders, (d) the beneficiaries of each indemnification obligation undertaken by any Pledgor under any Notes Collateral Documents, (e) each other Person to whom any Notes Obligation is owed and (f) the successors and permitted assigns of each of the foregoing.

“Notes Security Agreement” means the 9.500% Senior Secured Notes Second Lien and Third Lien Security Agreement, dated as of the Issue Date, among the Company, the Initial Subsidiary Guarantor, the Non-Guarantor Pledgors and the Collateral Agent, as amended, modified, restated, supplemented or replaced from time to time.

“Obligations” means any principal, premiums, interest, penalties, fees, indemnifications, reimbursements, damages, Additional Interest, if any, and other liabilities payable under the documentation governing any indebtedness.

“Offer to Purchase” means a written offer (the “Offer”) sent by the Company electronically or by first class mail, postage prepaid, to each Holder at its address appearing in the security register for the Securities on the date of the Offer or otherwise in accordance with the applicable procedures of DTC, offering to purchase up to the principal amount of the Securities in such Offer at the purchase price specified in such Offer (as determined pursuant to this Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the “Expiration Date”) of the Offer to Purchase which shall be not less than 10 days nor more than 60 days after the date such Offer is delivered (except in the case of a conditional Change of Control Offer made in advance of a Change of Control in accordance with Section 5.9) and a settlement date (the “Purchase Date”) for purchase of such Securities within five Business Days after the Expiration Date. The Company shall notify the Trustee at least 5 Business Days (or such shorter period as is acceptable to such Trustee) prior to the mailing of the Offer of the Company’s obligation to make an Offer to Purchase, and the Offer shall be delivered electronically in accordance with the applicable procedures of DTC or by first-class mail by the Company or the tender agent appointed by the Company in connection with such offer. The Offer shall contain all the information required by applicable law to be included therein. The Offer shall contain all instructions and materials necessary to enable such Holders to tender such Securities pursuant to the Offer to Purchase. The Offer shall also state:

(1) the section of this Indenture pursuant to which the Offer to Purchase is being made;

(2) the Expiration Date and the Purchase Date;

(3) the aggregate principal amount of the Outstanding Securities offered to be purchased by the Company pursuant to the Offer to Purchase (the “Purchase Amount”);

(4) the purchase price to be paid by the Company for each $1,000 aggregate principal amount of Securities accepted for payment (as specified pursuant to this Indenture) (the “Purchase Price”);

(5) that the Holder may tender all or any portion of the Securities registered in the name of such Holder and that any portion of a Security tendered must be tendered in $2,000 principal amount and integral multiples of $1,000 in excess thereof;

(6) the place or places where Securities are to be surrendered for tender pursuant to the Offer to Purchase;

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(7) that interest on any Security not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue;

(8) that on the Purchase Date (which date may be delayed in the case of a conditional Change of Control Offer) the Purchase Price will become due and payable upon each Security being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

(9) that each Holder electing to tender all or any portion of a Security pursuant to the Offer to Purchase will be required to surrender such Security at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Security being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by the Holder thereof or his attorney duly authorized in writing);

(10) that Holders will be entitled to withdraw all or any portion of Securities tendered pursuant to the terms set forth in the Offer;

(11) that (I) if Securities in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Securities and (II) if Securities in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Securities having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Securities in denominations of $2,000 or integral multiples thereof shall be purchased);

(12) if such notice is being sent prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control (or such other conditions specified therein and describing each such condition), and, if applicable, stating that, the payment date for the Change of Control Offer will be delayed until such time (including more than 60 days after the notice is mailed or delivered, including by electronic transmission) as any and all such conditions shall be satisfied or waived by the Company, or that such purchase may not occur and such notice may be rescinded in the event that the Company shall determine that the Change of Control or the satisfaction of any other conditions will not occur by the payment date of the Change of Control or by the payment date of the Change of Control as so delayed; and

(13) that in the case of any Holder of a Security in certificated form whose Security is purchased only in part, the Company shall execute, and the Trustee shall authenticate and deliver to the Holder of such Security without service charge, a new Security or Securities of any authorized denomination as requested by such Holder, in all aggregate principal amount equal to and in exchange for the unpurchased portion of the Security or Securities so tendered (or, in the case of a Global Security, an appropriate notation will be made on such Security to decrease the principal amount thereof to an amount equal to the unpurchased portion thereof).

An Offer to Purchase shall be governed by and effected in accordance with the provisions above pertaining to any Offer.

“Offering Memorandum” means the offering memorandum, dated April 21, 2020, relating to the offering of the Initial Securities.

“Officer” means the Chairman of the Board, the President, the Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, any Assistant Treasurer, the Controller of the Company, the Secretary or any Assistant Secretary.

“Officer’s Certificate,” when used with respect to the Company, means a certificate signed by an Officer of the Company.

“OPEB Obligations” means the obligations of the Company or any of its Restricted Subsidiaries in respect of other post-employment benefit plans of the Company or any of its Restricted Subsidiaries.

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“Opinion of Counsel” means a written opinion from legal counsel. Such other counsel may be an employee of or counsel to the Company.

“Outstanding,” when used with respect to Securities, means, as of the date of determination, all Securities theretofore authenticated and delivered under this Indenture, except:

(1) Securities theretofore cancelled by the Trustee or delivered to the Trustee for cancellation;

(2) Securities, or portions thereof, for whose payment or redemption money or Government Obligations in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than the Company) in trust or set aside and segregated in trust (if the Company shall act as its own Paying Agent) for the Holders of such Securities; provided that, if such Securities are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture or provisions therefor satisfactory to the Trustee have been made;

(3) Securities, except to the extent provided in Section 8.4 and Section 8.5 herein, with respect to which the Company has effected defeasance and/or covenant defeasance as provided in Article VIII; and

(4) Securities which have been paid pursuant to Section 2.12 or in exchange for or in lieu of which other Securities have been authenticated and delivered pursuant to this Indenture, other than any such Securities in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Securities are held by a bona fide purchaser in whose hands such Securities are valid obligations of the Company; provided, however, that in determining whether the Holders of the requisite principal amount of the Outstanding Securities have given any request, demand, authorization, direction, notice, consent or waiver hereunder, or whether sufficient funds are available for redemption or for any other purpose, Securities owned by the Company or any other obligor upon the Securities or any Affiliate of the Company or of such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in making such calculation or in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Securities which a Responsible Officer of the Trustee actually knows to be so owned shall be so disregarded. Securities so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such Securities and that the pledgee is not the Company or any other obligor upon the Securities or any Affiliate of the Company or of such other obligor.

“Participant” means, with respect to DTC, a Person who has an account with DTC.

“Paying Agent” has the meaning provided in Section 2.3, except that, for the purposes of Article VIII, the Paying Agent shall not be the Company or a Subsidiary of the Company or an Affiliate of any of them.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Permitted Business or a combination of such assets and cash and Cash Equivalents between the Company or any of the Restricted Subsidiaries and another Person; provided that any cash and Cash Equivalents received in excess of the value of any cash and Cash Equivalents sold or exchanged must be applied in accordance with Section 3.13(c).

“Permitted Business” means (1) the lines of business conducted by the Company and its Restricted Subsidiaries on the Issue Date and businesses reasonably related, ancillary or complementary thereto, including reasonably related extensions or expansions thereof, and (2) any unrelated business, to the extent that it is not material in size.

“Permitted Holder” means any Person that is primarily engaged, directly or indirectly, in manufacturing or another industrial business and activities related thereto.

“Permitted Investments” means:

(1) Investments in cash, Cash Equivalents or Investment Grade Securities;

(2) guarantees of Indebtedness otherwise permitted under Section 3.10 (other than clause (a)(xxv) thereof);

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(3) any Investment by the Company or any Restricted Subsidiary in or relating to a Securitization Subsidiary that, in the good faith determination of the Company, are necessary or advisable to effect any Qualified Securitization Transaction or any repurchase obligation in connection therewith;

(4) deposits, including interest-bearing deposits, maintained in the ordinary course of business in banks;

(5) any acquisition of the Capital Stock of any Person and any Investment in another Person if as a result of such Investment such other Person is merged with or consolidated into, or transfers or conveys all or substantially all of its assets to, the Company or a Restricted Subsidiary; provided that after giving effect to any such acquisition or Investment such Person shall become a Restricted Subsidiary or another Restricted Subsidiary of the Company;

(6) trade receivables and prepaid expenses, in each case arising in the ordinary course of business or consistent with past practice; provided that such receivables and prepaid expenses would be recorded as assets of such Person in accordance with GAAP;

(7) endorsements for collection or deposit in the ordinary course of business by such Person of bank drafts and similar negotiable instruments of such other Person received as payment for ordinary course of business trade receivables;

(8) any swap, hedging or other derivative obligation with an unaffiliated Person otherwise permitted by this Indenture (including, without limitation, any Currency Agreement, Commodity Agreement and any Interest Rate Protection Agreement otherwise permitted by this Indenture);

(9) Investments received as consideration for an Asset Disposition in compliance with Section 3.13;

(10) Investments acquired in exchange for the issuance of Capital Stock (other than Disqualified Capital Stock) of the Company or acquired with the Net Cash Proceeds received by the Company after the Issue Date from the issuance and sale of Capital Stock (other than Disqualified Capital Stock) of the Company; provided that such Net Cash Proceeds are used to make such Investment within 60 days of the receipt thereof and the amount of all such Net Cash Proceeds will be excluded from clause (3)(B) of Section 3.12(a);

(11) Management Advances;

(12) Investments outstanding on the Issue Date or an Investment consisting of any extension, modification or renewal of any such Investment existing on the Issue Date; provided that the amount of any such Investment may be increased in such extension, modification or renewal only as required by the terms of such Investment as in existence on the Issue Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of payment-in-kind securities);

(13) Investments in the Company or a Restricted Subsidiary (including the Capital Stock of a Restricted Subsidiary);

(14) Investments in securities of trade creditors, suppliers or customers received pursuant to any plan of reorganization, restructuring, workout or similar arrangement of such trade creditor, supplier or customer or upon the compromise of any debt created in the ordinary course of business owing to the Company or a Subsidiary, whether through litigation, arbitration or otherwise;

(15) Investments in any Person after the Issue Date having an aggregate fair market value (measured on the date each Investment was made without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) that are at that time outstanding (after giving effect to any net cash proceeds received from any sale, transfer or other disposition) not to exceed $75.0 million;

(16) Investments in NFC, having an aggregate fair market value (measured on the date each Investment was made without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (16) that are at that time outstanding not to exceed $150.0 million;

(17) Investments made pursuant to the Support Agreement or Master Intercompany Agreements;

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(18) extensions of loans, trade credit and advances to, and guarantees in favor of customers and suppliers and lease, utility and similar deposits to the extent made in the ordinary course of business or consistent with past practice;

(19) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangement with other Persons;

(20) repurchases of the Securities;

(21) pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of “Permitted Liens”;

(22) any transaction to the extent constituting an Investment that is permitted and made in accordance with the provisions of Section 3.16(b) (except those pursuant to subclauses (iv), (vii), (viii) and (ix) thereof);

(23) any Investment so long as, immediately after giving pro forma effect to the Investment and the incurrence of any Indebtedness the net proceeds of which are used to make such Investment, the Consolidated Total Leverage Ratio shall be no greater than 4.50 to 1.00;

(24) Investments in any joint venture or Unrestricted Subsidiary after the Issue Date having an aggregate fair market value (measured on the date each Investment was made without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (24) that are at that time outstanding (after giving effect to any net cash proceeds received from any sale, transfer or other disposition), not to exceed $25.0 million; and

(25) any Investment made with, or received as consideration for, assets relating to the OnCommand Connection business (the “OCC Assets”), including any deemed Investment resulting from the designation of a Restricted Subsidiary all or substantially all of whose assets are deemed OCC Assets as an Unrestricted Subsidiary in accordance with the terms of this Indenture, having an aggregate book value (measured on the date each Investment was made (or deemed made) without giving effect to subsequent changes in value), when taken together with all other Investments made (or deemed made) pursuant to this clause (25) that are at that time outstanding, not to exceed $10.0 million.

“Permitted Joint Venture” means any Person which is, directly or indirectly, through its Subsidiaries or otherwise, engaged principally in any business in which the Company is engaged, or a reasonably related, ancillary or complementary business, and the Capital Stock of which is owned, or acquired in compliance with the terms of this Indenture, by the Company or a Restricted Subsidiary and owned by one or more Persons other than the Company or any Affiliate of the Company.

“Permitted Liens” mean:

(1) Liens for taxes, assessments and governmental charges (other than any Lien imposed by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that are not overdue for a period of more than 60 days or are being contested in good faith by appropriate proceedings and for which adequate reserves have been established or other provisions have been made in accordance with GAAP;

(2) Liens with respect to statutory mechanics’, carrier’s, warehousemen’s, landlord’s, repairmen’s, mechanic’s, workmen’s, materialmen’s, construction contractor’s, operators’ or similar Liens imposed by law and arising in the ordinary course of business or consistent with past practice for sums which are not yet overdue for a period of more than 60 days or that are bonded or are being contested in good faith by appropriate proceedings and for which adequate reserves have been established or other provisions have been made in accordance with GAAP;

(3) minor imperfections of, or encumbrances on, title that do not, individually or in the aggregate, materially impair the value of property for its intended use;

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(4) Liens (other than any Lien under ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or insurance or self-insurance arrangements;

(5) Liens incurred or deposits made to secure the performance of tenders, bids, trade contracts, leases, statutory or regulatory obligations, bankers’ acceptances, surety and appeal bonds, government contracts, performance and return of money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(6) easements (including reciprocal easement agreements), rights-of-way, ground leases, municipal and zoning ordinances and similar charges, title defects or other irregularities that do not materially adversely affect the use of the subject to property for its intended purposes;

(7) Liens (including extensions, replacements and renewals thereof) upon real or tangible personal property acquired after the Issue Date; provided that:

(a) (i) such Lien is created solely for the purpose of securing Indebtedness that is incurred in accordance with this Indenture to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within 270 days after the later of the acquisition, the completion of construction or the commencement of full operation of such property or (ii) such Lien exists on any such property or assets at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price);

(b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost; and

(c) any such Lien shall not extend to or cover any property or assets of the Company or of any Restricted Subsidiary other than such item of property or assets and any improvements on such item;

(8) leases or subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary course of business of the Company or of any Restricted Subsidiary;

(9) any interest or title of a lessor in the property subject to any Capitalized Lease Obligation; provided that any transaction related thereto otherwise complies with this Indenture;

(10) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(11) Liens securing judgments, decrees, awards or orders, or securing appeal or other surety bonds related to such judgments or orders, against the Company or any Restricted Subsidiary that does not give rise to an Event of Default;

(12) Liens securing reimbursement obligations with respect to letters of credit incurred in accordance with this Indenture that solely encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(13) Liens in favor of the Collateral Agent arising under this Indenture or the Notes Collateral Documents, in each case securing the Notes Obligations in respect of the Securities issued on the Issue Date and Subsidiary Guarantees in respect thereof;

(14) any Lien (including extensions, replacements and renewals thereof) existing on property, assets, shares of stock or Indebtedness of a Person at the time such Person becomes a Restricted Subsidiary or is merged with or consolidated into the Company or a Restricted Subsidiary or at the time of sale, lease or other disposition of the properties of any Person as an entirety or substantially as an entirety to the Company or any Restricted Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary;

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(15) Liens on property of any Subsidiary of the Company to secure Indebtedness for borrowed money owed to the Company or to another Restricted Subsidiary;

(16) Liens (i) in favor of the Company or any Restricted Subsidiary or (ii) on the Capital Stock of Unrestricted Subsidiaries (other than liens on the Capital Stock of NFC);

(17) Liens existing on the Issue Date (other than Liens incurred to secure the Notes Obligations, obligations under the ABL Credit Agreement, the Term Loan Credit Agreement or the Recovery Zone Bonds) including extensions, replacements and renewals thereof, provided that the Lien so extended, replaced or renewed does not extend to any additional property or assets;

(18) Liens in favor of custom and revenue authorities arising as a matter of law to secure payment of nondelinquent customs duties in connection with the importation of goods;

(19) Liens encumbering customary initial deposits and margin deposits, and other Liens incurred in the ordinary course of business that are within the general parameters customary in the industry, in each case securing Indebtedness under any Interest Rate Protection Agreement, Commodity Agreement or Currency Agreement;

(20) Liens encumbering deposits made in the ordinary course of business to secure nondelinquent obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or its Restricted Subsidiaries for which a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made;

(21) Liens arising out of consignment, conditional sale, title retention or similar arrangements for the sale of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business in accordance with industry practice;

(22) other Liens securing Indebtedness outstanding in an aggregate principal amount not to exceed the greater of (x) $75.0 million and (y) 1.5% of Consolidated Net Tangible Assets at any time;

(23) Liens incurred pursuant to the Master Intercompany Agreements or Support Agreement;

(24) Liens securing Indebtedness otherwise permitted to be incurred under Section 3.10(a)(xiii) where the Indebtedness being refinanced was secured by a Lien, or amendments or renewals of Liens that were permitted to be incurred; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured the Indebtedness or other obligations being refinanced; provided further that any Lien on any property or assets securing such Indebtedness shall be permitted to be senior in priority to the Liens securing the Notes Obligations in respect of the Securities and the Subsidiary Guarantees on property and assets of such type only to the extent that the corresponding Lien securing the Indebtedness so refinanced was (or, under the written arrangements under which the original Lien arose, could have been) a Lien senior in priority to the Liens securing the Notes Obligations in respect of the Securities and the Subsidiary Guarantees under the applicable Intercreditor Agreement;

(25) Liens under licensing agreements for use of intellectual property entered into in the ordinary course of business;

(26) Liens securing Indebtedness incurred pursuant to Section 3.10(a)(viii); provided such Liens do not extend to any property or assets of the Company or any Restricted Subsidiary other than the assets so acquired;

(27) Liens (a) on assets or property of the Company or any Restricted Subsidiary securing Hedging Obligations or Cash Management Services permitted under this Indenture; (b) that are contractual rights of set-off or, in the case of clause (i) or (ii) below, other bankers’ Liens (i) relating to treasury, depository and Cash Management Services or any automated clearing house transfers of funds in the ordinary course of business and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the

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Company or any Restricted Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any Restricted Subsidiary in the ordinary course of business; (c) on cash accounts securing Indebtedness and other obligations permitted to be incurred under Section 3.10(a)(xxii) with financial institutions; (d) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, consistent with past practice and not for speculative purposes; and/or (e) (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) arising in the ordinary course of business in connection with the maintenance of such accounts and (iii) arising under customary general terms of the account bank in relation to any bank account maintained with such bank and attaching only to such account and the products and proceeds thereof, which Liens, in any event, do not secure any Indebtedness;

(28) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(29) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(30) Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise permitted by this Indenture;

(31) Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder, and Liens, pledges and deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefits of) insurance carriers;

(32) Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted under this Indenture;

(33) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Permitted Investments to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell any property in an asset sale permitted under Section 3.13 in each case, solely to the extent such Investment or asset sale, as the case may be, would have been permitted on the date of the creation of such Lien; and

(34) Liens securing Indebtedness and other obligations permitted under Section 3.10; provided that, at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Leverage Ratio would be no greater than 4.0 to 1.0.

In the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time of incurrence or at a later date), the Company in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with this Indenture and such Permitted Lien shall be treated as having been made pursuant only to the clause or clauses of the definition of Permitted Lien to which such Permitted Lien has been classified or reclassified.

“Person” means any individual, corporation, partnership, limited liability company, joint stock company, joint venture, trust, estate, unincorporated organization or other entity or government or any agency or political subdivision thereof.

“Place of Payment,” when used with respect to the Securities, means the place or places where the principal of, premium, if any, interest, if any, Additional Interest, if any, and any other payments on such Securities are payable as specified as contemplated by Section 2.3.

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“Plan of Liquidation” means, with respect to any Person, a plan (including by operation of law) that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously):

(1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of the referent Person; and

(2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and all or substantially all of the remaining assets of the referent Person to holders of Capital Stock of the referent Person.

“Pledged Capital Stock” has the meaning assigned to such term in the Notes Security Agreement.

“Pledged Debt Securities” has the meaning assigned to such term in the Notes Security Agreement.

“Pledgors” means the Company, the Subsidiary Guarantors and the Non-Guarantor Pledgors.

“Preferred Stock” means, as applied to the Capital Stock of any Person, the Capital Stock of such Person (other than the Common Stock of such Person) of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding-up of such Person, to shares of Capital Stock of any other class of such Person.

“Qualified Capital Stock” means, with respect to any Person, any Capital Stock of such Person that is not Disqualified Capital Stock or convertible into or exchangeable or exercisable for Disqualified Capital Stock.

“Qualified Non-Cash Proceeds” means any of the following or any combination of the following:

(1) non-current assets that are used or usable in the Permitted Business;

(2) Capital Stock of any Person engaged primarily in the Permitted Business if, in connection with the receipt by the Company or any Restricted Subsidiary of such Capital Stock (a) such Person becomes a Restricted Subsidiary or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Restricted Subsidiary; and

(3) any Investment having an aggregate fair market value, taken together with all other Investments received pursuant to this clause (3) at that time outstanding, not to exceed $50.0 million (with the fair market value of each Investment being measured at the time received and without giving effect to subsequent changes in value).

“Qualified Securitization Transaction” means any transaction or series of transactions that have been or may be entered into by any of the Restricted Subsidiaries in connection with or reasonably related to a transaction or series of transactions in which any of the Restricted Subsidiaries may sell, convey or otherwise transfer to:

(1) a Securitization Subsidiary; or

(2) any other Person, or may grant a security interest in, any Receivables or interests therein secured by the merchandise or services financed thereby (whether such Receivables are then existing or arising in the future) of any of the Restricted Subsidiaries, and any assets related thereto including, without limitation, all security or ownership interests in merchandise or services financed thereby, the proceeds of such Receivables, and other assets which are customarily sold or in respect of which security interests are customarily granted in connection with securitization transactions involving such assets.

“Receivables” means any right of payment from or on behalf of any obligor, whether constituting an account, chattel paper, instrument, general intangible or otherwise, arising from the financing by any Restricted Subsidiary of merchandise or services, and monies due thereunder, security or ownership interests in the merchandise and services financed thereby, records related thereto, and the right to payment of any interest or finance charges and other obligations with respect thereto, proceeds from claims on insurance policies related thereto, any other proceeds related thereto, and any other related rights.

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“Recovery Zone Bonds” collectively means (i) The County of Cook, Illinois Recovery Zone Facility Revenue Bonds (Navistar International Corporation Project) Series 2010, in the aggregate principal amount of $90,000,000, which were issued under and secured by the Indenture of Trust dated as of October 1, 2010, between The County of Cook, Illinois, and Citibank N.A., as trustee, and (ii) the Illinois Finance Authority Recovery Zone Facility Revenue Bonds (Navistar International Corporation Project) Series 2010, in the aggregate principal amount of $135,000,000, which were issued under and secured by the Indenture of Trust dated as of October 1, 2010, between the Illinois Finance Authority and Citibank N.A., as trustee.

“Redemption Date,” when used with respect to any Security to be redeemed, means the date fixed for such redemption by or pursuant to this Indenture.

“Redemption Price,” when used with respect to any Security to be redeemed, in whole or in part, means the price at which it is to be redeemed pursuant to this Indenture.

“Representative” means, with respect to any Person, such Person’s designated agent.

“Responsible Officer,” when used with respect to the Trustee, shall mean any officer within the corporate trust department of the Trustee, including any vice president, any assistant vice president, any assistant treasurer, any trust officer, or any other officer of the Trustee customarily performing functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such officer’s knowledge of and familiarity with a particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary. In this Indenture, references to a “Restricted Subsidiary” are to a Restricted Subsidiary of the Company, unless the context requires otherwise.

“RP Reference Date” means November 6, 2017.

“RZB Obligations” has the meaning assigned to such term in the Notes Security Agreement.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

“SEC” means the Securities and Exchange Commission and any successor thereto.

“Second Lien Collateral” means Investment Property (as defined in the Uniform Commercial Code) or Instruments (as defined in the Uniform Commercial Code), including, without limitation, the Pledged Capital Stock and the Pledged Debt Securities, of any Pledgor, whether now owned or hereafter acquired, in each case, other than any Excluded Assets.

“Second Lien Controlling Agent” has the meaning assigned to such term in the Term Loan Intercreditor Agreement.

“Securities” means the collective reference to the Initial Securities and any Additional Securities.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Securitization Subsidiary” means a Subsidiary of the Company existing on the Issue Date or formed or acquired thereafter which engages principally in securitization transactions and in activities reasonably related to or in connection with the entering into of securitization transactions and:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which

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(a) is guaranteed by the Company or any Restricted Subsidiary,

(b) is recourse to or obligates the Company or any Restricted Subsidiary in any way other than pursuant to representations, warranties and covenants (including those related to servicing) entered into in the ordinary course of business in connection with a Qualified Securitization Transaction or

(c) subjects any property or asset of the Company or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to any Lien or to the satisfaction thereof, other than pursuant to representations, warranties and covenants (including those related to servicing) entered into in the ordinary course of business in connection with a Qualified Securitization Transaction;

(2) with which neither the Company nor any Restricted Subsidiary:

(a) provides any credit support; or

(b) has any contract, agreement, arrangement or understanding other than on terms that are fair and reasonable and that are no less favorable to the Company or such Restricted Subsidiary than could be obtained from an unrelated Person (other than, in the case of subclauses (a) and (b) of this clause (2), representations, warranties and covenants (including those relating to servicing) entered into in the ordinary course of business in connection with a Qualified Securitization Transaction and intercompany notes relating to the sale of Receivables to such Securitization Subsidiary); and

(3) with which neither the Company nor any Restricted Subsidiary has any obligation to maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve certain levels of operating results. For purposes of the foregoing, Navistar, Inc. shall not be deemed to be providing credit support to any Subsidiary of NFC that would otherwise qualify as a Securitization Subsidiary as a result of the terms of the Support Agreement in which Navistar, Inc. agrees to provide credit support directly to NFC for the benefit of its lenders (but not any other provisions).

“Security Register” means the register of Securities, maintained by the Registrar, pursuant to Section 2.3.

“Shy Settlement” means that certain Amended and Restated Settlement Agreement and all the exhibits related thereto dated June 30, 1993 in reference to the class action of Shy et al. v. Navistar, Civil Action No. C-3-92-333 (S.D. Ohio).

“Significant Subsidiary” means any Subsidiary , or group of Subsidiaries, that would, taken together, be a “Significant Subsidiary” of the Company as defined in Article 1, Rule 1-02 of Regulation S-X promulgated under the Securities Act, as such regulation is in effect on the Issue Date.

“Stated Maturity” means, with respect to any security or Indebtedness of a Person, the date specified therein as the fixed date on which any principal of such security or Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase thereof at the option of the holder thereof).

“Subsidiary” of any Person means:

(1) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more Restricted Subsidiaries of such Person or by such Person and one or more Restricted Subsidiaries of such Person; or

(2) any other Person (other than a trust formed in connection with a Qualified Securitization Transaction) in which such Person, a Restricted Subsidiary of such Person or such Person and one or more Restricted Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, have at least a majority ownership interest.

“Subsidiary Guarantee” means the guarantee of the Securities by the Initial Subsidiary Guarantor and each Subsidiary Guarantee of the Securities issued pursuant to Section 3.17.

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“Subsidiary Guarantor” means the Initial Subsidiary Guarantor and each Restricted Subsidiary that becomes a guarantor of the Securities pursuant to Section 3.17.

“Support Agreement” means the Fourth Amended and Restated Side Agreement dated as of May 27, 2016, as amended to the Issue Date between the Company and Navistar, Inc. (formerly known as International Truck and Engine Corporation), as it may be amended, modified, supplemented, restated or renewed from time to time; provided that such agreement shall not be amended, modified, supplemented, restated or renewed in a manner adverse in any material respect to the interests of the Company and its Restricted Subsidiaries taken as a whole.

“Tax Allocation Agreement” means the Tax Allocation Agreement among the Company and its Subsidiaries, effective as of April 14, 2008, as amended by the amendment No. 1, dated as of January 22, 2009, the joinder, dated as of December 16, 2009, the joinders, dated as of March 18, 2010, and the joinders, dated as of April 22, 2016, as it may be further amended and/or supplemented from time to time; provided that no such amendment or supplement shall be adverse in any material respect to the interests of the Company and its Restricted Subsidiaries taken as a whole.

“Term Loan Agent” means JPMorgan Chase Bank, N.A., or any successor Person, as the collateral agent under the Term Loan Guarantee and Collateral Agreement.

“Term Loan Credit Agreement” means that certain credit agreement dated November 6, 2017 by and among the Company, Navistar, Inc., the other borrowers party thereto, the guarantors from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and each lender from time to time party thereto, together with the related documents thereto (including the revolving loans thereunder, any letters of credit and reimbursement obligations related thereto, any guarantees and security documents), as amended by that certain Amendment No. 1 to the Credit Agreement dated as of January 19, 2018 by and among Navistar, Inc., the Company, the lenders party thereto and JPMorgan Chase Bank, N.A. as administrative agent and collateral agent, as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any one or more agreements (and related documents) governing Indebtedness, including indentures, incurred to refinance, substitute, supplement, replace or add to (including increasing the amount available for borrowing or adding or removing any Person as a borrower, issuer or guarantor thereunder, in whole or in part), the borrowings and commitments then outstanding or permitted to be outstanding under such Term Loan Credit Agreement or one or more successors to the Term Loan Credit Agreement or one or more new credit agreements.

“Term Loan Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement, dated as of November 6, 2017, among Navistar, Inc., as borrower, the Company, certain other Subsidiaries from time to time party thereto the Term Loan Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time.

“Term Loan Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Issue Date, by and between the Term Loan Agent, as the first lien collateral agent, and the Collateral Agent, as the junior lien collateral agent, and acknowledged and agreed by the Company, the Initial Subsidiary Guarantor and the Non-Guarantor Pledgors, as amended, extended, renewed, restated, replaced, supplemented, modified or otherwise changed from time to time.

“Third Lien Collateral” means, all Accounts (as defined in the Uniform Commercial Code), all Chattel Paper (as defined in the Uniform Commercial Code), all Money and Deposit Accounts (as defined in the Uniform Commercial Code), all Documents (as defined in the Uniform Commercial Code), all Equipment (as defined in the Uniform Commercial Code), all General Intangibles (as defined in the Uniform Commercial Code), including all Intellectual Property (as defined in the Uniform Commercial Code), all Inventory (as defined in the Uniform Commercial Code), all other Goods (as defined in the Uniform Commercial Code), all Letter-of-Credit Rights (as defined in the Uniform Commercial Code), all Commercial Tort Claims (as defined in the Uniform Commercial Code) specifically described in the Notes Security Agreement, as it may be supplemented from time to time, all books and records pertaining to the foregoing, and to the extent not otherwise included, all proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing, of any Pledgor, whether now owned or hereafter acquired, in each case, other than any Excluded Assets.

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“TRATON Acquisition” means any transaction or series of related transactions in which TRATON SE or any of its Affiliates (or any “group” (as such term is used in Section 13(d) and 14(d) of the Exchange Act) in which TRATON SE or any of its Affiliates is a controlling member): (i) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding Voting Stock; (ii) TRATON SE or one of its Affiliates consolidates with or merges with or into the Company, other than a merger or consolidation of the Company in which the holders of the Common Stock of the Company outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the Common Stock of the surviving corporation immediately after such consolidation or merger; or (iii) the Company or any Restricted Subsidiary, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of (other than by way of merger or consolidation), in one transaction or a series of related transactions, all or substantially all of the property or assets of the Company and the Restricted Subsidiaries (determined on a consolidated basis) to TRATON SE or any of its Affiliates.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to May 1, 2022; provided, however, that if the period from the redemption date to May 1, 2022, is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to May 1, 2022 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939 as in effect on the Issue Date.

“Trustee” means the party named as such in the first paragraph of this Indenture until a successor Trustee replaces it pursuant to the applicable provisions of this Indenture, and thereafter means such successor Trustee.

“Uniform Commercial Code” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“United States” means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction.

“Unrestricted Subsidiary” means:

(1) each of NFC; Navistar Financial S.A. de C.V. SOFOM E.N.R.; Navistar Comercial, S.A. de C.V.; Servicios Corporativos Navistar, S.A. de C.V.; Transproteccion Agente de Seguros, S.A. de C.V.; Harbour Assurance Company of Bermuda Limited; Navistar Leasing Services Corporation f/k/a Harco Leasing Company, Inc.; International Truck and Engine Corporation US Holding Company, LLC; International Truck and Engine Corporation Cayman Islands Holding Company; International Truck and Engine Investments Corporation; Blue Diamond Parts, LLC; International Dealcor Operations, Ltd.; International Truck and Engine Mauritius Holding Ltd.; International Truck Leasing Corp.; Navistar Financial Retail Receivables Corporation; Navistar Financial Securities Corporation; Truck Retail Accounts Corporation; Navistar Cayman Islands Intellectual Property Company; Navistar Luxembourg Intellectual Property Company; Navistar (Shanghai) Trading Co. Ltd.; Anhui Jianghuai Navistar Diesel Engine Co., Ltd.; Navistar Asia Pacific Pte. Ltd.; Navistar Defence Africa (Proprietary) Limited; Navistar Financial Fleet Funding Corp.; Navistar (Gibraltar) Holding Limited; Navistar Hong Kong Holding Company Limited; Navistar Luxembourg Holding S.a.r.l.; NC2 Luxembourg Property S.àr.l.; Powertrain Industria e Comercio Ltda.; Parts & Service Ventures Inc.; Parts & Service Ventures Canada Inc.; OCC Technologies, LLC; all DealCor Subsidiaries and all Securitization Subsidiaries in existence as of the Issue Date and their respective Subsidiaries until such time as it is designated a Restricted Subsidiary pursuant to the second succeeding sentence;

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(2) any Subsidiary of the Company (other than Navistar, Inc. as long as its Subsidiary Guarantee is in effect, and other than NIBV or any of its Subsidiaries) that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(3) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock of, or holds any Lien on any property of, the Company or any other Restricted Subsidiary; provided that either

(1) the Subsidiary to be so designated has total assets of $1,000 or less or

(2) if such Subsidiary has assets greater than $1,000, such designation would be permitted under Section 3.12.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation (a) if such Unrestricted Subsidiary at such time has Indebtedness, the Company could incur $1.00 of additional Indebtedness under Section 3.10(a)(i) and (b) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced by the Company to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Paying Agent” means The Bank of New York Mellon Trust Company, N.A. and any successor U.S. Paying Agent.

“Voting Stock” means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors or other governing body of such Person.

“Wholly Owned Domestic Subsidiary” means any Wholly Owned Subsidiary that is a Domestic Subsidiary of the Company.

“Wholly Owned Subsidiary” of any Person means a direct or indirect Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

Section 1.2. Other Definitions.

Term	Defined in Section
“Additional Interest”	6.13
“Affiliate Transaction”	3.16(a)(iv)
“Applicable Law”	12.20
“Asset Sale Offer Trigger Date”	3.13
“Authentication Order”	2.2
“Bankruptcy Law”	6.1
“Benefited Party”	10.1(c)(i)
“Change of Control Offer”	5.9(a)
“Change of Control Payment Date”	5.9(a)(iii)
“Custodian”	6.1
“Defaulted Interest”	2.12
“Legal Holiday”	12.8
“Paying Agent”	2.3
“Permitted Party”	3.6(b)
“Registrar”	2.3

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“Restricted Payment”	3.12
“Reversion Date”	3.1(b)
“Security Register”	2.3
“Special Record Date”	2.12(a)
“Standard No. 76”	8.8
“Suspension Period”	3.1(a)
“Suspended Covenants”	3.1(a)
“Unutilized Net Available Proceeds”	3.13

Section 1.3. [Reserved].

Section 1.4. Rules of Construction. For all purposes of this Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) “including” means including without limitation;

(e) all references to any amount of “interest” or any other amount payable on or with respect to any of the Securities shall be deemed to include payment of any Additional Interest, if applicable;

(f) words in the singular include the plural and words in the plural include the singular; and

(g) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision.

ARTICLE II

THE SECURITIES

Section 2.1. Form, Dating and Terms.

(a) General. Provisions relating to the Securities are set forth in the Rule 144A/Regulation S Appendix attached hereto (“Appendix A”), which is hereby expressly made a part of this Indenture. The Securities and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit 1 to Appendix A. The Securities may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Security shall be dated the date of its authentication. The Securities shall be in denominations of $2,000 and integral multiples of $1,000 in excess thereof. In addition, the Company may issue, from time to time in accordance with the provisions of this Indenture, an unlimited amount of Additional Securities to be issued under this Indenture.

The terms and provisions contained in the Securities shall constitute, and are hereby expressly made, a part of this Indenture and the Company and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Security conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Securities. Securities issued in global form shall be substantially in the form of Exhibit 1 attached to Appendix A (including the legends thereon and the “Schedule of Exchanges of Interests in the Global Security” attached thereto). Securities issued in definitive form shall be substantially in the form of Exhibit 1 attached Appendix A (but without the Global Security Legend thereon and without the “Schedule of Exchanges of Interests in the Global Security” attached thereto). Each Global Security shall represent such amount of the outstanding Securities as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Securities from time to time endorsed thereon and that the aggregate principal amount of outstanding Securities represented thereby may from time to time be reduced or increased, as appropriate,

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to reflect exchanges and redemptions. Any endorsement of a Global Security to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Securities represented thereby shall be made by the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.6 hereof.

Every Global Security authenticated and delivered hereunder shall bear a legend in substantially the following form:

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY (AS DEFINED IN THE INDENTURE) OR A NOMINEE THEREOF. THIS GLOBAL SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR ITS NOMINEE ONLY IN LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

Section 2.2. Execution and Authentication. One Officer shall sign the Securities for the Company by manual or facsimile signature. If an Officer whose signature is on a Security no longer holds that office at the time the Trustee authenticates the Security, the Security shall be valid nevertheless.

A Security shall not be valid until an authorized signatory of the Trustee manually authenticates the Security. The Trustee shall, upon a written order of the Company signed by one Officer (an “Authentication Order”), in accordance with the procedures set forth in Appendix A, authenticate Securities for original issue on the date hereof in the aggregate principal amount of $600,000,000. The signature of the Trustee on a Security shall be conclusive evidence that such Security has been duly and validly authenticated and issued under this Indenture.

At any time and from time to time after the execution and delivery of this Indenture, the Trustee shall authenticate and make available for delivery: (1) the Initial Securities on the Issue Date in an aggregate principal amount of $600,000,000 and (2) from time to time, the Additional Securities, in each case upon a Company Order. Such Company Order shall specify the amount of the Securities to be authenticated and the date on which the original issue of Securities are to be authenticated and whether the Securities are to be Initial Securities or Additional Securities.

With respect to any Additional Securities, the Company shall set forth in a resolution of its Board of Directors and an Officer’s Certificate, the following information:

(i) the aggregate principal amount of such Additional Securities to be authenticated and delivered pursuant to this Indenture; and

(ii) the issue price and the issue date of the Additional Securities.

Subject to Section 3.09 and Section 3.10, the aggregate principal amount of Securities which may be authenticated and delivered under this Indenture is unlimited. All Securities issued under this Indenture (whether Initial Securities or Additional Securities) shall be treated as a single class for all purposes under this Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

In case the Company, pursuant to Article IV, shall be consolidated or merged with or into any other Person or shall transfer or lease all or substantially all of its assets to any Person, and the successor Person formed by or surviving any such consolidation or any such merger, or to which such transfer or lease shall have been made, shall, pursuant to Article IV, have executed an indenture supplemental hereto with the Trustee and executed, filed and recorded such amendments, supplements and other instruments as may be required by applicable law to preserve and protect the Liens on the Collateral owned by or transferred to such Person, any of the Securities authenticated or delivered prior to such consolidation, merger, conveyance, transfer or lease may, from time to time, at the request of the successor Person, be exchanged for other Securities executed in the name of the successor Person with such

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changes in phraseology and form as may be appropriate, but otherwise in substance as the Securities surrendered for such exchange and of equal principal amount; and the Trustee, upon Company Order of the successor Person, shall authenticate and deliver Securities as specified in such order for the purpose of such exchange. If Securities shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 2.2 in exchange or substitution for or upon registration of transfer of any Securities, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Securities at the time Outstanding for Securities authenticated and delivered in such new name.

Section 2.3. Registrar and Paying Agent. The Company shall maintain an office or agency where Securities may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Securities may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Securities and of their transfer and exchange (the “Security Register”). The Company may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent.

The Company shall enter into an appropriate agency agreement with any Registrar, Paying Agent or co-registrar not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee of the name and address of each such agent. If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.9. The Company or any wholly owned Subsidiary may act as Paying Agent, Registrar, co-registrar or transfer agent.

The Company initially appoints the Trustee as the Paying Agent and Registrar in connection with the Securities.

Section 2.4. Paying Agent To Hold Money in Trust. Prior to each due date of the principal of or interest on any Security, the Company shall deposit with the Paying Agent a sum sufficient to pay such principal or interest when due. The Company shall require each Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Securityholders or the Trustee all money held by such Paying Agent for the payment of principal of or interest on the Securities and shall notify the Trustee in writing of any default by the Company in making any such payment. If the Company acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Company at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds disbursed by such Paying Agent. Upon complying with this Section, the Paying Agent (if other than the Company) shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy, reorganization or similar proceeding with respect to the Company, the Trustee shall serve as Paying Agent for the Securities.

Section 2.5. Securityholder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Securityholders. If the Trustee is not the Registrar, the Company shall furnish to the Trustee, in writing at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Securityholders.

Section 2.6. Transfer and Exchange. The Company shall cause to be kept a Security Register at an Office or Agency in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of the Securities and of transfers of the Securities. Unless otherwise specified in or pursuant to this Indenture or the Securities, the Trustee shall be the initial Registrar for the Securities. The Company shall have the right to remove and replace from time to time the Registrar for the Securities; provided that no such removal or replacement shall be effective until a successor Registrar with respect to the Securities shall have been appointed by the Company and shall have accepted such appointment by the Company. In the event that the Trustee shall not be or shall cease to be Registrar with respect to the Securities, it shall have the right to examine the Security Register at all reasonable times. There shall be only one Security Register for the Securities.

Upon surrender for registration of transfer of any Security at any Office or Agency in accordance with the procedures set forth in Appendix A, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Securities denominated as authorized in or pursuant to this Indenture, of a like aggregate principal amount bearing a number not contemporaneously outstanding and containing identical terms and provisions.

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At the option of the Holder, Securities may be exchanged, in accordance with the procedures set forth in Appendix A, for other Securities containing identical terms and provisions, in any authorized denominations, and of equal aggregate principal amount, upon surrender of the Securities to be exchanged at any Office or Agency. Whenever any Securities are so surrendered for exchange in accordance with the procedures set forth in Appendix A, the Company shall execute, and the Trustee shall authenticate and deliver, the Securities which the Holder making the exchange is entitled to receive.

Notwithstanding the foregoing, except as otherwise provided in or pursuant to this Indenture, any Global Security shall be exchangeable for Definitive Securities only in accordance with the procedures set forth in Appendix A and if (i) the Depositary is at any time unwilling or unable to continue as Depositary for the Securities or has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor depositary within 120 days after the date of such notice, (ii) the Company executes and delivers to the Trustee a Company Order to the effect that such Global Security shall be so exchangeable, or (iii) there shall have occurred and be continuing an Event of Default with respect to the Securities. If the beneficial owners of interests in a Global Security are entitled to exchange such interests for Definitive Securities in accordance with the procedures set forth in Appendix A as the result of an event pursuant to clause (i), (ii) or (iii) of the preceding sentence, then without unnecessary delay but in any event not later than the earliest date on which such interests may be so exchanged, the Company shall deliver to the Trustee Definitive Securities in such form and denominations as are required by or pursuant to this Indenture containing identical terms and in aggregate principal amount equal to the principal amount of such Global Security, executed by the Company. On or after the earliest date on which such interests may be so exchanged, such Global Security shall be surrendered from time to time by the Depositary as shall be specified in the Company Order with respect thereto, and in accordance with instructions given to the Trustee and the Depositary (which instructions shall be in writing but need not be contained in or accompanied by an Officer’s Certificate or be accompanied by an Opinion of Counsel unless requested by the Trustee), as shall be specified in the Company Order with respect thereto to the Trustee, as the Company’s agent for such purpose, to be exchanged, in whole or in part, for Definitive Securities as described above without charge. The Trustee shall authenticate and make available for delivery, in exchange for such surrendered Global Security or portion thereof, an equal aggregate principal amount of Definitive Securities of authorized denominations as such Global Security or portion thereof to be exchanged; provided, however, that no such exchanges may occur during a period beginning at the opening of business 15 days before any selection of Securities to be redeemed and ending on the relevant Redemption Date. Promptly following any such exchange in part, such Global Security shall be returned by the Trustee to the Depositary, or such other depositary in accordance with the instructions of the Company referred to above. If a Security is issued in exchange for any portion of a Global Security after the close of business at the Office or Agency for such Security where such exchange occurs on or after (i) any Regular Record Date for such Security and before the opening of business at such Office or Agency on the next succeeding Interest Payment Date, or (ii) any Special Record Date for such Security and before the opening of business at such Office or Agency on the related proposed date for payment of interest or Defaulted Interest, as the case may be, interest shall not be payable on such Interest Payment Date or proposed date for payment, as the case may be, in respect of such Registered Security, but shall be payable on such Interest Payment Date or proposed date for payment, as the case may be, only to the Person to whom interest in respect of such portion of such Global Security shall be payable in accordance with the provisions of this Indenture.

All Securities issued upon any registration of transfer or exchange of Securities shall be the valid obligations of the Company evidencing the same debt and entitling the Holders thereof to the same benefits under this Indenture as the Securities surrendered upon such registration of transfer or exchange.

Every Security presented or surrendered for registration of transfer or for exchange or redemption shall (if so required by the Company or the Registrar for such Security) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar for such Security duly executed by the Holder thereof or his attorney duly authorized in writing.

No service charge by the Company shall be made for any registration of transfer or exchange, or redemption of Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses (including fees and expenses of the Trustee) that may be imposed in connection with any registration of transfer or exchange of Securities, other than exchanges pursuant to Sections 2.10 or 5.7 not involving any transfer.

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Except as otherwise provided in or pursuant to this Indenture, the Company shall not be required (i) to issue, register the transfer of or exchange any Securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of Securities under Section 5.4 and ending at the close of business on the day of such mailing, or (ii) to register the transfer of or exchange any Security selected for redemption in whole or in part, except in the case of any Security to be redeemed in part, the portion thereof not to be redeemed, or (iii) to issue, register the transfer of or exchange any Security which, in accordance with its terms, has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Security not to be so repaid.

Section 2.7. [Reserved].

Section 2.8. [Reserved].

Section 2.9. Mutilated, Destroyed, Lost or Stolen Securities. If a mutilated Security is surrendered to the Registrar or if the Holder of a Security claims that such Security has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Security if the requirements of Section 8-405 of the Uniform Commercial Code are met and the Holder satisfies any other reasonable requirements of the Trustee. If required by the Trustee or the Company, such Holder shall furnish an indemnity bond sufficient in the judgment of the Company and the Trustee to protect the Company, the Trustee, the Paying Agent, the Registrar and any co-registrar from any loss which any of them may suffer if a Security is replaced, and, in the absence of notice to the Company or the Trustee that such Security has been acquired by a bona fide purchaser, the Company shall execute and upon Company Order the Trustee shall authenticate and make available for delivery, in exchange for any such mutilated Security or in lieu of any such destroyed, lost or stolen Security, a new Security of equal principal amount, bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Security has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Security, pay such Security.

Upon the issuance of any new Security under this Section, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) in connection therewith.

Every new Security issued pursuant to this Section in lieu of any mutilated, destroyed, lost or stolen Security shall constitute an original additional contractual obligation of the Company, any Subsidiary Guarantor (if applicable) and any other obligor upon the Securities, whether or not the mutilated, destroyed, lost or stolen Security shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Securities duly issued hereunder.

The provisions of this Section are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Securities.

Section 2.10. Temporary Securities. Until definitive Securities are ready for delivery or where required by applicable law, the Company may prepare and the Trustee shall authenticate temporary Securities. Temporary Securities shall be substantially in the form of definitive Securities but may have variations that the Company considers appropriate for temporary Securities. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Securities. After the preparation of definitive Securities, the temporary Securities shall be exchangeable for such definitive Securities upon surrender of such temporary Securities at any office or agency maintained by the Company for that purpose and such exchange shall be without charge to the Holder. Upon surrender for cancellation of any one or more temporary Securities, the Company shall execute, and the Trustee shall authenticate and make available for delivery in exchange therefor, one or more definitive Securities representing an equal principal amount of Securities. Until so exchanged, the Holder of temporary Securities shall in all respects be entitled to the same benefits under this Indenture as a holder of definitive Securities.

Section 2.11. Cancellation. The Company at any time may deliver Securities to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Securities surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel and return to the Company all Securities surrendered for registration of transfer, exchange, payment or cancellation. The Company may not

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issue new Securities to replace Securities it has paid or delivered to the Trustee for cancellation for any reason other than in connection with a transfer or exchange.

Section 2.12. Payment of Interest; Defaulted Interest. The principal of (and premium, if any) and interest (including Additional Interest, if any) on the Securities shall be payable at the office or agency of the Company maintained for such purpose in the Borough of Manhattan in the City of New York, or at such other office or agency of the Company as may be maintained for such purpose pursuant to Section 2.3; provided, however, that, at the option of the Company, each installment of interest may be paid by check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Security Register; and provided, further, that all payments with respect to the Securities, the Holders of which have given wire transfer instructions to the Company and the Paying Agent at least 10 Business Days prior to the applicable payment date, will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Payments in respect of Securities represented by a Global Security (including principal, premium, interest and Additional Interest, if any) will be made by wire transfer of immediately available funds to the accounts specified by DTC.

Interest on any Security which is payable, and is punctually paid or duly provided for, on any interest payment date shall be paid to the Person in whose name such Security (or one or more predecessor Securities) is registered at the close of business on the regular record date for such interest at the office or agency of the Company maintained for such purpose pursuant to Section 2.3.

Any interest on any Security which is payable, but is not punctually paid or duly provided for when the same becomes due and payable, shall forthwith cease to be payable to the Holder on the relevant regular record date by virtue of having been such a Holder, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Securities (such defaulted interest and interest thereon collectively called “Defaulted Interest”) shall be paid by the Company, at its election in each case, as provided in Section 2.12(a) or (b):

(a) The Company may elect to make payment of any Defaulted Interest to the Persons in whose names the Securities (or their respective predecessor Securities) are registered at the close of business on a Special Record Date (as defined below) for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this Section 2.12(a) provided. Thereupon the Trustee shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest which shall be not more than 15 days and not less than 10 days prior to the date of the proposed payment and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Trustee shall promptly notify the Company of such Special Record Date, and in the name and at the expense of the Company, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be given in the manner provided for in Section 12.2, not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been so given, such Defaulted Interest shall be paid to the Persons in whose names the Securities (or their respective predecessor Securities) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to Section 2.12(b).

(b) The Company may make payment of such Defaulted Interest to the Persons in whose names such Securities are registered at the close of business on a specified date in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Trustee.

(c) Subject to the foregoing provisions of this Section, each Security delivered under this Indenture upon registration of, transfer of or in exchange for or in lieu of any other Security shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Security.

Section 2.13. Computation of Interest. Interest on the Securities shall be computed on the basis of a 360-day year of twelve 30-day months.

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Section 2.14. CUSIP Numbers. The Company in issuing the Securities may use “CUSIP,” “ISIN” or “Common Code” numbers (if then generally in use) and, if so, the Trustee shall use “CUSIP,” “ISIN” or “Common Code” numbers in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Securities or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Securities, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company shall promptly notify the Trustee of any change in the “CUSIP,” “ISIN” or “Common Code” numbers.

ARTICLE III

COVENANTS

Section 3.1. Application of Certain Covenants. (a) Beginning on the first day:

(i) the Securities have achieved Investment Grade Status; and

(ii) no Default under this Indenture has occurred and is continuing,

and continuing until the Reversion Date (as defined below) (such period, the “Suspension Period”), the Company and its Restricted Subsidiaries will not be subject to Sections 3.10, 3.12, 3.13, 3.15, 3.16 and 3.17 and Section 4.1(a)(ii) of this Indenture (collectively, the “Suspended Covenants”).

(b) In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of Section 3.1(a) and on any subsequent date the Securities cease to have Investment Grade Status (the “Reversion Date”), then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events unless and until the Securities subsequently attain Investment Grade Status and no Default under this Indenture has occurred and is continuing (in which event the Suspended Covenants shall no longer be in effect for such time that the Securities maintain Investment Grade Status and no Default under this Indenture has occurred and is continuing). Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period. During any Suspension Period, the Company may not designate any Subsidiary to be an Unrestricted Subsidiary unless the Company would have been permitted to designate such Subsidiary to be an Unrestricted Subsidiary if a Suspension Period had not been in effect for any period.

(c) On each Reversion Date, all Indebtedness incurred during the Suspension Period prior to such Reversion Date will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 3.10(a)(ii). After any Reversion Date, all calculations of the amount available to be made as Restricted Payments under Section 3.12 will be made as though the covenant under Section 3.12 had been in effect since the Issue Date but not during any Suspension Period. Accordingly, Restricted Payments made during a Suspension Period will not reduce the amount available to be made as Restricted Payments under clause (3) of Section 3.12(a) and items specified in subclauses (A) through (E) of clause (3) of Section 3.12(a) will not increase the amount available to be made thereunder. For purposes of determining compliance with Section 3.13, the Net Unutilized Net Available Proceeds from all Asset Dispositions not applied in accordance with the covenant will be deemed to be reset to zero after any Reversion Date. In addition, the obligation to grant further Subsidiary Guarantees under Section 3.17 shall be released during any Suspension Period but will be reinstated upon a Reversion Date. No Default or Event of Default under this Indenture will be deemed to have occurred on any Reversion Date as a result of any actions taken by the Company or the Restricted Subsidiaries during a Suspension Period.

(d) Without causing a Default or Event of Default, the Company and its Restricted Subsidiaries may honor any contractual commitments to take actions in the future after any date on which the Securities no longer have achieved Investment Grade Status as long as such contractual commitments were entered into during the Suspension Period and not in anticipation of the Securities not maintaining Investment Grade Status.

Section 3.2. Payment of Principal, Premium, if any, Interest, if any and Additional Interest, if any. The Company covenants and agrees for the benefit of the Holders of Outstanding Securities that it will duly and

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punctually pay the principal of, premium, if any, interest, if any, and Additional Interest, if any, on the Securities in accordance with the terms of the Securities and this Indenture. An installment of principal, premium, if any, interest, if any, or Additional Interest, if any, shall be considered paid on the date it is due if the Trustee or Paying Agent holds on that date money designated for and sufficient to pay the installment.

Section 3.3. Maintenance of Office or Agency. The Company will maintain in each Place of Payment for the Securities an office or agency where the Securities may be presented or surrendered for payment, where the Securities may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the Securities and this Indenture may be served. The Corporate Trust Office of the Trustee shall be such an office or agency of the Company, unless the Company may designate and maintain some other office or agency for one or more of such purposes. The Company will give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Company hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

The Company may also from time to time designate one or more other offices or agencies where the Securities may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in each Place of Payment for the Securities for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency.

Section 3.4. Money for Securities Payments to be Held in Trust; Unclaimed Money. If the Company shall at any time act as its own Paying Agent with respect to the Securities, it will, on or before each due date of the principal of, premium, if any, interest, if any, or Additional Interest, if any, on the Securities, segregate and hold in trust for the benefit of the Persons entitled thereto a sum sufficient to pay the principal, premium, if any, interest or Additional Interest, if any, so becoming due until such sums shall be paid to such Persons or otherwise disposed of as herein provided and will promptly notify the Trustee in writing of its action or failure so to act.

The Company will cause each Paying Agent other than the Trustee to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee, subject to the provisions of this Section, that such Paying Agent will:

(a) hold all sums held by it for the payment of the principal of, premium, if any, interest, if any, or Additional Interest, if any, on the Securities in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided;

(b) give the Trustee notice of any default by the Company or any Subsidiary Guarantor (or any other obligor upon the Securities) in the making of any payment of principal, premium, if any, interest, if any, or Additional Interest, if any, on the Securities; and

(c) at any time during the continuance of any such default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by such Paying Agent.

The Company may at any time, for the purpose of obtaining the satisfaction and discharge or defeasance of this Indenture or for any other purpose, pay, or by Company Order direct any Paying Agent to pay, to the Trustee all sums held in trust by the Company or such Paying Agent, such sums to be held by the Trustee upon the same terms as those upon which such sums were held by the Company or such Paying Agent; and, upon such payment by any Paying Agent to the Trustee, such Paying Agent shall be released from all further liability with respect to such money.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of any principal, premium, interest or Additional Interest, if any, on any Security and remaining unclaimed for two years after such principal, premium, if any, interest, if any, or Additional Interest, if any, has become due and payable shall be paid to the Company on Company Request or (if then held by the Company) shall be discharged from such trust, unless otherwise required by certain provisions of applicable law; and the Holder of such

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Security shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in a newspaper published in the English language, customarily published on each Business Day and of general circulation in The City of New York, or cause to be delivered to such Holder, notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 3.5. Corporate Existence. Subject to Article IV, the Company will at all times do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its rights and franchises; provided that nothing in this Section 3.5 shall prevent the abandonment or termination of any right or franchise of the Company if, in the opinion of the Company, such abandonment or termination is in the best interests of the Company and does not materially adversely affect the ability of the Company to fulfill its obligations hereunder.

Section 3.6. Reports by the Company. The Company covenants:

(a) So long as any Security is outstanding, if the Company is subject to the requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (unless the SEC will not accept such filing) and, within 15 days after it files them with the SEC, file with the Trustee and deliver or cause the Trustee to deliver to the Holders at their addresses as set forth in the register of the Securities, copies of the annual reports and of the information, documents and other reports which the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or which the Company would be required to file with the SEC if the Company then had a class of securities registered under the Exchange Act. Notwithstanding the foregoing, the Company will be deemed to have furnished such information referred to in the previous sentence to the Trustee and the Holders if the Company has filed such reports and other information with the SEC via the EDGAR filing system (or any successor system) and such reports and other information are publicly available. Delivery of such reports, information and documents to the Trustee will be for informational purposes only, and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants under this Indenture (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate).

(b) If the SEC will not accept such filing or the Company is no longer subject to the periodic reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will confidentially post the reports, documents and information referred to in Section 3.6(a) on any password-protected online data system for any beneficial owner of Securities, bona fide prospective investor, any securities analyst (to the extent providing analysis of an investment in the Securities) or any bona fide market maker in the Securities upon certification to the Company as provided in Section 3.6(c) (a “Permitted Party”) within the time periods that would apply if the Company were required to file such reports, documents and information with the SEC and, in that event, the Company will be deemed to have furnished such information referred to above to the Trustee and the Holders. Any such password-protected online data system may, at the Company’s option, require a confidentiality acknowledgment in order to access the information and reports contained thereon. The Trustee shall have no responsibility or obligation whatsoever to determine if such posting has occurred or for the content of such reports.

(c) Any person who requests or accesses such financial information will be required to certify to the Company (to the Company’s reasonable satisfaction) that:

(1) it is a Permitted Party;

(2) it will not use the information in violation of applicable securities laws or regulations;

(3) it will keep such reports and the information contained therein confidential and will not communicate the reports or information to any person;

(4) it will not use such reports and the information contained therein for any purpose other than their investment or potential investment in the Securities; and

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(5) it will not use the information to compete with the Company or any of its Subsidiaries and that it is not a Person (which includes such Person’s Affiliates) that is principally engaged in a competitive business or that derives a significant portion of its revenues from operation of a competitive business.

(d) To the extent not otherwise required by the rules and regulations of the SEC, none of the reports in Section 3.6(a) will be required to (1) comply with Section 302, Section 404 or Section 906 of the Sarbanes-Oxley Act of 2002, or Item 302, 307, 308, 402, 405, 406 or 407 of Regulation S-K promulgated by the SEC, or Regulation G under the Exchange Act or Item 10(e) of Regulation S-K (with respect to any non-GAAP financial measures contained therein) or Item 601 of Regulation S-K (with respect to exhibits), in each case, as in effect on the Issue Date, (2) contain the separate financial information for Subsidiary Guarantors or Subsidiaries contemplated by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X promulgated by the SEC (or any similar successor provision), (3) contain the financial statements, schedules or exhibits contemplated by Rule 3-05 of Regulation S-X promulgated by the SEC (or any similar successor provision) or (4) to provide financial statements in interactive data format using the eXtensible Business Reporting Language.

(e) The Company, at its option, may satisfy its obligations under Section 3.6(a) by delivering reports, documents and information of a parent entity if such parent entity is subject to the periodic reporting requirements of Section 13 or 15(d) of the Exchange Act and the Company’s Common Stock is no longer listed or quoted on a national securities exchange in the United States. In such a case, the reports, information and other documents required to be furnished to the Holders pursuant to this covenant may, at the option of the Company, be filed by and be those of such parent rather than the Company; provided, however, that the same is accompanied by consolidating information, which may be unaudited, that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand. Such parent entity shall not be considered a guarantor by virtue of providing such reports.

Section 3.7. Annual Review Certificate; Notice of Defaults or Events of Default. (a) The Company covenants and agrees to deliver to the Trustee, within 120 days after the end of each fiscal year of the Company (beginning with the fiscal year next following the Issue Date), a certificate from an executive officer as to his or her knowledge of the Company’s compliance with all conditions and covenants under this Indenture. For purposes of this Section 3.7, such compliance shall be determined without regard to any period of grace or requirement of notice provided under this Indenture.

(b) The Company covenants and agrees to deliver to the Trustee, within a reasonable time (and in any event within five Business Days) after the Company becomes aware of the occurrence of a Default or an Event of Default of the character specified in Section 6.1(d), written notice of the occurrence of such Default or Event of Default.

Section 3.8. Books of Record and Account. The Company will keep proper books of record and account, either on a consolidated or individual basis. The Company shall cause its books of record and account to be examined either on a consolidated or individual basis, by one or more firms of independent public accountants not less frequently than annually. The Company shall prepare its financial statements in accordance with generally accepted accounting principles.

Section 3.9. Limitation on Liens. (a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens that secure obligations under any Indebtedness or any related guarantee upon any of their respective properties or assets (including, without limitation, any asset in the form of the right to receive payments, fees or other consideration or benefits) whether owned on the Issue Date or acquired after the Issue Date, other than:

(i) Solely in the case of a Lien on property or an asset not constituting or required to become Collateral, Liens granted by the Company or a Subsidiary Guarantor on such property or assets of the Company or a Subsidiary Guarantor securing Indebtedness of the Company or a Subsidiary Guarantor that is permitted by this Indenture and that is pari passu in right of payment with the Securities or the Subsidiary Guarantee, as the case may be; provided that the Securities or the Subsidiary Guarantee, as the case may be, are secured by Liens on such property or assets on an equal and ratable basis with the Indebtedness secured by such Liens for so long as such Indebtedness is so secured;

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(ii) Liens granted by the Company or a Subsidiary Guarantor on property or assets of the Company or a Subsidiary Guarantor securing Indebtedness of the Company or a Subsidiary Guarantor that is permitted by this Indenture and that is subordinated in right of payment to the Securities or the Subsidiary Guarantee, as the case may be; provided that the Securities or the Subsidiary Guarantee, as the case may be, are secured by Liens on such property or assets ranking prior to such Liens;

(iii) Permitted Liens;

(iv) Liens (including extensions, replacements and renewals thereof) securing Acquired Indebtedness incurred pursuant to Section 3.10(a)(vi); provided that such Liens shall only be permitted if such Liens are limited to all or part of the same property or assets, including Capital Stock, acquired (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof), or of any Person acquired or merged, consolidated or amalgamated with or into the Company or any Restricted Subsidiary, in any transaction to which such Indebtedness relates;

(v) Liens granted in connection with any Qualified Securitization Transaction;

(vi) Liens arising from claims of holders of Indebtedness against funds held in a defeasance trust for the benefit of such holders; and

(vii) Liens on property or assets of the Company or any Restricted Subsidiary securing Indebtedness incurred pursuant to any of Section 3.10(a)(iii), 3.10(a)(vii), 3.10(a)(xxvi) and, solely in the case of a Lien on property or an asset not constituting or required to become Collateral, 3.10(a)(xxviii).

(b) The Company shall not cause or permit NIBV or any of NIBV’s Restricted Subsidiaries to create, incur, assume or suffer to exist any Liens that secure obligations for borrowed money under any Indebtedness or any related guarantee upon any of their respective properties or assets (including, without limitation, any asset in the form of the right to receive payments, fees or other consideration or benefits) whether owned on the Issue Date or acquired after the Issue Date, other than:

(i) Permitted Liens to the extent permitted to be incurred by any Restricted Subsidiary of the Company (other than clauses (22) and (34) of the definition thereof and provided that clause (24) of the definition thereof shall only apply to Indebtedness incurred under Section 3.10(b)(i) and clause (y) of Section 3.10(a)(vi);

(ii) Liens (including extensions, replacements and renewals thereof) securing Acquired Indebtedness incurred pursuant to clause (y) of Section 3.10(a)(vi); provided that such Liens shall only be permitted if such Liens are limited to all or part of the same property or assets, including Capital Stock, acquired (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof), or of any Person acquired or merged, consolidated or amalgamated with or into NIBV or any of its Restricted Subsidiaries, in any transaction to which such Indebtedness relates;

(iii) Liens granted in connection with any Qualified Securitization Transaction;

(iv) Liens arising from claims of holders of Indebtedness against funds held in a defeasance trust for the benefit of such holders;

(v) Liens on property or assets of NIBV or any of its Restricted Subsidiaries securing Indebtedness incurred pursuant to Sections 3.10(a)(vii) or 3.10(a)(xxvi); and

(vi) Liens securing Indebtedness outstanding in an aggregate principal amount not to exceed $50.0 million at any time.

(c) The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens that secure obligations for borrowed money under any Indebtedness or any related guarantee upon the Capital Stock of NFC, other than a Lien incurred pursuant to Section 3.9(a)(i) (and, if such a Lien is so incurred and the Securities and the Subsidiary Guarantee are equally and ratably secured as provided therein, other than a Lien securing Additional Securities secured in accordance with Section 3.9(a) and incurred in accordance with Section 3.10).

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(d) Subject to the following sentence, if the Company or a Restricted Subsidiary creates, incurs, assumes or suffers to exist any Lien upon any property or assets to secure any First Lien Obligations, or, following the Discharge of First Lien Obligations, enters into a new senior secured credit facility or other financing under which the obligations in respect thereof are “First Lien Obligations” secured by property or assets of the type that constituted Second Lien Collateral, it shall contemporaneously therewith grant a second priority Lien upon such property or assets as security for the Securities such that the property or assets subject to such Lien becomes Second Lien Collateral securing the Notes Obligations. If the Company or a Restricted Subsidiary creates, incurs, assumes or suffers to exist any Lien upon any property or assets to secure any RZB Obligations, or, following the Discharge of RZB Obligations, enters into a new secured credit facility or other financing under which the obligations in respect thereof are “RZB Obligations” secured by property or assets of the type that constituted Third Lien Collateral, it shall contemporaneously therewith grant a third priority Lien upon such property or assets as security for the Securities such that becomes Third Lien Collateral securing the Notes Obligations. The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens on Collateral securing any Indebtedness if such Lien would have or purport to have equal priority with the Liens securing the Notes Obligations, other than Liens securing Additional Securities secured in accordance with this Section 3.9 and incurred in accordance with Section 3.10.

(e) Any Lien that is granted to secure the Securities or Subsidiary Guarantees pursuant to this Section 3.9 shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Securities or such Subsidiary Guarantees.

(f) With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

Section 3.10. Limitation on Incurrence of Indebtedness. (a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to incur, directly or indirectly, any Indebtedness, except:

(i) Indebtedness of the Company or any Subsidiary Guarantor, if immediately after giving pro forma effect to the incurrence of such Indebtedness and the receipt and application of the net proceeds thereof, the Consolidated Cash Flow Ratio of the Company would be greater than 2.0 to 1.0;

(ii) Indebtedness outstanding on the Issue Date (other than Indebtedness described in Section 3.10(a)(iii) or (a)(xiv) that is incurred or existing (or deemed to be incurred or existing) on the Issue Date, but including the Existing Notes) and any guarantees thereof;

(iii) Indebtedness of the Company or any Restricted Subsidiary under Credit Facilities in an aggregate amount at any one time outstanding pursuant to this clause (a)(iii) not to exceed the sum of (i) $1,800.0 million, (ii) the aggregate principal amount of the Recovery Zone Bonds outstanding as of the Issue Date (being $225.0 million) and (iii) unlimited additional Indebtedness of the Company and its Restricted Subsidiaries if, immediately after giving pro forma effect thereto, the Consolidated Secured Leverage Ratio would be no greater than 4.0 to 1.0, plus, in the case of any refinancing of any Indebtedness previously incurred under this clause (a)(iii), the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such refinancing; provided that solely for the purpose of calculating the Consolidated Secured Leverage Ratio under this clause (a)(iii), any outstanding Indebtedness incurred under this clause (a)(iii) shall be deemed to be secured by a Lien;

(iv) Indebtedness owed by the Company to any Restricted Subsidiary or Indebtedness owed by a Restricted Subsidiary to the Company or a Restricted Subsidiary; provided that, upon either

(1) the transfer or other disposition by such Restricted Subsidiary or the Company of any Indebtedness so permitted under this Section 3.10(a)(iv) to a Person other than the Company or another Restricted

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Subsidiary; or

(2) the issuance (other than directors’ qualifying shares), sale, transfer or other disposition of shares of Capital Stock or other ownership interests (including by consolidation or merger) of such Restricted Subsidiary to a Person other than the Company or another such Restricted Subsidiary,

The provisions of this Section 3.10(a)(iv) shall no longer be applicable to such Indebtedness and such Indebtedness shall be deemed to have been incurred at the time of any such issuance, sale, transfer or other disposition, as the case may be;

(v) Indebtedness of the Company or any of its Restricted Subsidiaries under any Interest Rate Protection Agreement, Commodity Agreement or Currency Agreement, in each case not for speculative purposes and incurred in the ordinary course of business or consistent with past practice;

(vi) Indebtedness of (x) the Company or any Restricted Subsidiary incurred or issued to finance an acquisition or (y) Persons that are acquired by the Company or any Restricted Subsidiary or merged into, amalgamated or consolidated with the Company or a Restricted Subsidiary in accordance with the terms of this Indenture, in either case if:

(1) after giving pro forma effect to such acquisition, merger, amalgamation or consolidation and incurrence of Indebtedness, the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to clause (a)(i) above;

(2) after giving pro forma effect to such acquisition, merger, amalgamation or consolidation and incurrence of Indebtedness, the Consolidated Cash Flow Ratio of the Company and its Restricted Subsidiaries would be equal to or higher than it was immediately prior to such acquisition, merger, amalgamation or consolidation and incurrence of Indebtedness; or

(3) such Indebtedness constitutes Acquired Indebtedness; provided that, in the case of this Section 3.10(a)(vi)(3), the only obligors with respect to such Indebtedness shall be those Persons who were obligors in respect of such Indebtedness prior to such acquisition, merger, amalgamation or consolidation; provided, further, that such Indebtedness, when taken together with any Indebtedness incurred to refinance any Indebtedness incurred pursuant to this Section 3.10(a)(vi)(3), has an aggregate principal amount not in excess of $100.0 million at any time outstanding;

(vii) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business or consistent with past practice, including, without limitation, letters of credit in response to worker’s compensation claims or self-insurance;

(viii) Indebtedness arising from agreements of the Company or any of its Restricted Subsidiaries providing for adjustment of purchase price, earn-out or other similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary of the Company;

(ix) obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any of its Restricted Subsidiaries in the ordinary course of business or consistent with past practice;

(x) Indebtedness represented by Management Advances;

(xi) Indebtedness consisting of take-or-pay obligations contained in supply agreements entered into by the Company or its Restricted Subsidiaries in the ordinary course of business or consistent with past practice;

(xii) the guarantees by the Company or any Restricted Subsidiary of Indebtedness of the Company or any Restricted Subsidiary permitted to be incurred under another provision of this covenant;

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(xiii) Indebtedness incurred to renew, extend, refund or refinance (collectively for purposes of this Section 3.10(xiii) to “refinance”) any Indebtedness incurred pursuant to Section 3.10(a)(i), (ii) or (vi), this Section 3.10(a)(xiii) or Section 3.10(a)(xiv) or (xv) (including any successive refinancings); provided that:

(1) such Indebtedness does not exceed the principal amount (or accreted amount, if less) of Indebtedness so refinanced plus the amount of any fees, underwriting discounts, accrued and unpaid interest, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees or similar fees) required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer, exchange offer, or privately negotiated repurchase, plus the expenses of the Company or such Restricted Subsidiary incurred in connection therewith, and

(2)         (A) in the case of any refinancing of Indebtedness that is pari passu with the Securities, such refinancing Indebtedness is made pari passu with or subordinate in right of payment to such Securities, and, in the case of any refinancing of Indebtedness that is subordinate in right of payment to the Securities, such refinancing Indebtedness is subordinate in right of payment to such Securities on terms no less favorable to the Holders than those contained in the Indebtedness being refinanced,

(B) in either case, the refinancing Indebtedness by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, does not have an Average Life that is less than the remaining Average Life of the Indebtedness being refinanced (in the event that any portion of such refinancing Indebtedness has a scheduled maturity prior to the Securities), and

(C) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor may not be incurred to refinance any Indebtedness of the Company;

(xiv) Indebtedness of the Company under the Securities issued on the Issue Date and the related Subsidiary Guarantee;

(xv) any obligations of the Company or any of its Restricted Subsidiaries with respect to any hedging and other arrangements entered into by the Company or any of its Restricted Subsidiaries to increase the effective conversion premium with respect to Convertible Subordinated Notes;

(xvi) the consummation of any Qualified Securitization Transaction;

(xvii) Attributable Indebtedness relating to any Sale/Leaseback Transaction with respect to the purchase of tooling and related manufacturing equipment in the ordinary course of business or consistent with past practice;

(xviii) the incurrence by the Company or any Restricted Subsidiary of Indebtedness (including Capitalized Lease Obligations) to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets), and Indebtedness incurred to refinance any Indebtedness incurred pursuant to this Section 3.10(a)(xviii) in an aggregate principal amount outstanding at any time not to exceed the greater of (a) $125.0 million and (b) 2.0% of Consolidated Net Tangible Assets at the time of any incurrence thereof;

(xix) the accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Capital Stock or Preferred Stock; provided that in each such case that the amount thereof is included in Consolidated Fixed Charges of the Company as accrued;

(xx) Indebtedness under the Support Agreement and the Master Intercompany Agreements;

(xxi) Indebtedness consisting of guarantees by the Company or its Restricted Subsidiaries with respect to obligations with respect to the Financial Services Segment in Mexico; provided that the aggregate principal amount of such guarantees shall not exceed $125.0 million at any one time outstanding;

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(xxii) Indebtedness of the Company or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business or consistent with past practice; provided, however, that such Indebtedness is extinguished within five Business Days after incurrence;

(xxiii) Indebtedness of the Company or any Restricted Subsidiary to the extent the net proceeds thereof are promptly deposited to defease or discharge the Securities pursuant to Section 8.6;

(xxiv) Indebtedness that is subordinated in right of payment to the Securities or the Subsidiary Guarantee, as the case may be, that, when taken together with any other outstanding Indebtedness (including refinancing Indebtedness) incurred pursuant to this Section 3.10(a)(xxiv), has an aggregate principal amount not in excess of $300.0 million at any time outstanding;

(xxv) Indebtedness consisting of guarantees of Indebtedness in lieu of capital contributions purchases of Capital Stock or other Investments; provided such guarantee constitutes (a) a Restricted Payment permitted pursuant to Section 3.12(a) or Section 3.12(b)(xvi) or (b) a Permitted Investment pursuant to clause (15) or (16) of the definition of “Permitted Investments” and in each case such guarantee reduces the amounts available to make other Restricted Payments or Permitted Investments as the case may be;

(xxvi) Indebtedness of Foreign Subsidiaries incurred for working capital in the ordinary course of business or consistent with past practice;

(xxvii) Indebtedness of the Company or any of its Restricted Subsidiaries that, when taken together with any other outstanding Indebtedness (including refinancing Indebtedness) incurred pursuant to this clause (xxvii), has an aggregate principal amount not in excess of $225.0 million at any time outstanding; and

(xxviii) Indebtedness of the Company or any of its Restricted Subsidiaries incurred in connection with the payment, settlement, acceleration or extinguishment of all or any portion of the OPEB Obligations in an aggregate principal amount outstanding at any time not to exceed an amount equal to the net liability for health and life insurance benefits recognized in the Company’s consolidated balance sheet as of October 31, 2016 included in the Company’s annual report on Form 10-K for the fiscal year ended October 31, 2016.

(b) The Company shall not cause or permit NIBV, or any of NIBV’s Restricted Subsidiaries to, incur, directly or indirectly, any Indebtedness except:

(i) Indebtedness outstanding on the Issue Date and any guarantees thereof;

(ii) Indebtedness of NIBV or any of its Restricted Subsidiaries that, when taken together with any other outstanding Indebtedness (including refinancing Indebtedness) incurred pursuant to this Section 3.10(b)(ii), has an aggregate principal amount not in excess of $75.0 million at any time outstanding; and

(iii) Indebtedness of NIBV or any of its Restricted Subsidiaries to the extent permitted to be incurred by a Restricted Subsidiary of the Company under Section 3.10(a)(iv) and (v), clause (y) of Section 3.10(a)(vi), Section 3.10(a)(vii) through (xii) (in the case of Section 3.10(a)(xii), only guarantees in respect of Indebtedness permitted to be incurred pursuant to this Section 3.10(b)(iii)), Section 3.10(a)(xiii) (only with respect to Indebtedness incurred under Section 3.10(b)(i) and clause (y) of Section 3.10(a)(vi)), Section 3.10(a)(xvi) through (xviii), Section 3.10(a)(xx), Section 3.10(a)(xxii) and Section 3.10(a)(xxvi).

For purposes of determining compliance with this Section 3.10, and the outstanding principal amount of any particular Indebtedness incurred pursuant to and in compliance with, this covenant:

(1) in the event that an item of Indebtedness meets the criteria of more than one of the categories of permitted Indebtedness set forth in Section 3.10(a)(i) through (xxviii) or Section 3.10(b)(i) through (iii), the Company shall, in its sole discretion, classify such item of Indebtedness and may classify all or any portion of such item of Indebtedness in more than one of such subsections, and may later reclassify all or any portion of such item of Indebtedness as incurred pursuant to Section 3.10(a)(i) through (xxviii) or Section 3.10(b)(i) through (iii) (provided that at the time of reclassification it meets the criteria in such category or categories);

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(2) for purposes of determining any particular amount of Indebtedness under this covenant, guarantees, Liens or letter of credit obligations or similar instruments supporting Indebtedness otherwise included in the determination of such particular amount shall not be included as a separate incurrence of Indebtedness so long as incurred by a Person that could have incurred such Indebtedness;

(3) in the event that the Company or a Restricted Subsidiary enters into or increases commitments under a revolving credit facility, or enters into any commitment to incur Indebtedness or incur any Lien pursuant to clause (34) of the definition of “Permitted Liens”, the date of determination of the Consolidated Cash Flow Ratio, the Consolidated Secured Leverage Ratio or the Consolidated Total Leverage Ratio, as applicable, shall be, at the Company’s option, elected on the date of such commitment, either (i) the date of entry into or increase in such commitments (assuming that the full amount thereof has been borrowed as of such date), and, if such Consolidated Cash Flow Ratio, the Consolidated Secured Leverage Ratio or the Consolidated Total Leverage Ratio, as applicable, test or other provision of this Indenture is satisfied with respect thereto at such time, any subsequent borrowing or other incurrence thereunder (so long as the total amount of such Indebtedness does not exceed the committed amount) shall not be deemed, for purposes of calculating such ratios, as an incurrence of additional Indebtedness or an additional Lien at such subsequent time (the election under this subclause (3)(i) shall be the “Committed Financing Election”) or (ii) the date such Indebtedness is incurred pursuant to any such facility or commitment;

(4) notwithstanding anything in this Section 3.10 to the contrary, in the case of any Indebtedness incurred to refinance Indebtedness initially incurred pursuant to the Consolidated Secured Leverage Ratio in Section 3.10(a)(iii), if such refinancing would cause such ratio to be exceeded, such ratio shall not be deemed to be exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such refinancing;

(5) the amount of any Indebtedness outstanding as of any date shall be the principal amount of Indebtedness and shall be calculated without giving effect to (i) the effects of Topic No. 815 (or its successor) and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness and (ii) any election, made for purposes of reflecting such Indebtedness on a balance sheet, to value such Indebtedness at “fair value” or any other accounting principle that results in the amount of any such Indebtedness (other than zero coupon Indebtedness) as reflected on such balance sheet to be below the stated principal amount of such Indebtedness; provided that in the case of Indebtedness secured by a letter of credit that serves only to secure such Indebtedness, the total amount deemed incurred in respect of such Indebtedness and letter of credit shall be equal to the greater of (1) the principal of such Indebtedness and (2) the amount that may be drawn under such letter of credit;

(6) for purposes of determining compliance with any dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred (or first committed, in the case of committed debt with respect to which the Committed Financing Election is made); provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (a) the principal amount of such Indebtedness being refinanced plus (b) the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such refinancing;

(7) notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies;

(8) this Indenture will not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior to any other senior

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Indebtedness merely because it has a junior priority lien with respect to the same collateral or is secured by different collateral or because it is guaranteed by different obligors;

(9) all Indebtedness outstanding on the Issue Date under the Credit Facilities or in respect of the Recovery Zone Bonds shall be deemed incurred on the Issue Date under Section 3.10(a)(iii);

(10) in the event that the Company or a Restricted Subsidiary (x) intends to incur Indebtedness to finance a Limited Condition Acquisition or (y) in connection with a Limited Condition Acquisition, intends to assume Indebtedness of one or more Persons that will be acquired by the Company or any Restricted Subsidiary or merged into the Company or a Restricted Subsidiary in accordance with the terms of this Indenture, the date of determination of the Consolidated Cash Flow Ratio, the Consolidated Secured Leverage Ratio or the Consolidated Total Leverage Ratio, as applicable, shall be, at the Company’s option elected on the date that a definitive agreement for such Limited Condition Acquisition is executed, either (a) the date that a definitive agreement for such Limited Condition Acquisition is executed and such ratios shall be calculated giving pro forma effect to such Limited Condition Acquisition and transactions related thereto (including the incurrence of Indebtedness and the use of proceeds thereof) consistent with the definition of the Consolidated Cash Flow Ratio, the Consolidated Secured Leverage Ratio or the Consolidated Total Leverage Ratio, as applicable, and, for the avoidance of doubt, (A) if any such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in the Consolidated Cash Flow Available For Fixed Charges of the Company or the target Person) subsequent to such date of determination and at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios will not be deemed to have been exceeded as a result of such fluctuations and (B) such ratios shall not be tested at the time of consummation of such Limited Condition Acquisition or transactions related thereto; provided, further, that if the Company elects to have such determinations occur at the time of entry into such definitive agreement, (i) any such transaction shall be deemed to have occurred on the date the definitive agreement is executed and all Indebtedness shall be deemed to be outstanding thereafter for purposes of calculating any ratios under this Indenture after the date of such agreement and before the earlier of the date of consummation of such acquisition and the date such agreement is terminated or expires without consummation of such acquisition and (ii) to the extent any covenant baskets were utilized in satisfying any covenants, such baskets shall be deemed utilized until the earlier of the date of consummation of such acquisition and the date such agreement is terminated or expires without consummation of such acquisition, but any calculation of Consolidated Cash Flow Available For Fixed Charges for purposes of other incurrences of Indebtedness or Liens or making of Restricted Payments (not related to such acquisition) shall not reflect such acquisition until it has been consummated or (b) the date such Indebtedness is incurred or assumed;

(11) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP; and

(12) any Indebtedness incurred within 90 days of the repayment, redemption, purchase, repurchase or retirement of any other Indebtedness shall be deemed to refinance such retired Indebtedness if it otherwise satisfies the requirements set forth in Section 3.10(a)(xiii).

Section 3.11. [Reserved].

Section 3.12. Limitation on Restricted Payments. (a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to directly or indirectly:

(i) declare or pay any dividend, or make any distribution of any kind or character (whether in cash, property or securities), in respect of any class of its Capital Stock or to the holders thereof in their capacity as stockholders, excluding any (A) dividend or distributions payable solely in shares of its Qualified Capital Stock or in options, warrants or other rights to acquire its Qualified Capital Stock or (B) in the case of any Restricted Subsidiary, dividends or distributions payable to the Company or another Restricted Subsidiary on a pro rata basis to all holders of the Capital Stock of such Restricted Subsidiary;

(ii) purchase, repurchase, redeem, retire, defease or otherwise acquire or retire for value shares of Capital Stock of the Company, or any options, warrants or rights to purchase or acquire shares of Capital Stock of the Company, excluding any debt security that is convertible into, or exchangeable for, Capital Stock of the

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Company and any such shares of Capital Stock, options, warrants, rights or securities which are owned by the Company or a Restricted Subsidiary;

(iii) make any Investment (other than a Permitted Investment); or

(iv) redeem, defease, purchase, repurchase, retire or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, Indebtedness (other than Indebtedness permitted under Section 3.10(a)(iv)) which is subordinate in right of payment to the Securities or any Subsidiary Guarantee (other than the redemption, defeasance, purchase, repurchase, retirement or other acquisition or retirement satisfying a principal installment, sinking fund or maturity, in each case due within one year of the date of such redemption, defeasance, purchase, repurchase, retirement or other acquisition or retirement (each of the transactions described in clauses (i) through (iv) of this Section 3.12(a) (other than any exception to any such clause) being a “Restricted Payment”), if at the time thereof:

(1) a Default or an Event of Default shall have occurred and be continuing (or would immediately thereafter result therefrom), or

(2) upon giving effect to such Restricted Payment, the Company could not incur at least $1.00 of additional Indebtedness pursuant to Section 3.10(a)(i), or

(3) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments made (and not returned or rescinded) on or after the RP Reference Date exceeds the sum (without duplication) of:

(A) 50% of cumulative Consolidated Net Income of the Company (or, in the case cumulative Consolidated Net Income of the Company shall be negative, less 100% of such deficit) for the period (treated as a single accounting period) from August 1, 2017 through the last day of the Company’s most recently ended fiscal quarter for which financial statements are available; plus

(B) 100% of the aggregate Net Cash Proceeds and the fair market value of property or assets or marketable securities received after the RP Reference Date from the issuance of Qualified Capital Stock of the Company and warrants, rights or options on Qualified Capital Stock of the Company (other than in respect of any such issuance to a Subsidiary of the Company) and the principal amount of Indebtedness of the Company or a Subsidiary of the Company that has been converted into or exchanged for Qualified Capital Stock of the Company after the RP Reference Date; plus

(C) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date, an amount equal to the return of capital with respect to such Investment, less the cost of the disposition of such Investment (including any payments made on guarantees constituting Investments); plus

(D) 100% of the aggregate Net Cash Proceeds received after the RP Reference Date from Unrestricted Subsidiaries resulting from the receipt of dividends or other distributions or payments, repayments of loans or advances or other transfers of assets or proceeds from the disposition of Capital Stock, in each case to the Company or any Restricted Subsidiary from, or with respect to, interests in Unrestricted Subsidiaries; provided that any such amounts included in this Section 3.12(a)(3)(D) shall not be included in Consolidated Net Income of the Company for purposes of Section 3.12(a)(3)(A); plus

(E) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary not to exceed the amount of Investments made by the Company or any Restricted Subsidiary (and treated as a Restricted Payment) in such Unrestricted Subsidiary.

For purposes of determining the amount available for or expended for Restricted Payments under this clause (3), property other than cash shall be valued at its fair market value. For purposes of applying the foregoing clause (3)(E) to the designations referred to therein that have occurred after the RP Reference Date and prior to the Issue

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Date, each reference to an “Unrestricted Subsidiary” or “Restricted Subsidiary” in clause (3)(E) shall be construed (without duplication) as a reference to an “unrestricted subsidiary” or a “restricted subsidiary” under the indenture governing the Existing Notes as in effect at the time of the applicable designation.

(b) Notwithstanding the foregoing, the provisions set forth in Section 3.12(a) will not prohibit:

(i) any dividend on any class of Capital Stock of the Company paid within 60 days after the declaration thereof if, on the date when the dividend was declared, the Company could have paid such dividend in accordance with the provisions of this Indenture;

(ii) the renewal, extension, refunding or refinancing of any Indebtedness otherwise permitted pursuant to Section 3.10(a)(xiii);

(iii) the exchange or conversion of any Indebtedness of the Company or any of its Restricted Subsidiaries for or into Qualified Capital Stock of the Company;

(iv) any Investment made in exchange for or out of the Net Cash Proceeds of a substantially concurrent sale, or a sale within 60 days of such Investment (other than to a Subsidiary of the Company) of Qualified Capital Stock of the Company; provided, that the proceeds of such sale of Qualified Capital Stock shall not be (and have not been) included in Section 3.12(a)(3);

(v) the redemption, repurchase, retirement or other acquisition of any Capital Stock of the Company or the payment of any dividend or other distribution in respect of any class of its Capital Stock in exchange for or out of the Net Cash Proceeds of the substantially concurrent sale, or a sale within 60 days of such redemption, repurchase, retirement, other acquisition, dividend or other distribution (other than to a Subsidiary of the Company) of Qualified Capital Stock of the Company; provided, that the proceeds of such sale of Qualified Capital Stock shall not be (and have not been) included in Section 3.12(a)(3);

(vi) the redemption, repurchase, retirement or other acquisition of any subordinated Indebtedness of the Company or a Subsidiary Guarantor in exchange for or out of the Net Cash Proceeds of the substantially concurrent sale, or a sale within 60 days of such redemption, repurchase, retirement, or other acquisition (other than to a Subsidiary of the Company) of Qualified Capital Stock of the Company; provided, that the proceeds of such sale of Qualified Capital Stock shall not be (and have not been) included in Section 3.12(a)(3);

(vii) cash payments (a) made with respect to hedging arrangements entered into by the Company or any of its Restricted Subsidiaries to increase the effective conversion premium of Convertible Subordinated Notes, (b) made to net share settle Convertible Subordinated Notes in an amount not to exceed the principal amount thereof and (c) made in lieu of the issuance of fractional shares in connection with the conversion of Convertible Subordinated Notes;

(viii) the declaration and payment of dividends to holders of any class of Disqualified Capital Stock of the Company or a Restricted Subsidiary or Preferred Stock of any Restricted Subsidiary issued after the Issue Date; provided, that such Disqualified Capital Stock or Preferred Stock was issued in accordance with Section 3.10 and such dividends constitute Consolidated Fixed Charges;

(ix) any purchase or redemption or other retirement for value of Capital Stock of the Company (including purchases of stock from current, future or former employees, directors, consultants, employees’ spouses, estates or estate planning vehicles in accordance with the terms of employee stock purchase plans) pursuant to any shareholders agreement, management agreement or employee stock option agreement in accordance with the provisions of any such arrangement (or upon termination of such employee, director, or consultant’s employment or directorship) in an amount in a calendar year not to exceed $15.0 million; provided that (i) unused amounts in any calendar year may be carried over to succeeding years subject to a maximum of $35.0 million in any calendar year and (ii) such limit in any calendar year may be increased by an amount not to exceed the cash proceeds of key man life insurance policies received by the Company or any Restricted Subsidiary after the Issue Date;

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(x) repurchases of Capital Stock deemed to occur upon the exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price thereof or tax withholdings related to the exercise of stock options or warrants or in connection with the vesting of restricted stock;

(xi) payments to enable the Company to make payments to holders of its Capital Stock in lieu of issuance of fractional shares of its Capital Stock;

(xii) the redemption of any other stock purchase rights under a rights plan in an aggregate amount not to exceed $5.0 million;

(xiii) Investments in Permitted Joint Ventures and designations of Restricted Subsidiaries as Unrestricted Subsidiaries; provided, that after giving pro forma effect to such Investment or such designation, the Company could incur at least $1.00 of additional Indebtedness pursuant to Section 3.10(a)(i);

(xiv) the repurchase, redemption, acquisition or retirement of subordinated Indebtedness with Unutilized Net Available Proceeds remaining after an Offer to Purchase pursuant to Section 3.13;

(xv) the repurchase, redemption, acquisition or retirement of any subordinated Indebtedness at a price not greater than 101% of the principal amount thereof (together with accrued and unpaid interest) following a Change of Control pursuant to provisions similar to those described in Section 5.9; provided that the Company shall have complied with the provisions of Section 5.9 and have purchased all Securities validly tendered and not withdrawn;

(xvi) other Restricted Payments (including loans or advances) in an aggregate amount, together with all other Restricted Payments made pursuant to this clause (xvi), not to exceed $225.0 million; and

(xvii) any Restricted Payments made by the Company or any Restricted Subsidiary, so long as, immediately after giving pro forma effect to the payment of any such Restricted Payment and the incurrence of any Indebtedness the net proceeds of which are used to make such Restricted Payment, the Consolidated Total Leverage Ratio shall be no greater than 4.00 to 1.00.

Each Restricted Payment made pursuant to Section 3.12(b)(i) since the RP Reference Date shall be taken into account for purposes of computing the aggregate amount of all Restricted Payments made pursuant to Section 3.12(a)(3) and all other Restricted Payments made pursuant to Section 3.12(b)(ii) through (xvii) shall be excluded from any such computation.

For purposes of determining compliance with this covenant, in the event that a Restricted Payment or Investment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in Section 3.12(b)(i) through (xvii), or is entitled to be made pursuant to Section 3.12(a)(3) and/or one or more of the clauses contained in the definition of “Permitted Investments,” the Company will be entitled to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment or Investment (or portion thereof) on the date of its payment (based on circumstances existing on the date of such payment) in any manner that complies with this Section 3.12, including as an Investment pursuant to one or more of the clauses contained in the definition of “Permitted Investment”.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount.

Section 3.13. Limitation on Certain Asset Dispositions. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, make one or more Asset Dispositions unless:

(a) the Company or the Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from any liabilities, contingent or otherwise) for such Asset Disposition at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition) of

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the assets sold or disposed of (as determined in good faith by the Board of Directors of the Company or a member of senior management of the Company);

(b) not less than 75% of the consideration for any such Asset Disposition, or series of related Asset Dispositions (except to the extent the Asset Disposition is a Permitted Asset Swap) received by the Company or such Restricted Subsidiary, as the case may be, consists of cash, Cash Equivalents, Investment Grade Securities or the assumption of Indebtedness (other than non-recourse Indebtedness, intercompany Indebtedness or any Indebtedness subordinated to the Securities) of the Company or such Restricted Subsidiary or other obligations relating to such assets (and release of the Company or such Restricted Subsidiary from all liability on the Indebtedness or other obligations assumed);

(c) all Net Available Proceeds, less any amounts invested or committed to be invested within 365 days of such Asset Disposition in assets (other than working capital assets) related to the business of the Company (including capital expenditures or the Capital Stock of another Person (other than the Company or any Person that is a Restricted Subsidiary immediately prior to such investment); provided that immediately after giving effect to any such investment (and not prior thereto) such Person shall be a Restricted Subsidiary) are applied, on or prior to the 365th day after such Asset Disposition (unless and to the extent that the Company shall determine to make an Offer to Purchase), either to

(i) the permanent reduction and prepayment of any secured Indebtedness of the Company or a Subsidiary Guarantor (other than Indebtedness which is expressly subordinate to the Securities) then outstanding (including a permanent reduction of commitments in respect thereof); or

(ii) the permanent reduction and repayment of any Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor then outstanding (including a permanent reduction of commitments in respect thereof);

provided that in the case of each of the foregoing subclauses (i) and (ii), the Net Available Proceeds from an Asset Disposition of Collateral may not be applied to reduce and prepay any Indebtedness other than Indebtedness secured by a Lien on the Collateral that is senior to the Lien securing the Notes Obligations; and

(d) if such Asset Disposition involves the disposition of Collateral, the Company or such Restricted Subsidiary has complied with the applicable provisions of this Indenture and the Notes Collateral Documents.

The 366th day after such Asset Disposition shall be deemed to be the “Asset Sale Offer Trigger Date,” and the amount of Net Available Proceeds from Asset Dispositions otherwise subject to the preceding provisions not so applied (or committed pursuant to a written agreement to be so applied, in which case, such Net Available Proceeds must be actually applied within 180 days following such 365-day period) or as to which the Company has determined not to so apply shall be referred to as the “Unutilized Net Available Proceeds.” Within 30 days after the Asset Sale Offer Trigger Date, the Company shall make an Offer to Purchase (“Asset Disposition Offer”) the Outstanding Securities at a purchase price in cash equal to 100% of their principal amount plus any accrued and unpaid interest (including Additional Interest, if any) thereon to the Purchase Date. Notwithstanding the foregoing, the Company shall not be required to make an Asset Disposition Offer until there are aggregate Unutilized Net Available Proceeds equal to or in excess of $25.0 million in any fiscal year (at which time, the amount in excess of $25.0 million in such fiscal year shall be applied as required pursuant to Section 3.13(c)). The Company will deliver notice of such Asset Disposition Offer electronically or by first-class mail, with a copy to the Trustee and the Paying Agent, to each Holder of Securities at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of DTC, describing the transaction or transactions that constitute the Asset Disposition and offering to repurchase the Securities for the specified purchase price on the date specified in the notice, which date will be no earlier than 10 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by this Indenture and described in such notice. The Company may satisfy the foregoing obligations with respect to any Net Available Proceeds from an Asset Disposition by making an Asset Disposition Offer with respect to all Net Available Proceeds prior to the expiration of the relevant 365 day period (or such longer period provided above) or with respect to any Unutilized Net Available Proceeds. Pending application of the Unutilized Net Available Proceeds pursuant to this covenant, such Unutilized Net Available Proceeds shall be invested in any manner not otherwise prohibited by this Indenture or applied temporarily to reduce

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any Indebtedness of the Company or a Subsidiary Guarantor (other than Indebtedness which is expressly subordinated in right of payment to the Securities).

If any Indebtedness of the Company or any of its Restricted Subsidiaries ranking pari passu with the Securities requires that prepayment of, or an offer to prepay, such Indebtedness be made with any Net Available Proceeds, the Company may apply such Net Available Proceeds pro rata (based on the aggregate principal amount of the Securities then outstanding and the aggregate principal amount (or accreted value, if less) of all such other Indebtedness then outstanding) to the making of an Asset Disposition Offer in accordance with the foregoing provisions and the prepayment or the offer to prepay such pari passu Indebtedness; provided that Net Available Proceeds from an Asset Disposition of Collateral may only be applied to prepay other pari passu Indebtedness that is not secured by a Lien on the Collateral that is senior to the Lien securing the Notes Obligations after all such Indebtedness secured by senior ranking Liens have been paid in full.

Upon completion of any Asset Disposition Offer, the amount of Net Available Proceeds shall be reset to zero. Any remaining Net Available Proceeds following the completion of the Asset Disposition Offer may be used by the Company for any other purpose (subject to the other provisions of this Indenture). These provisions will not apply to a transaction consummated in compliance with Section 4.1.

To the extent that any portion of Net Available Proceeds payable in respect of the Securities is denominated in a currency other than U.S. dollars, the amount thereof payable in respect of the Securities shall not exceed the net amount of funds in U.S. dollars that is actually received by the Company upon converting such portion into U.S. dollars.

For purposes of Section 3.13(b), the following will be deemed to be cash: (a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto or, if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Company’s or such Restricted Subsidiary’s balance sheet or in the notes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet in the good faith determination of the Company) of the Company or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Securities) that are extinguished in connection with the transactions relating to such Asset Disposition, or that are assumed by the transferee of any such assets, in each case, pursuant to a written agreement that releases the Company or such Restricted Subsidiary, as the case may be, from further liability; (b) the amount of any notes, securities or other similar obligations received by the Company or any Restricted Subsidiary from such transferee that are within 180 days of the closing of the Asset Disposition converted, sold or exchanged by the Company or the Restricted Subsidiaries into cash or Cash Equivalents; (c) consideration consisting of Indebtedness of the Company (other than subordinated Indebtedness) received after the Issue Date from Persons who are not the Company or any Restricted Subsidiary; and (d) Qualified Non-Cash Proceeds.

In the event that the Company makes an Offer to Purchase the Securities, the Company shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act and any violation of the provisions of this Indenture relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed an Event of Default or an event that with the passing of time or giving of notice, or both, would constitute an Event of Default.

Prior to the Asset Sale Offer Trigger Date, the provisions of this Indenture relative to the Company’s obligation to make an offer to repurchase the Securities as a result of an Asset Disposition may be waived or modified with the written consent of the Holders of a majority in principal amount of the Securities then outstanding.

Section 3.14. [Reserved]

Section 3.15. Limitation on Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or suffer to exist or allow to become effective any consensual encumbrance or restriction of any kind on the ability of any such Restricted Subsidiary to:

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(i) pay dividends, in cash or otherwise, or make other payments or distributions on its Capital Stock or any other equity interest or participation in, or measured by, its profits, owned by the Company or by any Restricted Subsidiary, or make payments or prepayments on any Indebtedness owed to the Company or to any Restricted Subsidiary;

(ii) make loans or advances to or make Investments in the Company or any Restricted Subsidiary; or

(iii) transfer any of their respective property or assets to the Company or to any Restricted Subsidiary.

(b) The restrictions in Section 3.15(a), however, will not apply to encumbrances or restrictions existing under or by reason of:

(i) applicable law, rule, regulations or order or required by any regulatory authority;

(ii) (a) customary provisions restricting subletting or assignment of any lease, sublease, license, sublicense or service contract; (b) any mortgage, pledge, charge or other security agreement permitted under this Indenture or securing Indebtedness of the Company or a Restricted Subsidiary permitted under this Indenture to the extent such encumbrances or restrictions restrict the transfer or encumbrance of the property or assets subject to such mortgage, pledge, charge or other security agreement; (c) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Company or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business or consistent with past practice; provided that such agreement prohibits the encumbrance of solely the property or assets of the Company or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Company or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary; or (d) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

(iii) Indebtedness or any other contractual requirements (including pursuant to any corporate governance documents in the nature of a charter or by-laws) of a Securitization Subsidiary arising in connection with a Qualified Securitization Transaction; provided that any such encumbrances and restrictions apply only to such Securitization Subsidiary;

(iv) any agreement in effect on the Issue Date as any such agreement is in effect on such date;

(v) any agreement (including Acquired Indebtedness) of any Restricted Subsidiary in effect on the date on which such Restricted Subsidiary became a Restricted Subsidiary and not entered into in anticipation or contemplation of becoming a Restricted Subsidiary; provided, that such encumbrance or restriction shall not apply to any assets of the Company or its Restricted Subsidiaries other than such Restricted Subsidiary;

(vi) this Indenture, the Securities, the Subsidiary Guarantees and the Notes Collateral Documents;

(vii) restrictions relating to any Lien securing Indebtedness otherwise permitted to be incurred pursuant to this Indenture that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(viii) restrictions imposed under any agreement to sell assets permitted under this Indenture to any Person pending the closing of such sale;

(ix) any other agreement governing Indebtedness entered into after the Issue Date that contains encumbrances and restrictions that, taken as a whole, are not materially more restrictive with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date;

(x) customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business or consistent with past practice that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person;

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(xi) Indebtedness incurred in compliance with Section 3.10(a)(xviii), provided that such encumbrance or restriction applies only to assets financed with the proceeds of such Indebtedness;

(xii) restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords under contracts entered into in the ordinary course of business or consistent with past practice;

(xiii) encumbrances or restrictions contained in Indebtedness of Restricted Subsidiaries permitted to be incurred under Section 3.10(a)(iii), (a)(xxvi) or (a)(xxvii); provided that any such encumbrances or restrictions are ordinary and customary with respect to the type of Indebtedness being incurred under the relevant circumstances and either (A) such encumbrances or restrictions do not materially impair the Company’s ability to make payment on the Securities when due or (B) such encumbrances or restrictions only apply if a default occurs in respect of a payment or financial covenant relating to such Indebtedness;

(xiv) encumbrances or restrictions imposed by the Support Agreement, the Master Intercompany Agreements or the Shy Settlement; and

(xv) any encumbrances or restrictions imposed by any amendments, refinancings or replacements of the contracts, instruments or obligations referred to in clauses (i) through (xiv) above; provided that such amendments, refinancings or replacements are, taken as a whole, not materially more restrictive with respect to such encumbrances and restrictions than those prior to such amendment, refinancing or replacement.

Section 3.16. Limitation on Transactions with Affiliates.

(a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to:

(i) sell, lease, transfer or otherwise dispose of any of its property or assets to,

(ii) purchase any property or assets from,

(iii) make any Investment in, or

(iv) enter into or amend or extend any contract, agreement or understanding with or for the benefit of, any Affiliate of the Company or of any Subsidiary (an “Affiliate Transaction”),

involving aggregate payments or consideration in excess of $15.0 million, unless the terms of such Affiliate Transaction is on terms that are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s length transaction by the Company or such Restricted Subsidiary from an unaffiliated party as determined by the Company in good faith; provided that, if the Company or any Restricted Subsidiary enters into an Affiliate Transaction or series of Affiliate Transactions involving aggregate payments or consideration in excess of $50.0 million, a majority of disinterested members of the Board of Directors of the Company or a committee thereof shall, prior to the consummation of such Affiliate Transaction, have determined that such Affiliate Transaction meets the foregoing standard.

(b) The restrictions in Section 3.16(a) shall not apply to:

(i) any transaction between or among Restricted Subsidiaries and/or between or among the Company and any Restricted Subsidiary (or, in any case, any entity that becomes a Restricted Subsidiary as a result of such transaction);

(ii) transactions entered into pursuant to the terms of the Master Intercompany Agreements, the Tax Allocation Agreement or the Support Agreement;

(iii) transactions entered into in the ordinary course of business or consistent with past practice;

(iv) any transaction effected in connection with a Qualified Securitization Transaction;

(v) reasonable fees, salaries, bonuses and other compensation (including equity-based compensation) paid to and advances or reimbursement of expenses (including employee benefit and pension expenses) to and

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indemnity provided (including under insurance policies) on behalf of officers, directors, employees or consultants of the Company or any Subsidiary (whether directly or indirectly and including through any Person owned or controlled by any of such officers, directors, consultants or employees) in the reasonable determination of a member of senior management of the Company or by the Company’s Board of Directors;

(vi) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement in effect on the Issue Date;

(vii) Restricted Payments and Permitted Investments (other than pursuant to clause (5) of the definition thereof) permitted by this Indenture;

(viii) any Management Advances and any waiver or transaction with respect thereto;

(ix) transactions with Unrestricted Subsidiaries, joint venture partners, dealers, customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business or consistent with past practice which are, taken as a whole, fair to the Company or its Restricted Subsidiaries, in the reasonable determination of the senior management of the Company, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(x) any employment, compensation or severance arrangement entered into by the Company or any of its Subsidiaries in the ordinary course of business or consistent with past practice that is not otherwise prohibited by this Indenture; and

(xi) (A) the issuance or sale of Capital Stock (other than Disqualified Capital Stock) of the Company to any Affiliate of the Company and the granting of registration and other customary rights in connection therewith; (B) the payment of costs and expenses related to registration rights and customary indemnities provided to shareholders under any shareholder or similar agreement;

(xii) (A) investments by Affiliates of the Company in Indebtedness or Disqualified Capital Stock of the Company or any of the Restricted Subsidiaries so long as the investment was offered by the Company or such Restricted Subsidiary generally to other non-affiliated third-party investors on the same or more favorable terms and (B) payments to Affiliates of the Company in respect of Indebtedness or Disqualified Capital Stock of the Company or any of the Restricted Subsidiaries contemplated in the foregoing clause (xii)(A) or that were acquired from Persons other than the Company and its Restricted Subsidiaries, in each case, in accordance with the terms of such Indebtedness or Disqualified Capital Stock; and

(xiii) transactions entered into pursuant to the terms of or contemplated by the Alliance Agreement.

Section 3.17. Limitation on Guarantees by Restricted Subsidiaries.

(a) The Company shall not cause or permit any of its Wholly Owned Domestic Subsidiaries, directly or indirectly, to guarantee the payment of any Indebtedness of the Company, nor cause or permit any of its non-Wholly Owned Domestic Subsidiaries to guarantee the payment of any capital markets Indebtedness of the Company, that, in the aggregate, together with all other Indebtedness of the Company that is guaranteed by Restricted Subsidiaries, exceeds $35.0 million, unless such Domestic Subsidiary

(1) executes and delivers within 45 days thereof (A) a supplemental indenture to this Indenture providing for the guarantee of payment of the Securities by such Domestic Subsidiary on the same terms and conditions as those set forth in this Indenture and applicable to the other Subsidiary Guarantors and (B) a supplement or joinder to, or, as applicable, an amendment, restatement, supplement or other modification of, the Notes Collateral Documents whereupon such Domestic Subsidiary shall grant Liens and pledge equity interests to the Collateral Agent, in in each case for the benefit of the Holders and, in each case, solely to the extent constituting Collateral, except that, in the case of each of the foregoing clauses (A) and (B), with respect to a guarantee of Indebtedness of the Company or any Subsidiary Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Securities or such Subsidiary Guarantor’s Subsidiary Guarantee,

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any such guarantee by such Subsidiary Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Subsidiary Guarantee substantially to the same extent as such Indebtedness is subordinated to the Securities or such Subsidiary Guarantor’s Subsidiary Guarantee of the Securities; and

(2) waives, and agrees it will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Subsidiary of the Company as a result of any payment by it under such Subsidiary Guarantees;

provided that this Section 3.17 shall not be applicable in the event that the Subsidiary Guarantee of the Company’s obligations under the Securities or this Indenture by such Subsidiary would not be permitted under applicable law or to the granting of any Lien securing Indebtedness to the extent that such Lien is granted in compliance with Section 3.9.

Subject to the terms set forth in Section 3.17(a), the Company shall cause each Domestic Subsidiary that guarantees the payment of any Indebtedness of the Company to execute and deliver to the Trustee (i) a supplemental indenture in form reasonably satisfactory to the Trustee which subjects such Subsidiary to the provisions of this Indenture as a Subsidiary Guarantor, (ii) a supplement or joinder to, or, as applicable, an amendment, restatement, supplement or other modification of, the Notes Collateral Documents whereupon such Subsidiary shall grant Liens and pledge equity interests to the Collateral Agent, in in each case for the benefit of the Holders and, in each case, solely to the extent constituting Collateral, and (iii) an Officer’s Certificate to the effect that such supplemental indenture has been duly authorized and executed by such Subsidiary and constitutes the legal, valid, binding and enforceable obligation of such Subsidiary (subject to such customary exceptions concerning fraudulent conveyance laws, creditors’ rights and equitable principles). Notwithstanding anything to the contrary herein, no Opinion of Counsel will be required in connection with the addition of a Subsidiary Guarantor under this covenant.

The Company may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Subsidiary Guarantor to become a Subsidiary Guarantor, in which case, such Subsidiary shall not be required to comply with the 45-day period pursuant to Section 3.17(a).

Section 3.18. Impairment of Security Interest. The Company shall not, and shall not permit IMHC or any other Pledgor to, take or knowingly or negligently omit to take, any action which action or omission might reasonably or would (in the good faith determination of the Company) have the result of materially impairing the effectiveness of the security interests, taken as a whole, including the lien priority with respect thereto, with respect to the Collateral for the benefit of the Collateral Agent and the Holders of the Securities, including materially impairing the lien priority of the Securities with respect thereto (it being understood that any release as described under Section 11.6 and the incurrence of Liens in accordance with Section 3.9 shall not be deemed to so materially impair the security interests with respect to the Collateral).

ARTICLE IV

CONSOLIDATION, MERGER OR SALE BY THE COMPANY

Section 4.1. Consolidation, Merger or Sale of Assets Permitted.

(a) The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Company’s assets (determined on a consolidated basis) to, any Person unless:

(i) either (A) the Company shall be the surviving or continuing corporation or (B) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person that acquires by conveyance, transfer or lease the properties and assets of the Company and its Restricted Subsidiaries substantially as an entirety (1) shall be a corporation, limited liability company or partnership organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (2) shall expressly assume, by supplemental indenture or one or more other documents or instruments (in form satisfactory to the Trustee and the Collateral Agent), executed and delivered to the Trustee and the Collateral Agent, the due and punctual payment of the principal of, premium, if any, and interest

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(including Additional Interest, if any), on all of the Securities and the performance of every covenant of the Securities, this Indenture and the Notes Collateral Documents on the part of the Company to be performed or observed (and the applicable Person shall cause such amendments, supplements and other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Liens on the Collateral owned by or transferred to such Person, together with such financings statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdiction); provided that in the case where the surviving or continuing Person is not a corporation, a corporation becomes a co-obligor of the Securities;

(ii) (A) immediately after giving effect to such transaction and the assumption contemplated by clause (i)(B)(2) above (including giving effect to any Indebtedness (including Acquired Indebtedness) incurred or anticipated to be incurred in connection with or in respect of such transaction), (x) the Company (in the case of clause (A) of the foregoing clause (i)) or such Person (in the case of clause (B) thereof) could incur at least $1.00 of additional Indebtedness pursuant to Section 3.10(a)(i) or (y) the Company’s or such Person’s Consolidated Cash Flow Ratio after giving pro forma effect to such transaction would be greater than the Company’s Consolidated Cash Flow Ratio immediately prior to such transaction;

(iii) immediately before and after giving effect to such transaction and any assumption contemplated by clause (i)(B)(2) above (including giving effect to any Indebtedness (including Acquired Indebtedness) incurred or anticipated to be incurred in connection with or in respect of the transaction), no Default and no Event of Default shall have occurred or be continuing; and

(iv) the Company or such Person shall have delivered to the Trustee and the Collateral Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with this provision of this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied; provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of clauses (ii) and (iii) above.

(b) Notwithstanding Section 4.1(a) (which does not apply to transactions referred to in this Section 4.1(b)):

(i) a Restricted Subsidiary may consolidate with, or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, the Company or another Restricted Subsidiary;

(ii) the Company may consolidate or otherwise combine with or merge with or into a Restricted Subsidiary solely for the purpose of changing the legal domicile of the Company, reincorporating the Company in a state of the United States or the District of Columbia or changing the legal form of the Company; provided, that in the case where the surviving or continuing Person is not a corporation, a corporation becomes a co-obligor of the Securities; and

(iii) a series of transactions involving the sale of Receivables or interests therein by a Securitization Subsidiary in connection with a Qualified Securitization Transaction shall not be deemed to be the sale of all or substantially all of the Company’s assets to the extent such transactions are consummated in the ordinary course of business or consistent with past practice.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company. For the avoidance of doubt, notwithstanding anything to the contrary in this Indenture, the sale, assignment, transfer, conveyance or other disposition of all or any portion of the Company’s Financial Services Segment, including without limitation through the sale or other disposition of all or any portion of the Capital Stock of any Unrestricted Subsidiary that is part of the Financial Services Segment, or all or any portion of their respective assets or properties, shall not under

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any circumstances constitute the sale, assignment, transfer, conveyance or disposition of all or substantially all of the Company’s assets (on a consolidated basis) for any purpose whatsoever under this Indenture or the Securities.

Upon any such consolidation, merger, conveyance, lease or transfer in accordance with this Section 4.1, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture and the Notes Collateral Documents with the same effect as if such successor had been named as the Company therein, and thereafter (except in the case of a sale, assignment, transfer, lease, conveyance or other disposition) the predecessor corporation will be relieved of all further obligations and covenants under this Indenture, the Securities and the Notes Collateral Documents.

(c) A Subsidiary Guarantor will not, directly or indirectly (1) consolidate or merge with or into another Person other than the Company, another Subsidiary Guarantor or a Restricted Subsidiary that becomes a Subsidiary Guarantor substantially concurrently with the transaction, or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Subsidiary Guarantor, in one or more related transactions, to another Person, other than the Company, another Subsidiary Guarantor or a Restricted Subsidiary that becomes a Subsidiary Guarantor substantially concurrently with the transaction, unless:

(i) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(ii) either:

(1) the Subsidiary Guarantor is the surviving Person, or the Person formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor) or to which such sale, assignment, transfer, conveyance or other disposition which has been made (i) is organized or existing under the laws of the United States, any state thereof or the District of Columbia and (ii) assumes all the obligations of that Subsidiary Guarantor under this Indenture, the Notes Collateral Agreements and its Subsidiary Guarantee pursuant to a supplemental indenture or one or more other documents or instruments (in form satisfactory to the Trustee and the Collateral Agent) (and the applicable surviving Person shall cause such amendments, supplements and other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Liens on the Collateral owned by or transferred to such Person, together with such financings statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdiction); or

(2) such sale, assignment, transfer, conveyance or other disposition or consolidation or merger complies with Section 3.13.

ARTICLE V

REDEMPTION OF SECURITIES

Section 5.1. Applicability of Article. The Securities shall be redeemable in accordance with their terms and in accordance with this Article V.

Section 5.2. Election to Redeem; Notice to Trustee. The election of the Company to redeem any Securities shall be evidenced by or pursuant to a Board Resolution. In the case of any redemption at the election of the Company of less than all the Securities, the Company shall, at least 60 days prior to the Redemption Date fixed by the Company (unless a shorter notice shall be satisfactory to the Trustee), notify the Trustee of such Redemption Date and Redemption Price, of the principal amount of Securities to be redeemed.

Section 5.3. Selection of Securities to be Redeemed. If less than all of the Securities are to be redeemed at any time, the particular Securities to be redeemed will be selected not more than 60 days prior to the redemption date by the Trustee in compliance with the requirements of DTC, or if the Securities are not held through DTC, or DTC prescribes no method of selection, the Trustee will select by lot or on a prorate basis, subject to adjustments so that no Security in an unauthorized denomination remains outstanding after such redemption; provided that the unredeemed portion of the principal amount of any Security shall be in an authorized denomination (which shall not

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be less than the minimum authorized denomination) for such Security. The Trustee shall make the selection from the Securities that are Outstanding that have not previously been called for redemption and may provide for the selection for redemption of portions (equal to the minimum authorized denomination for the Securities, or any integral multiple of $1,000 in excess thereof) of the principal amount of the Securities of a denomination larger than the minimum authorized denomination for Securities.

For purposes of this Indenture, unless the context otherwise requires, all provisions relating to the redemption of Securities shall relate, in the case of any Securities redeemed or to be redeemed only in part, to the portion of the principal amount of such Securities which has been or is to be redeemed.

Section 5.4. Notice of Redemption. At least 10 but no more than 60 days before any Redemption Date, the Company will deliver written notice of such redemption to the Trustee and to each Holder of Securities to be redeemed at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of DTC, except that notices of redemption may be delivered more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Securities or a satisfaction and discharge of this Indenture.

All notices of redemption shall state:

(a) the Redemption Date;

(b) the Redemption Price;

(c) if less than all of the Outstanding Securities are to be redeemed, the identification (and in the case of partial redemption, the principal amounts) of the particular Security or Securities to be redeemed;

(d) in case any Security is to be redeemed in part only, the notice which relates to such Security shall state that on and after the Redemption Date, upon surrender of such Security, the Holder will receive, without charge, a new Security or Securities of authorized denominations for the principal amount thereof remaining unredeemed;

(e) the Place of Payment where such Securities are to be surrendered for payment for the Redemption Price;

(f) that Securities called for redemption must be surrendered to the Paying Agent to collect the Redemption Price;

(g) that, on the Redemption Date (and, in the case of a conditional redemption, upon the satisfaction or waiver of all conditions thereto), the Redemption Price will become due and payable upon each such Security, or the portion thereof, to be redeemed and, if applicable, that interest thereon will cease to accrue on and after said date; and

(h) the CUSIP, ISIN or Common Code number, if any, of the Securities.

Notice of redemption of Securities to be redeemed shall be given by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company; provided, however that in the latter case, the Company shall provide the Trustee written notice of such request at least ten days prior to the requested date of the giving of such notice.

Notice of any redemption of the Securities may, at the Company’s discretion, be given prior to the completion of a transaction (including an Equity Offering, an incurrence of Indebtedness, a Change of Control, the TRATON Acquisition or other transaction) and any redemption notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a related transaction (including an Equity Offering, an incurrence of Indebtedness, a Change of Control, the TRATON Acquisition or other transaction). If such redemption or purchase is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied or waived, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all

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such conditions shall not have been satisfied or waived by the Redemption Date, or by the Redemption Date as so delayed. In addition, the Company may provide in such notice that payment of the Redemption Price and performance of the Company’s obligations with respect to such redemption may be performed by another Person.

Section 5.5. Deposit of Redemption Price. On or prior to any Redemption Date, the Company shall deposit with the Trustee or with a Paying Agent (or, if the Company is acting as its own Paying Agent, segregate and hold in trust as provided in Section 2.4 herein) an amount of money sufficient to pay on the Redemption Date the Redemption Price of, and (unless the Redemption Date shall be an interest payment date) interest accrued to the Redemption Date on, all Securities or portions thereof which are to be redeemed on that date.

Section 5.6. Securities Payable on Redemption Date. Notice of redemption having been given as aforesaid, the Securities so to be redeemed shall, on the Redemption Date (and, in the case of a conditional redemption, upon the satisfaction or waiver of all conditions thereto), become due and payable at the Redemption Price therein specified, and from and after such date (unless the Company shall default in the payment of the Redemption Price and accrued interest) such Securities shall cease to bear interest (including Additional Interest, if any). Upon surrender of any such Security, for redemption in accordance with said notice, such Security shall be paid by the Company at the Redemption Price, together with accrued interest to the Redemption Date; provided, however, that installments of interest whose Stated Maturity is on or prior to the Redemption Date shall be payable to the Holders of such Securities, or one or more predecessor Securities, registered as such at the close of business on the relevant record dates according to their terms.

If any Security called for redemption shall not be so paid upon surrender thereof for redemption, the principal (and premium, if any) shall, until paid, bear interest from the Redemption Date at the rate prescribed therefor in the Security.

Section 5.7. Securities Redeemed in Part. Upon surrender of a Security that is redeemed in part at the office or agency of the Company maintained for such purpose pursuant to Section 2.3 herein (with, if the Company or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing), the Company shall execute and the Trustee shall authenticate and deliver to the Holder of that Security, without service charge, a new Security or Securities, having the same form, terms and Stated Maturity, in any authorized denomination equal in aggregate principal amount to the unredeemed portion of the principal amount of the Security surrendered (or, in the case of a Global Security, an appropriate notation will be made on such Security to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof).

Section 5.8. Optional Redemption. (a) At any time and from time to time prior to May 1, 2022, the Company may redeem up to 40% of the aggregate principal amount of Securities issued under this Indenture (including any Additional Securities) at a Redemption Price of 109.500% of the principal amount thereof, plus accrued and unpaid interest (including Additional Interest, if any), thereon to, but excluding, the Redemption Date (subject to the rights of Holders of Securities on the relevant record date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date), with the Net Cash Proceeds of one or more Equity Offerings; provided that:

(1) at least 60% of the aggregate principal amount of Securities issued under this Indenture (including any Additional Securities) remains outstanding immediately after the occurrence of such redemption (excluding Securities held by the Company or its Affiliates); and

(2) the redemption must occur within 120 days of the date of the closing of such Equity Offering.

At any time and from time to time on or after May 1, 2022, the Company may on one or more occasions redeem all or a part of the Securities, at the Redemption Prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest (including Additional Interest, if any), thereon, to, but excluding, the applicable Redemption Date (subject to the rights of Holders of Securities on the relevant record date to receive interest due on the relevant Interest Payment Date falling on or prior to the redemption date), if redeemed during the twelve-month period beginning on May 1 of each of the years indicated below:

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Year	Percentage
2022	107.125%
2023	104.750%
2024 and thereafter	100.000%

In addition, at any time prior to May 1, 2022, the Company may redeem the Securities, in whole or in part, at its option, at a Redemption Price equal to 100% of the principal amount thereof plus the Applicable Premium as of, plus accrued and unpaid interest (including Additional Interest, if any) to, but excluding, the Redemption Date (subject to the rights of Holders of Securities on the relevant record date to receive interest due on the relevant interest payment date falling on or prior to the Redemption Date).

In addition, at any time prior to the date that is 365 days after the Issue Date, the Company may issue a notice of redemption to redeem in whole, but not in part, all of the Outstanding Securities (including any Additional Securities) concurrent with or subsequent to the completion of the TRATON Acquisition at a Redemption Price (expressed as a percentage of principal amount thereof) of 107.125%, plus accrued and unpaid interest (including Additional Interest, if any) thereon to, but excluding, the Redemption Date (subject to the rights of Holders of Securities on the relevant record date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date); provided, however, that such redemption shall occur upon not less than 10 nor more than 60 days after notice is mailed (or to the extent permitted or required by applicable DTC procedures or regulations with respect to Global Securities, sent electronically) to each Holder of Securities being redeemed and otherwise in accordance with the procedures set forth in this Indenture. For the avoidance of doubt, the redemption of the Securities pursuant to this paragraph may be completed after the date that is 365 days after the Issue Date so long as the redemption notice is issued on or prior to such date and the redemption is otherwise completed in accordance with the terms of this Indenture. As set forth in Section 5.4, such redemption notice may be issued by the Company in advance of the completion of the TRATON Acquisition, in which case such notice shall be expressly conditioned on the completion of the TRATON Acquisition.

Notwithstanding the foregoing, in connection with any tender offer for the Securities (excluding, for the avoidance of doubt, a Change of Control Offer or Asset Disposition Offer), if Holders of not less than 90% in aggregate principal amount of the Outstanding Securities validly tender and do not withdraw such Securities in such tender offer and the Company, or any third party making such tender offer in lieu of the Company, purchases all of the Securities validly tendered and not withdrawn by such Holders, the Company or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 15 days following such purchase date, to redeem (with respect to the Company) or purchase (with respect to a third party) all Securities that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder (excluding any early tender or incentive fee) in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the date of such redemption. In determining whether the Holders of at least 90% of the aggregate principal amount of the Outstanding Securities have validly tendered and not validly withdrawn such Securities in a tender offer, Securities owned by the Company or its Affiliates, or any successor thereof, shall be deemed not to be outstanding for the purposes of such tender offer.

Notice of redemption will be provided as set forth in Section 5.4.

If the optional redemption date is on or after the relevant record date and on or before the corresponding Interest Payment Date, the accrued and unpaid interest up to, but excluding, the Redemption Date will be paid on the Redemption Date to the Holder in whose name the Security is registered at the close of business on such record date in accordance with the applicable procedures of DTC, and no additional interest will be payable to Holders whose Securities will be subject to redemption by the Company.

Section 5.9. Offer to Repurchase Upon a Change of Control. (a) If a Change of Control occurs, each Holder shall have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiples of $1,000 in excess thereof) of that Holder’s Securities pursuant to the Change of Control offer on the terms set forth in this Indenture (a “Change of Control Offer”). In the Change of Control Offer, the Company shall offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Securities

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repurchased plus accrued and unpaid interest on the Securities repurchased to the date of purchase. Within 30 days following any Change of Control, the Company shall deliver a notice to each Holder stating:

(i) the transaction or transactions that constitute the Change of Control;

(ii) that the Change of Control Offer is being made pursuant to this Section 5.9 and that all Securities tendered shall be accepted for payment;

(iii) the purchase price and the purchase date, which date shall be no earlier than 10 days and no later than 60 days from the date the notice is delivered (the “Change of Control Payment Date”) (except in the case of a conditional Change of Control Offer made in advance of a Change of Control as described in Section 5.9);

(iv) that any Security not tendered shall continue to accrue interest;

(v) that, unless the Company defaults in the payment of the Change of Control Payment, all Securities accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(vi) that Holders electing to have any Securities purchased pursuant to a Change of Control Offer shall be required to surrender the Securities, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Securities completed, to the Paying Agent at the address specified in the notice prior to the close of business on the second Business Day preceding the Change of Control Payment Date;

(vii) that Holders shall be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Securities delivered for purchase, and a statement that such Holder is withdrawing his election to have the Securities purchased; and

(viii) that Holders whose Securities are being purchased only in part shall be issued new Securities equal in principal amount to the unpurchased portion of the Securities surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof.

The Company shall comply with the requirements of Section 14(e) and Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Securities as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of this Indenture by virtue of such conflict. The Company may rely on any no-action letters issued by the SEC indicating that the staff of the SEC will not recommend enforcement action in the event a tender offer satisfies certain conditions.

(b) On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i) accept for payment all Securities or portions of Securities properly tendered pursuant to the Change of Control offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Securities or portions of Securities properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Securities so accepted together with an Officer’s Certificate stating the aggregate principal amount of Securities or portions of Securities being purchased by the Company.

The Paying Agent shall promptly deliver to each Holder of Securities properly tendered the Change of Control Payment for such Securities, and the Trustee shall promptly authenticate and deliver (or cause to be transferred by book entry) to each Holder a new Security equal in principal amount to any unpurchased portion of the Securities surrendered, if any; provided that each new Security will be in a principal amount of $2,000 and an integral multiple of $1,000 in excess thereof.

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The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of this Indenture are applicable.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements described herein applicable to a Change of Control Offer made by the Company and purchases all Securities validly tendered and not withdrawn under such Change of Control Offer, (2) a notice of redemption has been given pursuant to this Indenture as described under Section 5.8, unless and until there is a default in the payment of the applicable redemption price or (3) if the Company’s obligations under this Indenture are defeased or discharged pursuant to the terms of this Indenture on or promptly following the Change of Control. A Change of Control Offer may be made in advance of a Change of Control and may be conditional upon the occurrence of a Change of Control.

In connection with a Change of Control Offer, if Holders of not less than 90% in aggregate principal amount of the Outstanding Securities validly tender and do not withdraw their Securities in such Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as permitted by this Section 5.9, purchases all of the Securities validly tendered and not withdrawn by such Holders, the Company or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 15 days following such purchase date, to redeem all Securities that remain outstanding following such purchase at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest (including Additional Interest, if any) to the purchase date (subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant interest payment date falling on or prior to the redemption date).

ARTICLE VI

DEFAULTS AND REMEDIES

Section 6.1. Events of Default. An “Event of Default” occurs with respect to the Securities if (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) default in the payment of principal of, or premium, if any, on any Security when due at maturity, upon repurchase, upon acceleration or otherwise, including, without limitation, failure of the Company to repurchase any Security on the date required following a Change of Control; or

(b) default in the payment of any installment of interest (including Additional Interest, if any) on any Security when due and continuance of such Default for 30 days or more; or

(c) failure to observe, perform or comply with Section 4.1; or

(d) default (other than a default set forth in Section 6.1(a), (b) or (c)) in the performance of, or breach of, any other covenant or warranty of the Company or of any Restricted Subsidiary in this Indenture, the Securities or the Notes Collateral Documents and failure to remedy such default or breach within a period of 60 days after written notice from the Trustee or the Holders of at least 30% in aggregate principal amount of the then Outstanding Securities; or

(e) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Subsidiary of the Company (other than a Securitization Subsidiary) (or the payment of which is guaranteed by the Company or any Restricted Subsidiary), which default is caused by a failure to pay principal of or premium, if any, on such Indebtedness upon its stated maturity or which default results in the acceleration of such Indebtedness prior to its express maturity and the principal amount of any such Indebtedness, together with the principal amount of any other

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such Indebtedness the maturity of which has been so accelerated, aggregates $50.0 million or more and such acceleration has not been rescinded or annulled or such Indebtedness discharged in full within 30 days; or

(f) the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against the Company or any Subsidiary of the Company (other than a Securitization Subsidiary) or any of their respective property or assets in an aggregate amount in excess of $50.0 million, which judgments, orders or decrees have not been vacated, discharged, satisfied or stayed pending appeal within 30 days from the entry thereof and with respect to which legal enforcement proceedings have been commenced; or

(g) the Company, any Subsidiary Guarantor or any Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law, (i) commences a voluntary case or proceeding, (ii) consents to the entry of an order for relief against it in an involuntary case or proceeding, (iii) consents to the appointment of a Custodian of it or for all or substantially all of its property, (iv) makes a general assignment for the benefit of its creditors, (v) makes an admission in writing of its inability to pay its debts generally as they become due or (vi) takes corporate action in furtherance of any such action;

(h) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against the Company, any Subsidiary Guarantor or any Significant Subsidiary, in an involuntary case, (ii) adjudges the Company, any Subsidiary Guarantor or any Significant Subsidiary as bankrupt or insolvent, or approves as properly filed a petition seeking reorganization, arrangement, and adjustment or composition of or in respect of the Company, any Subsidiary Guarantor or any Significant Subsidiary, or appoints a Custodian of the Company, any Subsidiary Guarantor or any Significant Subsidiary, or for all or substantially all of its property, or (iii) orders the liquidation of the Company, any Subsidiary Guarantor or any Significant Subsidiary and the decree remains unstayed and in effect for 60 days; or

(i) (A) any Lien created by the Notes Collateral Documents relating to the Securities and/or the Subsidiary Guarantees shall not constitute a valid and perfected Lien on any material Collateral intended to be covered thereby (to the extent perfection is required by this Indenture or the Notes Collateral Documents), except as otherwise permitted by the terms of this Indenture or the relevant Notes Collateral Documents and other than the satisfaction in full of all obligations of the Company and the Subsidiary Guarantors under this Indenture or the release or amendment of any such Lien in accordance with the terms of this Indenture and the Notes Collateral Documents, (B) except for expiration in accordance with its terms or amendment, modification, waiver, termination or release in accordance with the terms of this Indenture and the Notes Collateral Documents, any of the Notes Collateral Documents shall for whatever reason be terminated or cease to be in full force and effect, or (C) the enforceability of any Notes Collateral Document shall be contested in writing by the Company or any Subsidiary Guarantor or Non-Guarantor Pledgor or IHMC, except in each case to the extent that any such invalidity or loss of perfection or termination results from the failure of the Collateral Agent to make filings, renewals and continuations (or other equivalent filings) or take other appropriate action or the failure of the Collateral Agent to maintain possession of certificates, instruments or other documents actually delivered to it representing securities pledged or other possessory collateral pledged under the applicable Notes Collateral Documents.

The Company shall deliver to the Trustee, as soon as practicable (and in any event within five Business Days), written notice in the form of an Officer’s Certificate of any Default, its status and what action the Company is taking or proposes to take with respect thereto.

As used in this Indenture, the term “Bankruptcy Law” means Title 11, U.S. Code, or any similar foreign, federal or state bankruptcy, insolvency, reorganization or other law for the relief of debtors. As used in this Indenture, the term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

Section 6.2. Acceleration; Rescission and Annulment. If an Event of Default (other than an Event of Default specified in Section 6.1(g) or (h) involving the Company) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 30% in aggregate principal amount of the then Outstanding Securities may, and the Trustee shall upon the request of Holders of not less than 30% in aggregate principal amount of the Securities then outstanding, declare the unpaid principal of, premium, if any, and accrued and unpaid interest (including Additional Interest, if any) on all the Securities then outstanding to be due and payable, by a notice in writing to the Company (and to the Trustee, if given by Holders) and upon such declaration such principal amount,

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premium, if any, and accrued and unpaid interest (including Additional Interest, if any) will become immediately due and payable, notwithstanding anything contained in this Indenture or the Securities to the contrary. If an Event of Default specified in Section 6.1(g) or (h) involving the Company occurs, all unpaid principal of, and premium, if any, and accrued and unpaid interest (including Additional Interest, if any) on the Securities then outstanding will ipso facto become due and payable.

The Holders of a majority in aggregate principal amount of the Securities then outstanding by notice to the Trustee may rescind an acceleration of the Securities and its consequences if all existing Events of Default (other than the nonpayment of principal of and premium, if any, and interest (including Additional Interest, if any) on the Securities which has become due solely by virtue of such acceleration) have been cured or waived and if the rescission would not conflict with any judgment or decree. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

Section 6.3. Collection of Indebtedness and Suits for Enforcement by Trustee. The Company covenants that if:

(a) default is made in the payment of any interest on any Security, if any, when such interest becomes due and payable and such default continues for a period of 30 days, or

(b) default is made in the payment of the principal of (or premium, if any, on) any Security at the Maturity thereof, the Company will, upon demand of the Trustee, pay to it, for the benefit of the Holder of such Security, the whole amount then due and payable on such Security for principal, premium, if any, interest, if any, and Additional Interest, if any, and, to the extent that payment of such interest shall be legally enforceable, interest on any overdue principal, premium, if any, and on any overdue interest, if any, and Additional Interest, if any, at the rate or rates prescribed therefore in such Security and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

If an Event of Default with respect to the Securities occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders of Securities by such appropriate judicial proceedings as the Trustee shall deem necessary to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to secure any other proper remedy.

Section 6.4. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents and take such actions as may be necessary or advisable in order to have the claims of the Trustee and the Holders of Securities allowed in any judicial proceedings relating to the Company (or any other obligor upon the Securities), its creditors or its property. In particular, the Trustee shall be authorized to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.9.

Section 6.5. Trustee May Enforce Claims Without Possession of Securities. All rights of action and claims under this Indenture or the Securities may be prosecuted and enforced by the Trustee, in its own name as an express trust, without the possession of any of the Securities or the production thereof in any proceeding relating thereto and any recovery of judgment shall, after provision for the reasonable fees and expenses of the Trustee and its counsel, be for the ratable benefit of the Holders of the Securities in respect to which judgment was recovered.

Section 6.6. Delay or Omission Not Waiver. No delay or omission by the Trustee or any Holder of any Securities to exercise any right or remedy accruing upon an Event of Default shall impair any such right or remedy or constitute a waiver of or acquiescence in any such Event of Default.

Section 6.7. Waiver of Past Defaults. In addition to the provisions of Section 6.2, the Holders of a majority in aggregate principal amount of Outstanding Securities by written notice to the Trustee may waive on

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behalf of the Holders of all Securities a past Default or Event of Default and its consequences except (a) a Default or Event of Default in the payment of the principal of or premium, if any, and interest (including Additional Interest, if any) on any Security or (b) a Default or Event of Default resulting from the breach of a covenant or provision hereof which pursuant to Section 9.2 cannot be amended or modified without the consent of the Holder of each Outstanding Security adversely affected. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture.

Section 6.8. Control by Majority. The Holders of a majority in aggregate principal amount of the Outstanding Securities shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it with respect to the Securities; provided, however, that (a) the Trustee may refuse to follow any direction that conflicts with law, this Indenture or the Notes Collateral Documents (b) the Trustee may refuse to follow any direction that is prejudicial to the rights of the Holders of Securities not consenting or that would in the good faith judgment of the Trustee have a substantial likelihood of involving the Trustee in personal liability and (c) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction. Prior to the taking of any action hereunder, the Trustee shall be entitled to reasonable indemnification satisfactory to the Trustee against all losses and expenses caused by taking or not taking such action.

Section 6.9. Limitation on Suits by Holders. No Holder of any Security shall have any right to institute any proceeding, judicial or otherwise, with respect to this Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

(a) the Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Securities;

(b) the Holders of at least 30% in aggregate principal amount of the Outstanding Securities have made a written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder;

(c) such Holder or Holders have offered to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense to be, or which may be, incurred by the Trustee in pursuing the remedy;

(d) the Trustee for 60 days after its receipt of such notice, request and the offer of indemnity has failed to institute any such proceedings; and

(e) during such 60 day period, the Holders of a majority in aggregate principal amount of the Outstanding Securities have not given to the Trustee a direction inconsistent with such written request.

No one or more Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other of such Holders, or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all of such Holders.

Section 6.10. Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, but subject to Section 3.2, the right of any Holder of a Security to receive payment of principal of, premium, if any, and, subject to Sections 2.1, 2.3 and 2.12, interest, if any, and Additional Interest, if any, on the Security, on or after the respective due dates expressed in the Security (or, in case of redemption, on the redemption dates), or, subject to Section 6.9, to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.11. Application of Money Collected. Subject to the provisions of the Notes Collateral Documents, if the Trustee collects any money pursuant to this Article, it shall pay out the money in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money on account of principal, premium, if any, interest, if any, or Additional Interest, if any, upon presentation of the Securities and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

First: to the Trustee for amounts due under Section 7.9;

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Second: to Holders of Securities in respect of which or for the benefit of which such money has been collected for amounts due and unpaid on such Securities for principal of, premium, if any, interest, if any, and Additional Interest, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on such Securities for principal, premium, if any, interest, if any, and Additional Interest, if any, respectively; and

Third: to the Company.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.11. At least 15 days before such record date, the Trustee shall deliver to each Holder and the Company a notice that states the record date, the payment date and the amount to be paid.

Section 6.12. Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Company, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

Section 6.13. Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Securities in the last paragraph of Section 2.9, no right or remedy herein conferred upon or reserved to the Trustee or the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any existing right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Notwithstanding the foregoing, to the extent the Company elects, the sole remedy for an Event of Default relating to the Company’s failure to comply with its obligations as set forth under Section 3.6, will after the occurrence of such an Event of Default consist exclusively of the right to receive additional interest on the Securities at a rate equal to 0.25% per annum of the principal amount of the Securities outstanding for each day during the 90-day period beginning on, and including, the occurrence of such an Event of Default during which such Event of Default is continuing, and at a rate equal to 0.50% per annum of the principal amount of the Securities outstanding for each day from the 91st day until the 179th day during which such Event of Default is continuing (“Additional Interest”).

If the Company so elects, such Additional Interest will be payable in the same manner and on the same dates as the stated interest payable on the Securities. On the 180th day after such Event of Default (if the Event of Default relating to the reporting obligations is not cured or waived prior to such 180th day), the Securities will be subject to acceleration as provided above. The foregoing provisions will not affect the rights of Holders in the event of the occurrence of any other Event of Default. In the event the Company does not elect to pay the Additional Interest following an Event of Default in accordance with this paragraph, the Securities will be subject to acceleration as provided above.

In order to elect to pay the Additional Interest as the sole remedy during the first 179 days after the occurrence of an Event of Default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, the Company must notify all Holders of Securities and the Trustee and paying agent of such election on or prior to the close of business on the business day before the date on which such Event of Default would occur and on or prior to the close of business on the 91st day after the date on which such Event of Default occurs. Upon the Company’s failure to timely give such notice, the Securities will be immediately subject to acceleration as provided above.

Section 6.14. Waiver of Usury, Stay or Extension Laws. The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any usury, stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it will not

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hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 6.15. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee or the Collateral Agent for any action taken or omitted by it as Trustee or Collateral Agent, as applicable, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit having due regard to the merits and good faith of the claims or defenses made by the party litigant.

ARTICLE VII

TRUSTEE

Section 7.1. Certain Duties and Responsibilities of the Trustee.

(a) [Reserved].

(b) In case an Event of Default has occurred and is continuing with respect to the Securities, the Trustee shall exercise the rights and powers vested in it by the Notes Documents with respect to the Securities, and shall use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his own affairs.

(c) No provision of this Indenture shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct; the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts; and the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders in accordance with Section 6.8 relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture.

Section 7.2. Rights of Trustee. Subject to Section 7.1:

(a) the Trustee may conclusively rely and shall be protected in acting or refraining from acting upon any document (whether in its original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper party or parties. The Trustee need not investigate any fact or matter stated in the document;

(b) any request or direction of the Company mentioned herein shall be sufficiently evidenced by a Company Request or Company Order and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution;

(c) whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, conclusively rely upon an Officer’s Certificate;

(d) the Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(e) the Trustee may act through agents or attorneys and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care;

(f) the Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers;

(g) the Trustee shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of its rights or powers;

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(h) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the expense of the Company and shall incur no liability of any kind by reason of such inquiry or investigation;

(i) the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction;

(j) whether or not therein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.2;

(k) the rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder;

(l) in no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action; and

(m) the Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee receives written notice of any event which is in fact such a default at the Corporate Trust Office of the Trustee, and such notice references the Securities and this Indenture.

Section 7.3. Trustee May Hold Securities. The Trustee shall comply with Sections 310(b) and 311 of the Trust Indenture Act as if such provisions were applicable to this Indenture. Subject to the foregoing, the Trustee, any Paying Agent, any Registrar or any other agent of the Company in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with the Company, an Affiliate of the Company or Subsidiary of the Company with the same rights it would have if it were not Trustee, Paying Agent, Registrar or such other agent.

Section 7.4. Money Held in Trust. Money held by the Trustee in trust hereunder need not be segregated from other funds except to the extent required by law. The Trustee shall be under no liability for interest on any money received by it hereunder except as otherwise agreed upon in writing with the Company.

Section 7.5. Trustee’s and Collateral Agent’s Disclaimer. The recitals contained herein and in the Securities, except the Trustee’s certificate of authentication, shall be taken as the statements of the Company, and neither the Trustee nor the Collateral Agent assumes responsibility for their correctness. Neither the Trustee nor the Collateral Agent makes any representation as to the validity or adequacy of this Indenture, the Notes Collateral Documents or the Securities or any coupon. Neither the Trustee nor the Collateral Agent shall be accountable for the Company’s use of the proceeds from the Securities or for monies paid over to the Company pursuant to this Indenture.

Section 7.6. Notice of Defaults. If a Default occurs and is continuing with respect to the Securities and if a Responsible Officer of the Trustee has received written notice thereof, the Trustee shall, within 90 days after it occurs, transmit by mail to the Holders of Securities and the Collateral Agent, in the manner provided in Section 12.2, notice of all Defaults known to it unless such Default shall have been cured or waived; provided, however, that except in the case of a Default in payment on the Securities or that resulted from the failure of the Company to comply with Sections 4.1 or 5.9, the Trustee may withhold the notice if and so long as its board of directors, its executive committee or a committee of its Responsible Officers in good faith determines that withholding such notice is in the interests of Holders of Securities and the Collateral Agent; and provided, further, that in the case of any Default of the character specified in Section 6.1(b) with respect to Securities, no such notice to the Holders and the Collateral Agent shall be given until at least 30 days after the occurrence thereof.

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Section 7.7. [Reserved].

Section 7.8. Securityholder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders of the Securities. If the Trustee is not the Registrar, the Company shall furnish to the Trustee semiannually on or before the last day of June and December in each year, and at such other times as the Trustee may request in writing, a list, in such form and as of such date as the Trustee may reasonably require containing all the information in the possession or control of the Registrar, the Company or any of its Paying Agents other than the Trustee as to the names and addresses of Holders of the Securities.

Section 7.9. Compensation and Indemnity.

(a) Each of the Company and each Subsidiary Guarantor, jointly and severally, shall pay to the Trustee from time to time such reasonable compensation for its services as the Company and the Trustee shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee upon request for all out-of-pocket expenses incurred by it in connection with the performance of its duties under this Indenture. Such expenses shall include the reasonable compensation and expenses of the Trustee’s agents and counsel.

(b) Each of the Company and each Subsidiary Guarantor, jointly and severally, shall fully indemnify the Trustee or any Predecessor Trustee and their agents for, and hold them harmless against, any and all loss, liability, damage, claim or reasonable expense including legal fees and expenses and taxes (other than taxes based upon or determined or measured by the income of the Trustee) incurred by it arising out of or in connection with its acceptance or administration of the trust or trusts hereunder, including the reasonable costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity of which a Responsible Officer has received written notice. The Company shall defend the claim and the Trustee shall cooperate in the defense. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

(c) The Company need not reimburse any expense or indemnify against any loss, liability, damage or claim incurred by the Trustee as determined by a court of competent jurisdiction to have been caused by its own negligence or bad faith or willful misconduct.

(d) To secure the payment obligations of the Company pursuant to this Section, the Trustee shall have a lien prior to the Securities on all money or property held or collected by the Trustee, except that held in trust to pay principal, premium, if any, interest, if any, and Additional Interest, if any, on particular Securities.

When the Trustee incurs expenses or renders services in connection with an Event of Default specified in Section 6.1(g) or (h), the expenses (including the reasonable charges and expenses of its counsel) and the compensation for the services are intended to constitute expenses of administration under any applicable Federal or state bankruptcy, insolvency or other similar law.

The provisions of this Section shall survive the termination of this Indenture.

Section 7.10. Replacement of Trustee.

(a) The resignation or removal of the Trustee and the appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in Section 7.11.

(b) The Trustee may resign at any time with respect to the Securities by giving written notice thereof to the Company.

(c) The Holders of a majority in aggregate principal amount of the Outstanding Securities may remove the Trustee by so notifying the Trustee and the Company and may appoint a successor Trustee with the Company’s consent.

(d) If at any time:

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(i) the Trustee fails to comply with Section 310(b) of the Trust Indenture Act (as if such provisions were applicable to this Indenture) after written request therefor by the Company or by any Holder who has been a bona fide Holder of a Security for at least six months; or

(ii) the Trustee shall cease to be eligible under Section 7.12 and shall fail to resign after written request therefor by the Company or by any Holder of a Security who has been a bona fide Holder of a Security for at least six months; or

(iii) the Trustee becomes incapable of acting, is adjudged a bankrupt or an insolvent or a receiver or public officer takes charge of the Trustee or its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in any such case, (A) the Company by or pursuant to a Board Resolution may remove the Trustee with respect to all Securities, or (B) any Holder who has been a bona fide Holder of a Security for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee with respect to all Securities and the appointment of a successor Trustee or Trustees.

(e) If the instrument of acceptance by a successor Trustee required by Section 7.11 shall not have been delivered to the Trustee within 30 days after the giving of such notice of resignation or removal, the Trustee resigning or being removed may petition at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Trustee with respect to the Securities.

(f) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company, by or pursuant to a Board Resolution, shall promptly appoint a successor Trustee and shall comply with the applicable requirements of Section 7.11. If, within one year after such resignation, removal or incapability, or the occurrence of such vacancy, a successor Trustee shall be appointed by the Holders of a majority in principal amount of the Outstanding Securities delivered to the Company and the retiring Trustee, the successor Trustee so appointed shall, forthwith upon its acceptance of such appointment in accordance with the applicable requirements of Section 7.11, become the successor Trustee with respect to the Securities and to that extent supersede the successor Trustee appointed by the Company. If no successor Trustee shall have been so appointed by the Company or the Holders and accepted appointment in the manner required by Section 7.11, any Holder who has been a bona fide Holder of a Security for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Trustee.

Section 7.11. Acceptance of Appointment by Successor.

(a) In case of the appointment hereunder of a successor Trustee, every such successor Trustee shall execute, acknowledge and deliver to the Company and to the retiring Trustee an instrument accepting such appointment. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee, without further act, deed or conveyance, shall become vested with all the rights, powers and duties of the retiring Trustee; but, on the request of the Company or the successor Trustee, such retiring Trustee shall, upon payment of its charges, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee and shall duly assign, transfer and deliver to such successor Trustee all property and money held by such retiring Trustee hereunder.

(b) Upon request of any such successor Trustee, the Company shall execute any and all instruments for more fully and certainly vesting in and confirming to the successor Trustee all such rights, powers and trusts referred to in Section 7.11(a).

(c) No successor Trustee shall accept its appointment unless at the time of such acceptance such successor Trustee shall be qualified and eligible under Section 7.12.

(d) The Company shall give notice of each resignation and each removal of the Trustee and each appointment of a successor Trustee in the manner provided for notices to the Holders of Securities in Section 12.2. Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office.

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Section 7.12. Eligibility; Disqualification. There shall at all times be a Trustee hereunder which shall be a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $75,000,000 as set forth in its most recent report of condition. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section, it shall resign immediately in the manner and with the effect heretofore specified in this Article.

Section 7.13. Merger, Conversion, Consolidation or Succession to Business. Any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder; provided such corporation shall be otherwise qualified and eligible under this Article, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case any Securities shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Securities so authenticated with the same effect as if such successor Trustee had itself authenticated such Securities.

Section 7.14. Appointment of Authenticating Agent. The Trustee may appoint an Authenticating Agent with respect to the Securities which shall be authorized to act on behalf of the Trustee to authenticate Securities issued upon original issue, exchange, registration of transfer or partial redemption thereof, and Securities so authenticated shall be entitled to the benefits of this Indenture and shall be valid and obligatory for all purposes as if authenticated by the Trustee hereunder. Any such appointment shall be evidenced by an instrument in writing signed by a Responsible Officer of the Trustee, a copy of which instrument shall be promptly furnished to the Company. Wherever reference is made in this Indenture to the authentication and delivery of Securities by the Trustee or the Trustee’s certificate of authentication, such reference shall be deemed to include authentication and delivery on behalf of the Trustee by an Authenticating Agent and a certificate of authentication executed on behalf of the Trustee by an Authenticating Agent. Each Authenticating Agent shall be acceptable to the Company.

Any corporation into which an Authenticating Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such Authenticating Agent shall be a party, or any corporation succeeding to the corporate agency or corporate trust business of an Authenticating Agent, shall continue to be an Authenticating Agent; provided such corporation shall be otherwise eligible under this Section, without the execution or filing of any paper or further act on the part of the Trustee or the Authenticating Agent.

An Authenticating Agent may at any time resign by giving written notice of resignation to the Trustee and to the Company. The Trustee may at any time terminate the agency of an Authenticating Agent by giving written notice of termination to such Authenticating Agent and to the Company. Upon receiving such notice of resignation or upon such a termination, or in case at any time such Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section, the Trustee may appoint a successor Authenticating Agent which shall be acceptable to the Company and shall give notice of such appointment to all Holders of Securities with respect to which such Authenticating Agent will serve in the manner set forth in Section 12.2. Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers and duties of its predecessor hereunder, with like effect as if originally named as an Authenticating Agent herein. No successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section.

The Company agrees to pay to each Authenticating Agent from time to time reasonable compensation including reimbursement of its reasonable expenses (including legal fees) for its services under this Section.

If an appointment is made pursuant to this Section, the Securities may have endorsed thereon, in addition to or in lieu of the Trustee’s certificate of authentication, an alternate certificate of authentication substantially in the following form:

This is one of the Securities described in the within-mentioned Indenture.

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as Trustee
by:
as Authenticating Agent
by:
Authorized Signatory

Dated:

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ARTICLE VIII

DISCHARGE OF INDENTURE; DEFEASANCE

Section 8.1. Satisfaction and Discharge. This Indenture shall upon a Company Request cease to be of further effect and the Liens on the Collateral securing the Securities and the Subsidiary Guarantees shall be released with respect to the Securities (except as to any surviving rights of registration of transfer or exchange of such Securities and replacement of such Securities which may have been lost, stolen or mutilated as herein expressly provided for) and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture with respect to such Securities when

(a) either:

(i) all such Securities previously authenticated and delivered (other than (A) such Securities which have been mutilated, destroyed, lost or stolen and which have been replaced or paid, as provided in Section 2.9, and (B) such Securities for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust as provided in Section 3.4) have been delivered to the Trustee for cancellation or

(ii) all Securities not theretofore delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year, or (iii) are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness of the Securities issued hereunder not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest (including Additional Interest, if any) on the Securities issued hereunder to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or

(b) the Company has paid or caused to be paid all other sums payable hereunder by the Company; and

(c) the Company delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with.

Notwithstanding the satisfaction and discharge of this Indenture, the obligation of the Company to the Trustee and any predecessor Trustee under Section 7.9, the obligation of the Company to the Collateral Agent and any predecessor Collateral Agent under Section 11.1(e) (as it relates to Section 7.9), the obligations of the Company to any Authenticating Agent under Section 7.14 and, if money shall have been deposited with the Trustee pursuant to Section 8.1(a)(ii), the obligations of the Trustee under Section 7.1 and the last paragraph of Section 3.4 and the provisions of Section 8.2, Section 8.8 and Section 8.9 shall survive such satisfaction and discharge.

Section 8.2. Application of Trust Funds. Subject to the provisions of the last paragraph of Section 3.4, all money deposited with the Trustee pursuant to Section 8.1 shall be held in trust and applied by it, in accordance with the provisions of the Securities and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, interest, if any, (including Additional Interest, if any) for whose payment such money has been deposited with or received by the Trustee, but such money need not be segregated from other funds except to the extent required by law.

Section 8.3. Company’s Option to Effect Defeasance or Covenant Defeasance. The Company may at its option by or pursuant to Board Resolution, at any time, elect to have Sections 8.4 or 8.5 be applied to the Outstanding Securities upon compliance with the conditions set forth below in this Article.

Section 8.4. Defeasance and Discharge. Upon the Company’s exercise of the option specified in Section 8.3 applicable to this Section, the Company shall be deemed to have been discharged from its obligations with respect to such Securities, each Subsidiary Guarantor shall be released from all of its obligations with respect to

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its Subsidiary Guarantee and the Liens on the Collateral securing the Securities and the Subsidiary Guarantees will be released, in each case on and after the date the conditions set forth in Section 8.6 are satisfied (hereinafter “defeasance”). For this purpose, such defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by such Securities which shall thereafter be deemed to be “Outstanding” only for the purposes of Section 8.7 and the other Sections of this Indenture referred to in Section 8.4(b), and to have satisfied all its other obligations under such Securities and this Indenture insofar as such Securities are concerned (and the Trustee, at the expense of the Company, shall on a Company Order execute proper instruments acknowledging the same), except the following, which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of such Securities to receive, solely from the trust funds described in Section 8.6(a) and as more fully set forth in such Section, payments in respect of the principal of, premium, if any, and interest (including Additional Interest, if any) on such Securities when such payments are due; (b) the Company’s obligations with respect to such Securities under Sections 2.3, 2.5, 2.9, 2.10, 3.3 and 3.4; (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder; and (d) this Article VIII. Subject to compliance with this Article VIII, the Company may exercise its option under this Section notwithstanding the prior exercise of its option under Section 8.5 with respect to such Securities. Following a defeasance, payment of such Securities may not be accelerated because of an Event of Default.

Section 8.5. Covenant Defeasance. Upon the Company’s exercise of the option specified in Section 8.3 applicable to this Section, the Company shall be released from its obligations under Article III (except as otherwise provided in Section 8.4), Article IV and Section 5.9 (and with respect to Section 3.7, shall be required to certify only with respect to those covenants not defeased pursuant to this Section 8.5) with respect to such Securities, each Subsidiary Guarantor shall be released from all of its obligations with respect to its Subsidiary Guarantee and the Liens on the Collateral securing the Securities and the Subsidiary Guarantees will be released, in each case on and after the date the conditions set forth in Section 8.6 are satisfied (hereinafter, “covenant defeasance”), and such Securities shall thereafter be deemed to be not “Outstanding” for the purposes of any direction, waiver, consent or declaration or Act of Holders (and the consequences of any thereof) in connection with Article III (except as otherwise provided in Section 8.4), Article IV and Section 5.9, but shall continue to be deemed “Outstanding” for all other purposes hereunder. For this purpose, such covenant defeasance means that the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such Section or such other covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such Section or such other covenant or by reason of reference in any such Section or such other covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1(c) or otherwise, but, except as specified above, the remainder of this Indenture and such Securities shall be unaffected thereby.

Section 8.6. Conditions to Defeasance or Covenant Defeasance. The following shall be the conditions to the application of Sections 8.4 or 8.5 to any Securities:

(a) The Company shall have deposited or caused to be deposited irrevocably with the Trustee (or another trustee satisfying the requirements of Section 7.12 who shall agree to comply with, and shall be entitled to the benefits of, the provisions of Section 8.3 through Section 8.9 inclusive applicable to the Trustee, for purposes of such Sections also a “Trustee”) as trust funds in trust for the purpose of making the payments referred to in this Section 8.6(a), specifically pledged as security for, and dedicated solely to, the benefit of the Holders of such Securities, with instructions to the Trustee as to the application thereof, (A) money in an amount, or (B) Government Obligations which through the payment of interest, if any, and principal in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment referred to in this Section 8.6(a), money in an amount or (C) a combination thereof in an amount sufficient, without reinvestment, to pay and discharge, and which shall be applied by the Trustee to pay and discharge the principal of, premium, if any, and interest (including Additional Interest), if any, on such Securities on the Maturity of such principal or installment of principal or interest, if any. Before such a deposit the Company may make arrangements satisfactory to the Trustee for the redemption or purchase of Securities at a future date or dates in accordance with Article V which shall be given effect in applying the foregoing.

(b) Such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a Default or Event of Default under, this Indenture or result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which the Company is a party or by which it is bound, in each case,

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on the date of such deposit pursuant to Section 8.6(a) (other than in each case a Default or default resulting solely from the borrowing of funds to be applied to such deposit).

(c) In the case of an election under Section 8.4, the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel to the effect that there has been a change in applicable U.S. federal income tax laws or the Company has received from, or there has been published by, the Internal Revenue Service a ruling to the effect that, and based thereon such opinion shall confirm that, the Holders of such Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred.

(d) In the case of an election under Section 8.5, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of such Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred.

(e) The Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance under Section 8.4 or the covenant defeasance under Section 8.5 (as the case may be) have been complied with.

(f) No Default or Event of Default under Sections 6.1 with respect to such Securities shall have occurred and be continuing immediately after giving effect to such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit) and the Company shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by it with the intent of preferring the Holders over any of its creditors or with the intent of defeating, hindering, delaying or defrauding any of its other creditors.

(g) Such defeasance or covenant defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940 unless such trust shall be registered under such Act or exempt from registration thereunder.

(h) such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest with respect to any securities of the Company.

Notwithstanding the foregoing, no Opinion of Counsel requested by Section 8.6(c) or (d) need be delivered if at such time all Outstanding Securities have been irrevocably called for redemption.

Section 8.7. Deposited Money and Government Obligations to Be Held in Trust. Subject to the provisions of the last paragraph of Section 3.4, all money and Government Obligations (including the proceeds thereof) deposited with the Trustee in respect of any Securities shall be held in trust and applied by the Trustee, in accordance with the provisions of such Securities and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Holders of such Securities of all sums due and to become due thereon in respect of principal, premium, if any, interest, if any, and Additional Interest, if any, but such money need not be segregated from other funds except to the extent required by law.

Section 8.8. Repayment to Company. To the extent permitted by the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 76, as amended or interpreted by the Financial Accounting Standards Board from time to time, or any successor thereto (“Standard No. 76”), or to the extent permitted by the SEC, the Trustee shall, from time to time, take one or more of the following actions as specified in a Company Request: (a) retransfer, reassign and deliver to the Company any securities deposited with the Trustee pursuant to Section 8.6(a); provided that the Company shall, in substitution therefor, simultaneously transfer, assign and deliver to the Trustee other Governmental Obligations appropriate to satisfy the Company’s obligations in respect of the relevant Securities; and (b) the Trustee and Paying Agent shall promptly pay to the Company upon Company Request any excess money or securities held by them at any time, including, without limitation, any assets deposited with the Trustee pursuant to Section 8.6(a) exceeding those necessary for the purposes of Section 8.6(a).

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Section 8.9. Indemnity for Government Obligations. The Company shall pay, and shall indemnify the Trustee against, any tax, fee or other charge imposed on or assessed against Government Obligations deposited pursuant to this Article or the principal and interest, if any, and any other amount received on such Government Obligations.

ARTICLE IX

AMENDMENTS AND SUPPLEMENTAL INDENTURES

Section 9.1. Without Consent of Holders. Without the consent of any Holders, the Company, the Trustee and the Collateral Agent at any time and from time to time, may enter into indentures supplemental hereto (in form reasonably satisfactory to the Trustee and the Collateral Agent), and the Company, the Trustee (as applicable), the Collateral Agent (as applicable) and the other parties to the other Notes Documents (as applicable) may amend or supplement such other Notes Documents (which amendments or supplements shall be in form reasonably satisfactory to the Trustee (as applicable) and the Collateral Agent (as applicable)), in each case for any of the following purposes:

(a) to evidence the succession of another corporation to the Company and the assumption by any such successor of the covenants and obligations of the Company herein and in the Securities;

(b) to add to the covenants of the Company for the benefit of the Holders of the Securities or to surrender any right or power herein conferred upon the Company; provided, however, that in respect of any such additional covenant such supplemental indenture may provide for a particular period of grace after Default (which period may be shorter or longer than that allowed in the case of other Defaults) or may limit the remedies available to the Trustee upon such Default;

(c) to make any change that would provide additional rights or benefits to the Holders of the Securities;

(d) to add any additional Events of Default with respect to the Securities;

(e) to secure the Securities;

(f) to evidence and provide for the acceptance of appointment hereunder by a successor Trustee and to add to or change any of the provisions of this Indenture as shall be necessary to provide for or facilitate the administration of the trust hereunder by the Trustee, pursuant to the requirements of Section 7.11;

(g) to qualify or maintain, at the Company’s discretion, the qualification of this Indenture under the Trust Indenture Act (it being agreed that this Indenture will not on the Issue Date be qualified under the Trust Indenture Act);

(h) if allowed without penalty under applicable laws and regulations, to permit payment in respect of the Securities in bearer form in the United States;

(i) to correct or supplement any provision herein which may be inconsistent with any other provision herein or to make any other provisions with respect to matters or questions arising under this Indenture; provided such action shall not adversely affect the interests of the Holders of Securities affected thereby;

(j) to cure an ambiguity or correct any mistake, omissions, errors, defects or inconsistencies;

(k) to add a Subsidiary Guarantor or remove a Subsidiary Guarantor, which, in accordance with the terms of this Indenture, ceases to be liable in respect of its Subsidiary Guarantee;

(l) to reduce the minimum denomination of the Securities;

(m) to provide for the issuance of Additional Securities in accordance with the provisions of this Indenture;

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(n) to conform this Indenture or any of the Notes Collateral Documents to the “Description of Notes” section of the Offering Memorandum to the extent that such provision in the “Description of Notes” was intended to be a verbatim recitation of a provision of this Indenture or any such Notes Collateral Document;

(o) to mortgage, pledge, hypothecate or grant any other Lien in favor of the Collateral Agent for its benefit and the benefit of the Trustee and the Holders of the Securities, as additional security for the payment and performance of all or any portion of such Liens, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Collateral Agent or the Trustee pursuant to this Indenture, the Intercreditor Agreements, the Notes Collateral Documents or otherwise;

(p) to provide for the release of Collateral from the Lien pursuant to this Indenture, the Notes Collateral Documents and the Intercreditor Agreements when permitted or required by the Notes Collateral Documents or this Indenture;

(q) to the extent necessary to provide for the granting of a security interest for the benefit of any Person (provided that the granting of such security interest is not prohibited under this Indenture); or

(r) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Securities as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of Securities; provided, however, that (i) compliance with this Indenture as so amended would not result in the Securities being transferred in violation of the Securities Act or any other applicable securities laws and (ii) such amendment does not adversely affect the rights of any Holder in any material respect; provided further, that the Company has delivered to the Trustee an Opinion of Counsel stating that such change does not adversely affect the rights of any Holder in any material respect.

Section 9.2. With Consent of Holders. Subject to the following paragraph, with the written consent of the Holders of at least a majority of the aggregate principal amount of the Outstanding Securities, (x) the Company (when authorized by or pursuant to a Board Resolution), the Trustee and the Collateral Agent may enter into an indenture or indentures supplemental hereto to add any provisions to or to change or eliminate any provisions of this Indenture or of any other indenture supplemental hereto or to modify the rights of the Holders of such Securities and (y) and the Company (when authorized by or pursuant to a Board Resolution), the Trustee (as applicable), the Collateral Agent (as applicable) and the other parties to the other Notes Documents (as applicable) may amend or supplement such other Notes Documents; provided, however, that without the consent of the Holder of each Outstanding Security affected thereby, a supplemental indenture or amendment or supplement to any Notes Document under this Section may not:

(a) change the Stated Maturity of the principal of, or premium, if any, on, or any installment of principal of or premium, if any, or interest (including Additional Interest, if any) on, any Security, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption, repurchase or repayment thereof, or extend the time for payment of interest on any Security or change the manner in which the amount of any principal thereof or premium, if any, or interest (including Additional Interest, if any) thereon is determined (other than those provisions referenced in Section 9.2(h)) in a manner adverse to the holders of the Securities;

(b) change the Place of Payment where or the currency in which any Security or any premium, or interest (including Additional Interest, if any) thereon is payable, or impair the right to institute suit for payments of principal or interest (including Additional Interest, if any) on the Securities on or after the due dates therefor;

(c) reduce the percentage of the principal amount of the Outstanding Securities, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver provided for in this Indenture;

(d) change any obligation of the Company to maintain an office or agency in the places and for the purposes specified in Section 3.3;

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(e) make any change in Section 6.7 (other than to add sections to institute suit for payments of principal or interest (including Additional Interest, if any) on the Securities on or after the due dates therefor), Section 6.10 or this Section 9.2 (other than to add sections which may not be amended, supplemented or waived without the consent of each holder affected thereby);

(f) waive a default in the payment of principal of, or interest (including Additional Interest, if any) on, or redemption payment with respect to, the Securities (except a rescission of acceleration of the Securities by the holders thereof as provided in this Indenture and a waiver of the payment default that resulted from such acceleration);

(g) modify the ranking of the Securities in a manner that would be adverse to the holders of the Securities affected thereby;

(h) modify the provisions relating to any Offer to Purchase required under Section 3.13 if an Asset Sale Offer Trigger Date has occurred or Section 5.9 if a Change of Control has occurred in a manner materially adverse to the holders of the Securities affected thereby;

(i) make any change in the provisions of this Indenture or the Notes Collateral Documents dealing with the application of proceeds of Collateral that would materially adversely affect the rights of a Holder; or

(j) make any change in the amendment or waiver provisions of this Indenture or any Notes Document that requires each Holder’s consent as described in Section 9.2(a) through (i).

Without the consent of the Holders of at least two-thirds in aggregate principal amount of the Securities then outstanding, no amendment or waiver may release all or substantially all of the Collateral from the Liens of the Notes Collateral Documents with respect to the Securities.

It is not necessary under this Section 9.2 for the Holders to consent to the particular form of any proposed supplemental indenture or amendment to a Notes Document, but it is sufficient if they consent to the substance thereof. A consent to any amendment or modification of this Indenture or any Notes Document by any Holder given in connection with a purchase of, or a tender offer or exchange offer for such Holder’s Securities shall not be rendered invalid by the subsequent sale, tender or exchange of such Holder’s securities.

Upon the request of the Company, accompanied by an Officer’s Certificate and a Board Resolution authorizing the execution of any supplemental indenture or other amendment pursuant to this Section 9.2, and upon the filing with the Trustee of evidence of the consent of Holders as aforesaid, the Trustee and the Collateral Agent shall join with the Company in the execution of such supplemental indenture or amendment unless such supplemental indenture or amendment affects the Trustee’s or the Collateral Agent’s own rights, duties or immunities under this Indenture or the applicable Notes Document or otherwise, in which case the Trustee and the Collateral Agent may, but shall not be obligated to, enter into such supplemental indenture or amendment.

Section 9.3. [Reserved].

Section 9.4. Execution of Supplemental Indentures and Amendments. In executing, or accepting the additional trusts created by, any supplemental indenture or amendment permitted by this Article or the modification thereby of the trusts created by this Indenture or any other Notes Document, the Trustee shall be provided with and shall be fully protected in relying upon, an Opinion of Counsel and an Officer’s Certificate stating that the execution of such supplemental indenture or amendment is authorized or permitted by this Indenture or the applicable Notes Document. The Trustee and the Collateral Agent may, but shall not be obligated to, enter into any such supplemental indenture or amendment which affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise.

Section 9.5. Effect of Supplemental Indentures and Amendments. Upon the execution of any supplemental indenture or amendment under this Article, this Indenture or the applicable Notes Document shall be modified in accordance therewith and such supplemental indenture or amendment, as applicable, shall form a part of this Indenture or the applicable Notes Document for all purposes; and every Holder of Securities theretofore or thereafter authenticated and delivered hereunder and of any coupon appertaining thereto shall be bound thereby.

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ARTICLE X

SUBSIDIARY GUARANTEES

Section 10.1. Subsidiary Guarantees.

(a) Subject to the provisions of this Article X, each Subsidiary Guarantor, jointly and severally, hereby irrevocably and unconditionally guarantees to each Holder of Securities and to the Trustee for itself and on behalf of the Holders (i) the due and punctual payment of principal of, premium, if any, interest and Additional Interest, if any, in full on each Security when and as the same shall become due and payable whether at Stated Maturity, by declaration of acceleration or otherwise, (ii) the due and punctual payment of interest on the overdue principal of, premium, if any, and interest (including Additional Interest, if any) in full on the Securities, to the extent permitted by law, and (iii) the due and punctual performance of all other Obligations of the Company and the other Subsidiary Guarantors to the Holders, the Trustee or the Collateral Agent, including without limitation the payment of fees, expenses, indemnification or other amounts, all in accordance with the terms of the Securities and this Indenture. In case of the failure of the Company punctually to make any such principal or interest payment or the failure of the Company or any other Subsidiary Guarantor to perform any such other Obligation, each Subsidiary Guarantor hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable, whether at Stated Maturity, by declaration of acceleration or otherwise, and as if such payment were made by the Company and to perform any such other Obligation of the Company immediately. Each Subsidiary Guarantor hereby further agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee, the Collateral Agent or the Holders in enforcing any rights under these Subsidiary Guarantees. The Subsidiary Guarantees under this Article X are guarantees of payment and not of collection.

(b) Each of the Company and the Subsidiary Guarantors hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger, insolvency or bankruptcy of the Company or any other Subsidiary Guarantor, any right to require a proceeding first against the Company or any other Subsidiary Guarantor, protest or notice with respect to the Securities or the indebtedness evidenced thereby and all demands whatsoever, and covenants that these Subsidiary Guarantees will not be discharged except by complete performance of the Obligations contained in the Securities and in this Indenture, or as otherwise specifically provided therein and herein.

(c) Each Subsidiary Guarantor hereby waives and relinquishes:

(i) any right to require the Trustee, the Collateral Agent, the Holders or the Company (each, a “Benefited Party”) to proceed against the Company, the Subsidiaries of the Company or any other Person or to proceed against or exhaust any security held by a Benefited Party at any time or to pursue any other remedy in any secured party’s power before proceeding against the Subsidiary Guarantors;

(ii) any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other Person or Persons or the failure of a Benefited Party to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other Person or Persons;

(iii) demand, protest and notice of any kind (except as expressly required by this Indenture), including but not limited to notice of the existence, creation or incurring of any new or additional indebtedness or obligation or of any action or non-action on the part of the Subsidiary Guarantors, the Company, the Subsidiaries of the Company, any Benefited Party, any creditor of the Subsidiary Guarantors, the Company or the Subsidiaries of the Company or on the part of any other Person whomsoever in connection with any obligations the performance of which are hereby guaranteed;

(iv) any defense based upon an election of remedies by a Benefited Party, including but not limited to an election to proceed against the Subsidiary Guarantors for reimbursement;

(v) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

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(vi) any defense arising because of a Benefited Party’s election, in any proceeding instituted under any Bankruptcy Law, of the application of Title 11, U.S. Code Section 1111(b)(2); and

(vii) any defense based on any borrowing or grant of a security interest under Title 11, U.S. Code Section 364.

(d) Each Subsidiary Guarantor further agrees that, as between such Subsidiary Guarantor, on the one hand, and Holders, the Trustee and the Collateral Agent, on the other hand, (i) for purposes of the relevant Subsidiary Guarantee, the maturity of the Obligations guaranteed by such Subsidiary Guarantee may be accelerated as provided in Article VI, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed thereby, and (ii) in the event of any acceleration of such Obligations (whether or not due and payable) such Obligations shall forthwith become due and payable by such Subsidiary Guarantor for purposes of such Subsidiary Guarantee.

(e) The Subsidiary Guarantees shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment, or any part thereof, of principal of, premium, if any, interest or Additional Interest, if any, on any of the Securities is rescinded or must otherwise be returned by the Holders, the Trustee or the Collateral Agent upon the insolvency, bankruptcy or reorganization of the Company or any of the Subsidiary Guarantors, all as though such payment had not been made.

(f) Each Subsidiary Guarantor shall be subrogated to all rights of the Holders against the Company in respect of any amounts paid by such Subsidiary Guarantor pursuant to the provisions of the Subsidiary Guarantees or this Indenture; provided, however, that a Subsidiary Guarantor shall not be entitled to enforce or to receive any payments until the principal of, premium, if any, interest and Additional Interest, if any, on all Securities issued hereunder shall have been paid in full.

(g) To the fullest extent permitted by applicable law, each Subsidiary Guarantor expressly authorizes the Collateral Agent to take and hold security for the payment and performance of the Subsidiary Guarantees, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in its sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Subsidiary Guarantees, all without affecting the obligations of any Subsidiary Guarantor hereunder.

Section 10.2. Obligations of Subsidiary Guarantors Unconditional. Each Subsidiary Guarantor hereby agrees that its Obligations hereunder shall be Subsidiary Guarantees of payment and shall be unconditional, irrespective of and unaffected by the validity, regularity or enforceability of the Securities or this Indenture, or of any amendment thereto or hereto, the absence of any action to enforce the same, the waiver or consent by any Holder or by the Trustee or the Collateral Agent with respect to any provisions thereof or of this Indenture, the entry of any judgment against the Company or any other Subsidiary Guarantor or any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Subsidiary Guarantor.

Section 10.3. Limitation on Subsidiary Guarantors’ Liability. Each Subsidiary Guarantor and by its acceptance hereof each Holder, hereby confirms that it is the intention of all such parties that the Subsidiary Guarantee by such Subsidiary Guarantor pursuant to its Subsidiary Guarantee not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law. To effectuate the foregoing intention, the Holders and such Subsidiary Guarantor hereby irrevocably agree that the Obligations of such Subsidiary Guarantor under this Article X shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the Obligations of such other Subsidiary Guarantor under this Article X, result in the Obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent transfer or conveyance under applicable federal or state law.

Section 10.4. Releases of Subsidiary Guarantees. A Subsidiary Guarantee of a Subsidiary Guarantor will be automatically and unconditionally released (and thereupon shall terminate and be discharged and be of no further force and effect):

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(1) in connection with any sale, transfer, exchange or other disposition (including by way of merger, amalgamation, consolidation, dividend distribution or otherwise) of the Capital Stock of the Subsidiary Guarantor after which such Subsidiary Guarantor is no longer a Subsidiary of the Company to a Person that is not (either before or after giving effect to such transaction) an Affiliate of the Company, if the sale, transfer, exchange or other disposition of all such Capital Stock of that Subsidiary Guarantor complies with the applicable provisions of this Indenture;

(2) if the Company properly designates the Subsidiary Guarantor as an Unrestricted Subsidiary under this Indenture;

(3) solely in the case of a Subsidiary Guarantee created pursuant to Section 3.17 upon the release or discharge of the guarantee that resulted in the creation of such Subsidiary Guarantee pursuant to that covenant, except a discharge or release by or as a result of payment under such guarantee;

(4) upon the merger, amalgamation or consolidation of any Subsidiary Guarantor with and into the Company or another Subsidiary Guarantor or upon the liquidation of such Subsidiary Guarantor, in each case, in compliance with the applicable provisions of this Indenture;

(5) upon a defeasance or satisfaction and discharge of this Indenture that complies Section 8.1 or Section 8.6;

(6) upon payment in full of the aggregate principal amount of all Securities then outstanding and all other financial obligations under this Indenture and the Securities then due and owing;

(7) to the extent permitted under Article IX; or

(8) pursuant to an enforcement action in accordance with the Intercreditor Agreements.

Upon any occurrence giving rise to a release of a Subsidiary Guarantee as specified above, the Trustee will execute any documents reasonably required in order to evidence or effect such release, discharge and termination in respect of such Subsidiary Guarantee. Neither the Company nor any Subsidiary Guarantor will be required to make a notation on the Securities to reflect any such Subsidiary Guarantee or any such release, termination or discharge.

Section 10.5. Application of Certain Terms and Provisions to Subsidiary Guarantors.

(a) For purposes of any provision of this Indenture which provides for the delivery by any Subsidiary Guarantor of an Officer’s Certificate or an Opinion of Counsel or both, the definitions of such terms in Section 1.1 shall apply to such Subsidiary Guarantor as if references therein to the Company were references to such Subsidiary Guarantor.

(b) Any request, direction, order or demand which by any provision of this Indenture is to be made by any Subsidiary Guarantor shall be sufficient if evidenced by a Company Order; provided that the definition of such term in Section 1.1 shall apply to such Subsidiary Guarantor as if references therein to the Company were references to such Subsidiary Guarantor.

(c) Any notice or demand which by any provision of this Indenture is required or permitted to be given or served by the Trustee or by the Holders of Securities to or on any Subsidiary Guarantor may be given or served pursuant to Section 12.2.

(d) Upon any demand, request or application by any Subsidiary Guarantor to the Trustee to take any action under this Indenture, such Subsidiary Guarantor shall furnish to the Trustee such certificates and opinions as are required in Section 7.2 as if all references therein to the Company were references to such Subsidiary Guarantor.

ARTICLE XI

COLLATERAL AND SECURITY

Section 11.1. The Collateral Agent.

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(a) The Bank of New York Mellon Trust Company, N.A. will be the Collateral Agent as of the Issue Date. By accepting a Security, each of the Holders hereby irrevocably appoints The Bank of New York Mellon Trust Company, N.A. (and its successors) to act on its behalf as the Collateral Agent under each of the Notes Collateral Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms thereof. The Collateral Agent will have no duties or obligations except those expressly set forth in this Indenture or the Notes Collateral Documents to which it is party. The Collateral Agent will not be liable for any action taken or not taken by it in the absence of its own gross negligence or willful misconduct. The Collateral Agent will be entitled to rely upon, and will not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. The Collateral Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. The Collateral Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and will not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Without limiting the generality of the foregoing, the Collateral Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether an event of default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Notes Collateral Documents that the Collateral Agent is required to exercise; provided that the Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Collateral Agent to liability or that is contrary to any Notes Collateral Document or applicable law;

(iii) shall not, except as expressly set forth in the Notes Collateral Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Collateral Agent or any of its Affiliates in any capacity;

(iv) shall not be liable for any action taken or not taken by it (a) in the absence of its own gross negligence or willful misconduct or (b) in reliance on an Officer’s Certificate stating that such action is permitted by the terms of the Notes Collateral Documents; and

(v) shall not be responsible for or have any duty to ascertain or inquire into (a) any statement, warranty or representation made in or in connection with any Notes Collateral Document, (b) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (c) the performance or observance of any of the covenants, agreements or other terms or conditions set forth therein or the occurrence of any event of default, (d) the validity, enforceability, effectiveness or genuineness of any Notes Collateral Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Notes Collateral Documents, (e) the value or the sufficiency of any Collateral for the Notes Obligations, or (f) the satisfaction of any condition set forth in any Notes Document, other than to confirm receipt of items expressly required to be delivered to the Collateral Agent.

The use of the term “agent” herein with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law other than as a “representative” as such term is used in Section 9-102(a)(72)(E) of the Uniform Commercial Code.

BY ACCEPTING A NOTE EACH HOLDER WILL BE DEEMED TO HAVE IRREVOCABLY AGREED TO THE FOREGOING PROVISIONS OF THIS SECTION 11.1(A) AND SHALL BE BOUND BY THOSE AGREEMENTS TO THE FULLEST EXTENT PERMITTED BY LAW.

(b) Without limiting the Intercreditor Agreements, the Collateral Agent shall be subject to such directions as may be properly given it by the Trustee and/or other Representatives from time to time in accordance with this Indenture, the Intercreditor Agreements and the other Notes Collateral Documents. Except as directed by the Trustee and/or other Representatives and as expressly required by this Indenture, the Intercreditor Agreements and

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the other Notes Collateral Documents, and in each case subject to the Intercreditor Agreements, the Collateral Agent shall not be obligated:

(i) to act upon directions purported to be delivered to it by any other Person;

(ii) to foreclose upon or otherwise enforce any Lien securing the Securities or any of the Subsidiary Guarantees; or

(iii) to take any other action whatsoever with regard to any or all of the Liens securing the Securities, the Subsidiary Guarantees or the Notes Collateral Documents or with regard to the Collateral.

(c) The Collateral Agent is authorized and empowered to appoint one or more co-agents or sub-agents or attorneys-in-fact as it deems necessary or appropriate in connection herewith and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith.

(d) The Collateral Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The Collateral Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Article 11 shall apply to any such sub-agent and to the Affiliates of the Collateral Agent and any such sub-agent

(e) Subject to the appointment and acceptance of a successor Collateral Agent as provided below, the Collateral Agent may resign at any time by notifying the Company and the Trustee in writing. Upon any such resignation, the Trustee shall have the right, with the consent (not to be unreasonably withheld) of the Company, to appoint a successor; provided that during the existence and continuation of an Event of Default pursuant to clause (a), (b), (g) or (h) of Section 6.1 consent of the Company shall not be required. If no successor shall have been so appointed by the Trustee and shall have accepted such appointment within 30 days after the retiring Collateral Agent gives notice of its resignation, then the retiring Collateral Agent may, on behalf of the Holders and the Trustee, appoint a successor Collateral Agent which shall be a bank with an office in New York, New York, having a combined capital and surplus of at least $1,000,000,000, or an Affiliate of any such bank that is, so long as no Event of Default pursuant to clause (a), (b), (g) or (h) of Section 6.1 shall have occurred and be continuing, reasonably acceptable to the Company. Upon the acceptance of its appointment as Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After a Collateral Agent’s resignation hereunder, the provisions of this Article and Article VI shall continue in effect for the benefit of such retiring Collateral Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while acting as Collateral Agent.

(f) The benefits, protections and indemnities of the Trustee in Sections 7.2 and 7.9 of this Indenture shall apply mutatis mutandis to the Collateral Agent in its capacity as such, including, without limitation, the rights to receive and rely on Officer’s Certificates and Opinions of Counsel, reimbursement and indemnification.

(g) Each Holder, by its acceptance of any Securities, is deemed to have consented and agreed to the terms of each Notes Collateral Document, as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of this Indenture; and authorizes and empowers the Trustee, the Term Loan Agent (through the Term Loan Intercreditor Agreement) and the Second Lien Controlling Agent (through Article VIII of the Notes Security Agreement) to bind the Holders as set forth in the applicable Notes Collateral Documents to which they are a party and to perform its obligations and exercise its rights and powers thereunder. Notwithstanding the foregoing, no such consent or deemed consent shall be deemed or construed to represent an amendment or waiver, in whole or in part, of any provision of this Indenture or the Securities.

(h) Except as contemplated by the Notes Collateral Documents, neither the Trustee nor the Collateral Agent shall be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Company or any

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Grantor to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.

Section 11.2. Acceptance of Notes Collateral Documents. The Trustee and each Holder, by accepting any Securities and the Subsidiary Guarantees, acknowledges that, as more fully set forth in the Notes Collateral Documents, the Collateral as now or hereafter constituted shall be for the benefit of all the Holders, the Collateral Agent, the Trustee and the other Notes Secured Parties, and that the Lien granted in the Notes Collateral Documents relating to the Securities in respect of the Trustee, the Collateral Agent, the Holders and the other Notes Secured Parties is subject to and qualified and limited in all respects by the Notes Collateral Documents and actions that may be taken thereunder. In the event of conflict between an Intercreditor Agreement, any of the other Notes Collateral Documents and this Indenture, the applicable Intercreditor Agreement shall control.

Section 11.3. Further Assurances. The Company shall, and shall cause each other Pledgor and IMHC to, at its sole expense, take all actions that may be required under applicable law, or that the Trustee or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by this Indenture and in order to grant, preserve, protect and perfect the validity and intended priority of the security interests created or intended to be created by the Notes Collateral Documents. As necessary, or upon reasonable request of the Collateral Agent, the Company shall, and shall cause each other Pledgor and IMHC to, execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements and continuation statements, mortgages and deeds of trust) as required under this Indenture and the Notes Collateral Documents.

Section 11.4. After-Acquired Property.

(a) Subject to Section 11.4(b) and the exceptions and limitations in the Notes Collateral Documents, if the Company or any other Pledgor acquires any property which constitutes Collateral under the Notes Security Agreement or any other Notes Collateral Document (excluding, for the avoidance of doubt, any Excluded Assets), the Company shall, and shall cause any such Pledgor to, execute and deliver such security instruments, financing statements and such certificates and opinions of counsel and take all other actions as are required under this Indenture and the Notes Collateral Documents to vest in the Collateral Agent a perfected security interest (subject to Permitted Liens and other Liens permitted by this Indenture) in such after-acquired property and to have such after-acquired property included as part of the Collateral, and thereupon all provisions of the Notes Collateral Documents and this Indenture relating to the Collateral shall be deemed to relate to such after-acquired property to the same extent and with the same force and effect.

(b) Notwithstanding anything to the contrary in Section 11.4(a), any requirement to mortgage real property that is acquired after the Issue Date pursuant to Section 11.4(a) shall be limited to real property that constitutes Material Real Estate Assets. The Company shall provide such evidence as the Collateral Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien.

Section 11.5. Real Property Mortgage; Insurance Certificate; First Lien Dutch Law Pledge Agreement.

(a) The Company shall complete or cause to be completed on or prior to the Issue Date all filings and other similar actions required on its part in connection with the creation and perfection of such security interests in favor of the Securities and the Subsidiary Guarantees.

(b) The Company shall deliver to the Collateral Agent, within 90 days after the Issue Date (or such longer period as the Collateral Agent may agree in its sole discretion):

(i) in the case of real property constituting Material Real Estate Assets (excluding, for the avoidance of doubt, any Excluded Assets), (A) mortgages securing the Notes Obligations, duly executed and delivered by the Pledgor that is the record owner of each applicable Material Real Estate Asset and otherwise suitable for recording and in form and substance sufficient to grant to the Collateral Agent for the benefit of the Notes Secured Parties a valid mortgage lien on such real property; (B) title insurance policies insuring no Liens of record in violation of the applicable mortgage and that in no event shall provide coverage of less than fair market value of such Material Real Estate Assets; (C) surveys in form reasonably acceptable to the Collateral Agent (it being agreed that an existing survey in form sufficient to delete general survey exceptions from the title insurance policies and to obtain survey related title endorsements with

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an affidavit of no change shall be acceptable); and (D) local counsel opinions, and any other documents reasonably requested by the Collateral Agent in respect of the mortgages;

(ii) copies of insurance certificates and endorsements of insurance, in each case in form and substance reasonably satisfactory to the Collateral Agent; and

(iii) the First Lien Dutch Law Pledge Agreement with respect to the First Lien Collateral that shall be executed by such persons as may be required under applicable law in form and substance reasonably satisfactory to the Collateral Agent.

Section 11.6. Release. The Liens on the Collateral shall be released with respect to the Securities and the Subsidiary Guarantees:

(i) in whole, upon payment in full of the principal of, accrued and unpaid interest, if any, and premium, if any, on the Securities;

(ii) in whole, upon satisfaction and discharge of this Indenture pursuant to Article VIII;

(iii) in whole, upon a defeasance or covenant defeasance pursuant to Article VIII;

(iv) in part, as to any property or asset constituting Collateral (A) that is sold or otherwise disposed of or deemed disposed of in an Asset Disposition permitted pursuant to Section 3.13, (B) that is owned by a Subsidiary Guarantor to the extent such Subsidiary Guarantor has been released from its Subsidiary Guarantee in accordance with this Indenture, (C) that is owned by a Pledgor to the extent such Pledgor has been released from the Notes Collateral Documents in accordance with this Indenture or (D) otherwise in accordance with, and as expressly provided for under, this Indenture and the Notes Collateral Documents;

(v) with respect to any particular item of Collateral, if all other Liens on that asset securing the First Lien Obligations and the RZB Obligations then secured by that asset are released or will be released substantially simultaneously therewith unless such release occurs in connection with a discharge in full of such First Lien Obligations and RZB Obligations;

(vi) in whole or in part as set forth in the Intercreditor Agreements;

(vii) to the extent any particular item of Collateral becomes an Excluded Asset; or

(viii) to the extent permitted under Article IX.

Section 11.7. Enforcement of Remedies. Notwithstanding anything to the contrary herein, any enforcement of the Subsidiary Guarantees or any remedies with respect to the Collateral under the Notes Collateral Documents is subject to the provisions of the Intercreditor Agreements.

ARTICLE XII

MISCELLANEOUS

Section 12.1. [Reserved].

Section 12.2. Notices. Any notice or communication shall be in writing, in the English language and delivered in person or mailed by first-class mail or transmitted by facsimile or email (with written confirmation of receipt in the case of notice or communication by facsimile or email) addressed as follows:

if to the Company:

Navistar International Corporation

2701 Navistar Drive

Lisle, Illinois 60532

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Attention: Treasurer

Email: Bill.McMenamin@navistar.com and Anthony.Aiello@navistar.com if to the Trustee or the Collateral Agent:

The Bank of New York Mellon Trust Company, N.A.

2 North LaSalle Street, Suite 700

Chicago, Illinois 60602

Attention: Corporate Trust Administration

Facsimile: (312) 827-8522

The Company, the Trustee or the Collateral Agent by notice to the other may designate additional or different addresses for subsequent notices or communications.

Where this Indenture provides for notice to Securityholders of any event, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Securityholder affected by such event, at his address as it appears in the Security Register, not later than the latest date (if any), and not earlier than the earliest date (if any), prescribed for the giving of such notice.

In any case where notice to Securityholders is given by mail, neither the failure to mail a notice or communication to a Securityholder nor any defect in any notice so mailed shall affect its sufficiency with respect to other Securityholders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it. If by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice as provided above, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.

Section 12.3. Communication by Holders with other Holders. Securityholders may communicate with other Securityholders with respect to their rights under this Indenture or the Securities.

Section 12.4. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee and/or the Collateral Agent to take or refrain from taking any action under this Indenture or the Notes Collateral Documents, the Company shall furnish to the Trustee and/or the Collateral Agent, as applicable:

(a) an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee and/or the Collateral Agent stating that, in the opinion of the signer, all conditions precedent, if any, provided for in this Indenture and/or the Notes Collateral Documents relating to the proposed action have been complied with; and

(b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee and/or Collateral Agent stating that, in the opinion of such counsel, all such conditions precedent have been complied with except that in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this Indenture relating to such particular application or request, no additional certificate or opinion need be furnished.

Section 12.5. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture or the Notes Collateral Documents shall include:

(a) a statement that the individual making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

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(d) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with. In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officer’s Certificate or on certificates of public officials.

Section 12.6. When Securities Disregarded. In determining whether the Holders of the required principal amount of Securities have concurred in any direction, waiver or consent, Securities owned by the Company or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company shall be disregarded and deemed not to be Outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Securities which a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. Also, subject to the foregoing, only Securities Outstanding at the time shall be considered in any such determination.

Section 12.7. Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by, or a meeting of, Securityholders. The Registrar and the Paying Agent may make reasonable rules for their functions.

Section 12.8. Legal Holidays. In any case where any interest payment date, Redemption Date, Stated Maturity or maturity of any Security shall not be a Business Day (each, a “Legal Holiday”), then (notwithstanding any other provision of this Indenture or of any Security) payment of principal, premium, if any, interest, if any, or Additional Interest, if any, need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such date; provided that no interest shall accrue on the amount so payable for the period from and after such interest payment date, Redemption Date, Stated Maturity or maturity, as the case may be, if the payment is made on the next succeeding Business Day.

Section 12.9. GOVERNING LAW. THIS INDENTURE, THE SECURITIES AND THE SUBSIDIARY GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK. THE COMPANY AND EACH SUBSIDIARY GUARANTOR AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, COUNTY OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE SECURITIES AND THE SUBSIDIARY GUARANTEE.

Section 12.10. No Recourse Against Others. An incorporator, director, officer, employee, stockholder or controlling person, as such, of each of the Company or any Subsidiary Guarantor shall not have any liability for any obligations of the Company or the Subsidiary Guarantor under the Securities, the Subsidiary Guarantees or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. By accepting a Security, each Securityholder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issuance of the Securities.

Section 12.11. Successors. All agreements of the Company and the Subsidiary Guarantors in this Indenture and the Securities shall bind their respective successors. All agreements of the Trustee and Collateral Agent in this Indenture shall bind its successors.

Section 12.12. Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture.

Section 12.13. Variable Provisions. The Company initially appoints the Trustee as U.S. Paying Agent and Registrar with respect to any Global Securities.

Section 12.14. [Reserved].

Section 12.15. Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

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Section 12.16. Separability. In case any provision of this Indenture or the Securities shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.17. Benefits of Indenture. Nothing in this Indenture or in the Securities, expressed or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section 12.18. Waiver of Jury Trial. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE SECURITIES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 12.19. Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 12.20. Foreign Account Tax Compliance Act (FATCA). The Company agrees (i) to provide the Trustee with such reasonable information as it has in its possession to enable the Trustee to determine whether any payments pursuant to this Indenture are subject to the withholding requirements described in Section 1471(b) of the Code or otherwise imposed pursuant to Sections 1471 through 1474 of the Code and any regulations, or agreements thereunder or official interpretations thereof (“Applicable Law”), and (ii) that the Trustee shall be entitled to make any withholding or deduction from payments under this Indenture to the extent necessary to comply with Applicable Law, for which the Trustee shall not have any liability.

Section 12.21. Intercreditor Agreements. Reference is made to the Intercreditor Agreements. Each Holder, by its acceptance of a Security, (a) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreements and (b) authorizes and instructs the Trustee and the Collateral Agent to enter into the Intercreditor Agreements (and any other Notes Collateral Documents) as Trustee and Collateral Agent, as the case may be, and on behalf of such Holder, including without limitation, making any representations of the Holders contained therein.

Section 12.22. Execution. Exchange of signature pages to this Indenture, the Initial Securities or Additional Securities by facsimile or electronic transmission shall constitute effective execution and delivery of this Indenture, the Initial Securities or Additional Securities.

* * * *

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IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, all as of the day and year first written above.

ISSUER:
NAVISTAR INTERNATIONAL CORPORATION
By:	/s/ William V. McMenamin
Name:	William V. McMenamin
Title:	President, Financial Services and Treasurer

TRUSTEE AND COLLATERAL AGENT:
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee and Collateral Agent
By:	/s/ Valere Boyd
Name:	Valere Boyd
Title:	Vice President

GUARANTOR:
NAVISTAR, INC.
By:	/s/ William V. McMenamin
Name:	William V. McMenamin
Title:	President, Financial Services and Treasurer

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 APPENDIX A
RULE 144A/REGULATION S APPENDIX

PROVISIONS RELATING TO SECURITIES

1. Definitions

1.1 Definitions.

For the purposes of this Appendix the following terms shall have the meanings indicated below:

“QIB” means a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

“Transfer Restricted Securities” means Securities that bear or are required to bear the legend set forth in Section 2.3(d)(i) hereof.

“Unrestricted Securities” means any Securities that are not Transfer Restricted Securities.

1.2 Other Definitions.

Term	Defined in Section:
“Regulation S”	2.1(a)
“Regulation S Global Security”	2.1(a)
“Resale Restriction Termination Date”	2.3(d)(i)
“Restricted Global Security”	2.1(a)
“Restricted Period”	2.1(b)
“Rule 144A”	2.1(b)
“Rule 144A Global Security”	2.1(a)

2.

2.1 The Securities.

(a) Form and Dating. Securities offered and sold to persons reasonably believed to be QIBs (“Rule 144A Global Securities”) shall be issued initially in the form of one or more permanent Global Securities in definitive, fully registered form, and Securities offered and sold in reliance on Regulation S under the Securities Act (“Regulation S Global Securities”) shall be issued initially in the form of one or more permanent Global Securities in definitive, fully registered form, in each case without interest coupons and with the Global Securities legend, Restricted Securities legend and, if applicable, the OID Legend, in each case as set forth in Section 2.3 (each security, unless and until becoming an Unrestricted Security in accordance with Section 2.3(d)(ii), a “Restricted Global Security”), which shall be deposited on behalf of the holders of the Securities represented thereby with the Trustee, as custodian for the Depositary (or with such other custodian as the Depositary may direct), and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and authenticated by the Trustee as hereinafter provided. Notwithstanding the foregoing, any Securities offered and sold in reliance on Regulation S at such time as the Company is subject to Category 3 restrictions under Section 903 of the Securities Act shall be issued initially in the form of one or more temporary Global Securities in fully registered form, which, after the expiration of the Restricted Period (as defined below), beneficial ownership interests therein may be exchanged for interests in a permanent Regulation S Global Security (or a Rule 144A Global Security) upon certification in form reasonably satisfactory to the Company and the Trustee that beneficial ownership interests in such temporary Global Security are owned either by non-U.S. persons or U.S. persons who purchased such interests in a transaction that did not require registration under the Securities Act.

(b) Book-Entry Provisions. This Section 2.1(b) shall apply only to a Global Security deposited with or on behalf of the Depositary.

The Company shall execute and the Trustee shall, in accordance with this Section 2.1(b), authenticate and deliver initially one or more Global Securities that (a) shall be registered in the name of the Depositary for such Global Security or Global Securities or the nominee of such Depositary and (b) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions or held by the Trustee as custodian for the Depositary. If such Global Securities are Restricted Global Securities, then separate Global Securities shall be issued to represent Rule 144A Global Securities and Regulation S Global Securities so long as required by law or the Depositary.

Except as set forth in this Section 2.1(b), beneficial interests in the Regulation S Global Security will not be exchangeable for interests in the Rule 144A Global Security prior to the expiration of the period through and including the 40th day after the later of the commencement of the offering of any Securities and the closing of such offering (such period, the “Restricted Period”) and then, after the expiration of the Restricted Period, may be exchanged for interests in a Rule 144A Global Security only upon certification in form reasonably satisfactory to the Company and the Trustee that beneficial ownership interests in such Regulation S Global Security are owned either by non-U.S. persons or U.S. persons who purchased such interests in a transaction that did not require registration under the Securities Act.

Prior to the expiration of the Restricted Period, beneficial interests in the Regulation S Global Security may be exchanged for beneficial interests in the Rule 144A Global Security only if (i) such exchange occurs in connection with a transfer of the Securities pursuant to Rule 144A under the Securities Act (“Rule 144A”), (ii) the transferor first delivers to the Trustee a written certificate (in the form provided in Exhibit 1 hereto) to the effect that the beneficial interest in the Regulation S Global Security is being transferred to a Person who the transferor reasonably believes to be a QIB and is purchasing for its own account or the account of a QIB, in each case in a transaction meeting the requirements of Rule 144A and (iii) the transfer is in accordance with all applicable securities laws. After the expiration of the Restricted Period, such certification requirements shall not apply to such transfers of beneficial interests in a Restricted Global Security representing Regulation S Global Securities.

Beneficial interests in a Rule 144A Global Security may be transferred to a Person who takes delivery in the form of an interest in the Regulation S Global Security, whether before or after the expiration of the Restricted Period, only if the transferor first delivers to the Trustee a written certificate (in the form provided in Exhibit 1 hereto) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available).

The aggregate principal amount of the Global Securities may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee as provided herein and in the Indenture.

(c) Definitive Securities. Except as provided in Section 2.6 of the Indenture, owners of beneficial interests in Restricted Global Securities shall not be entitled to receive Definitive Securities. Definitive Securities shall be exchangeable for beneficial interests in Global Securities only as provided in Section 2.6 of the Indenture and Section 2.3.

2.2 [Reserved].

2.3 Transfer and Exchange.

(a) Transfer and Exchange of Global Securities. The transfer and exchange of Global Securities or beneficial interests therein shall be effected through the Depositary, in accordance with this Appendix and the Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depositary therefor. A transferor of a beneficial interest in a Global Security shall deliver to the Registrar a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in the Global Security. The Registrar shall, in accordance with such instructions, instruct the Depositary to credit to the account of the Person specified in such instructions a beneficial interest in the Global Security and to debit the account of the Person making the transfer the beneficial interest in the Global Security being transferred.

App. -2

(i) Notwithstanding any other provisions of this Appendix, a Global Security may not be transferred as a whole except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(ii) In the event that a Restricted Global Security is exchanged for Definitive Securities pursuant to Section 2.4(a) hereof, such Securities may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of this Section 2.3 (including the certification requirements set forth on the reverse of the Securities intended to ensure that such transfers comply with Rule 144A or Regulation S or another applicable exemption under the Securities Act, as the case may be) and such other procedures as may from time to time be adopted by the Company.

(b) Transfer and Exchange of Definitive Securities. When Definitive Securities are presented to the Registrar with a request (x) to register the transfer of such Definitive Securities or (y) to exchange such Definitive Securities for an equal principal amount of Definitive Securities of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Securities surrendered for transfer or exchange:

(i) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, duly executed by the Holder thereof or its attorney duly authorized in writing; and

(ii) if such Definitive Securities are required to bear a Restricted Securities legend, they are being transferred or exchanged pursuant to an effective registration statement under the Securities Act, pursuant to Section 2.3(c) or pursuant to clause (A), (B) or (C) below, and are accompanied by the following additional information and documents, as applicable:

(A) if such Definitive Securities are being delivered to the Registrar by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect; or

(B) if such Definitive Securities are being transferred to the Company, a Subsidiary Guarantor or any Subsidiary thereof a certification to that effect; or

(C) if such Definitive Securities are being transferred (x) pursuant to an exemption from registration in accordance with Rule 144A, Regulation S or Rule 144 under the Securities Act; or (y) in reliance upon another exemption from the requirements of the Securities Act: (I) a certification to that effect (in the form provided in Exhibit 1 hereto) and (II) if the Company so requests, an opinion of counsel or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the applicable legends as set forth in Section 2.3(d).

(c) Restrictions on Transfer of a Definitive Security for a Beneficial Interest in a Global Security. A Definitive Security may not be exchanged for a beneficial interest in a Rule 144A Global Security or a Regulation S Global Security except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Security, duly endorsed or accompanied by appropriate instruments of transfer, in form satisfactory to the Trustee, together with:

(i) certification, in the form set forth on the reverse of the Security, that such Definitive Security is either (A) being transferred to a person reasonably believed to be a QIB in accordance with Rule 144A or (B) being transferred after expiration of the Restricted Period by a Person who initially purchased such Security in reliance on Regulation S to a buyer who elects to hold its interest in such Security in the form of a beneficial interest in the Regulation S Global Security; and

App. -3

(ii) written instructions directing the Trustee to make, or to direct the Securities custodian to make, an adjustment on its books and records with respect to such Rule 144A Global Security (in the case of a transfer pursuant to clause (c)(i)(A)) or Regulation S Global Security (in the case of a transfer pursuant to clause (c)(i)(B)) to reflect an increase in the aggregate principal amount of the Securities represented by the Rule 144A Global Security or Regulation S Global Security, as applicable, such instructions to contain information regarding the Depositary account to be credited with such increase, then the Trustee shall cancel such Definitive Security and cause, or direct the Securities custodian to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Securities custodian, the aggregate principal amount of Securities represented by the Rule 144A Global Security or Regulation S Global Security, as applicable, to be increased by the aggregate principal amount of the Definitive Security to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Rule 144A Global Security or Regulation S Global Security, as applicable, equal to the principal amount of the Definitive Security so canceled. If no Rule 144A Global Securities or Regulation S Global Securities, as applicable, are then outstanding, the Company shall issue and the Trustee shall authenticate, upon receipt of a Company Order, a new Rule 144A Global Security or Regulation S Global Security, as applicable, in the appropriate principal amount.

(d) Legend.

(i) Except as permitted by the following paragraph (ii) and (iii), each Security certificate evidencing the Restricted Global Securities (and all Securities issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED PRIOR TO (I) THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF SECURITIES INITIALLY ISSUED TO PERSONS REASONABLY BELIEVED TO BE QIBS: ONE YEAR AFTER THE LAST ORIGINAL ISSUE DATE HEREOF OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO] [IN THE CASE OF REGULATION S GLOBAL SECURITY: 40 DAYS AFTER THE LAST DATE OF THE ORIGINAL ISSUANCE OF THE SECURITIES OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY REGULATION S OR ANY SUCCESSOR PROVISION THERETO] AND (II) A LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT (A) TO NAVISTAR INTERNATIONAL CORPORATION (THE “COMPANY”) OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, (C) TO A PERSON REASONABLY BELIEVED TO BE A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (D) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO ANY REQUIREMENT OR LAW THAT THE DISPOSITION OF ITS PROPERTY OR THE PROPERTY OF SUCH INVESTOR ACCOUNT OR ACCOUNTS BE AT ALL TIMES WITHIN ITS OR THEIR CONTROL AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS AND ANY APPLICABLE LOCAL LAWS AND REGULATIONS. EACH HOLDER OF THIS SECURITY AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (E) ABOVE, THE COMPANY AND THE TRUSTEE RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

Each Definitive Security shall also bear the following additional legend:

App. -4

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Each Regulation S Global Security shall also bear the following legend:

BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

Each temporary Regulation S Global Security shall also bear the following legend:

THE RIGHTS ATTACHING TO THIS TEMPORARY REGULATION S GLOBAL SECURITY, AND THE CONDITIONS AND PROCEDURES GOVERNING (I) THE EXCHANGE OF BENEFICIAL INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL SECURITY FOR INTERESTS IN THE REGULATION S GLOBAL SECURITY OR RULE 144A GLOBAL SECURITY AND (II) THE TRANSFER OF INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL SECURITY, ARE AS SPECIFIED IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

(ii) The Company, acting in its discretion, may remove the Restricted Securities legend set forth in paragraph (i) above from any Transfer Restricted Security at any time on or after the Resale Restriction Termination Date applicable to such Transfer Restricted Security. Without limiting the generality of the preceding sentence, the Company may effect such removal by issuing and delivering, in exchange for such Transfer Restricted Security, an Unrestricted Security without such legend, registered to the same Holder and in an equal principal amount, and upon receipt by the Trustee of a Company Order stating that the Resale Restriction Termination Date applicable to such Transfer Restricted Security has occurred and requesting the authentication and delivery of an Unrestricted Security in exchange therefor given at least three Business Days in advance of the proposed date of exchange specified therein (which shall be no earlier than such Resale Restriction Termination Date), the Trustee shall authenticate and deliver such Unrestricted Security to the Depositary or pursuant to such Depositary’s instructions or hold such Security as custodian for the Depositary and shall request the Depositary to, or, if the Trustee is custodian of such Transfer Restricted Security, shall itself, surrender such Transfer Restricted Security in exchange for such Unrestricted Security without such legend and thereupon cancel such Transfer Restricted Security so surrendered, all as directed in such order. For purposes of determining whether the Resale Restriction Termination Date has occurred with respect to any Securities evidenced by a Transfer Restricted Security or delivering any Company Order pursuant to this Section 2.3(d)(ii) with respect to such Securities, (x) only those Securities which a Principal Officer of the Company actually knows (after reasonable inquiry) to be or to have been owned by an Affiliate of the Company shall be deemed to be or to have been, respectively, owned by an Affiliate of the Company; and (y) “Principal Officer” means the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company.

For purposes of this Section 2.3(d)(ii), all provisions relating to the removal of the legend set forth in paragraph (i) above shall relate, if the Resale Restriction Termination Date has occurred only with respect to a portion of the Securities evidenced by a Transfer Restricted Security, to such portion of the Securities so evidenced as to which the Resale Restriction Termination Date has occurred.

Each holder of any Securities evidenced by any Restricted Global Security, by its acceptance thereof, (A) authorizes and consents to, (B) appoints the Company as its agent for the sole purpose of delivering such electronic messages, executing and delivering such instruments and taking such other actions, on such holder’s behalf, as the Depositary or the Trustee may require to effect, and (C) upon the request of the Company, agrees to deliver such electronic messages, execute and deliver such instruments and take such other actions as the Depositary or the Trustee may require, or as shall otherwise be necessary to effect, the removal of the legend set forth in Section 2.3(d)(i) (including by means of the exchange of all or a portion of such Restricted Global Security evidencing such Security for a certificate evidencing such Security that does not bear such legend) at any time after the Resale Restriction Termination Date.

App. -5

(iii) Upon any sale or transfer of a Transfer Restricted Security that is a Definitive Security pursuant to Rule 144 under the Securities Act, the Registrar shall permit the transferee thereof to exchange such Transfer Restricted Security for a Definitive Security that does not bear the legend set forth above and rescind any restriction on the transfer of such Transfer Restricted Security, if the transferor thereof certifies in writing to the Registrar that, and if the Company or the Trustee so request, delivers an opinion of counsel to the effect that, such sale or transfer was made in reliance on Rule 144 (such certification to be in the form provided in Exhibit 1 hereto).

(iv) Each Security certificate evidencing the Restricted Global Securities (and all Securities issued in exchange therefor or in substitution thereof), shall bear a legend in substantially the following form, if required in the Company’s reasonable determination (the “OID Legend”):

SOLELY FOR UNITED STATES FEDERAL INCOME TAX PURPOSES, THIS SECURITY WILL BE TREATED AS ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”). UPON REQUEST, THE COMPANY WILL PROMPTLY MAKE AVAILABLE TO A HOLDER OF THIS SECURITY THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND ISSUE DATE OF THIS SECURITY, (2) THE AMOUNT OF OID, (3) THE YIELD TO MATURITY OF THIS SECURITY, AND (4) ANY OTHER INFORMATION REQUIRED TO BE MADE AVAILABLE BY U.S. TREASURY REGULATIONS. HOLDERS SHOULD CONTACT THE CHIEF FINANCIAL OFFICER AT [ADDRESS].

(e) Restrictions on Transfer of Temporary Regulation S Global Securities. During the Restricted Period, beneficial ownership interests in temporary Regulation S Global Securities may only be sold, pledged or transferred in accordance with the applicable procedures of the Depositary and only (i) to the Company, (ii) in an offshore transaction in accordance with Regulation S (other than a transaction resulting in an exchange for an interest in a Regulation S Global Security) or (iii) pursuant to an effective registration statement under the Securities Act, in each case, in accordance with any applicable securities laws of any state of the United States.

(f) Cancellation or Adjustment of Global Security. At such time as all beneficial interests in a Global Security have either been exchanged for Definitive Securities, redeemed, purchased or canceled, such Global Security shall be returned to the Company for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Security is exchanged for Definitive Securities, redeemed, purchased or canceled, the principal amount of Securities represented by such Global Security shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the custodian for such Global Security) with respect to such Global Security, by the Trustee or the custodian, to reflect such reduction.

(g) No Obligation of the Trustee. The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Appendix or the Indenture or under applicable law with respect to any transfer of any interest in any Security (including any transfers between or among Depositary participants, members or beneficial owners in any Global Security) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Appendix and the Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

2.4 Definitive Securities.

(a) A Global Security deposited with the Depositary or with the Trustee as custodian for the Depositary pursuant to Section 2.1 shall be transferred to the beneficial owners thereof in the form of Definitive Securities in an aggregate principal amount equal to the principal amount of such Global Security, in exchange for such Global Security, only in circumstances pursuant to Section 2.6 of the Indenture and only if such transfer complies with Section 2.3 hereof.

(b) Any Global Security that is transferable to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the Depositary or the custodian to the Trustee located at its Corporate Trust Office to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Security, an equal aggregate principal amount of Definitive Securities of authorized denominations. Any portion of a Global Security transferred pursuant to this Section 2.4 shall be executed, authenticated and delivered only in denominations equal to $2,000 or an integral

App. -6

multiple of $1,000 in excess thereof, and registered in such names as the Depositary shall direct. Any Definitive Security delivered in exchange for an interest in a Global Security shall, except as otherwise provided by Section 2.3, bear the Restricted Securities legend, Definitive Securities legend and, if applicable, the OID Legend.

(c) In no event shall beneficial interests in a temporary Regulation S Global Security be transferred or exchanged for Definitive Securities prior to (x) the expiration of the Restricted Period and (y) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) of Regulation S under the Securities Act.

App. -7

EXHIBIT 1 TO RULE 144A/REGULATION S APPENDIX

[Face of Security]

FORM OF SECURITY

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY (AS DEFINED IN THE INDENTURE) OR A NOMINEE THEREOF. THIS GLOBAL SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR ITS NOMINEE ONLY IN LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

[Insert Restricted Securities legend, if applicable]

[Insert Regulation S Global Securities legend, if applicable]

[Insert temporary Regulation S Global Securities legend, if applicable]

[Insert OID Legend, if applicable]

8

CUSIP: ISIN:

NAVISTAR INTERNATIONAL CORPORATION

9.500% Senior Secured Note due 2025

No. ___ $__________

NAVISTAR INTERNATIONAL CORPORATION, a Delaware corporation (the “Company,” which term includes any successor under the Indenture hereinafter referred to), for value received, promises to pay Cede & Co., or its registered assigns, the principal sum indicated on the Schedule of Increases or Decreases in Security attached hereto, on May 1, 2025. This is a Global Security under the Indenture hereinafter referred to.

Interest Payment Dates: May 1 and November 1, commencing November 1, 2020.

Regular Record Dates: April 15 and October 15.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

9

IN WITNESS WHEREOF, the Company has caused this Security to be executed manually or by facsimile by its duly authorized officers.

Dated:	NAVISTAR INTERNATIONAL CORPORATION
By:
Name:
Title:

10

Certificate of Authentication: This is one of the Securities described in the within-mentioned Indenture.
Dated:	THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee
By:
Name:
Title:

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[REVERSE SIDE OF SECURITY]

NAVISTAR INTERNATIONAL CORPORATION

9.500% Senior Secured Note due 2025

Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Principal and Interest.

Navistar International Corporation, a Delaware corporation (such corporation and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Security at a rate of 9.500% per annum from the date of issuance until repayment at maturity or redemption. The Company will pay interest semiannually on May 1 and November 1 of each year (each, an “Interest Payment Date”), commencing November 1, 2020. Interest on the Securities will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

The Company shall pay interest (including Additional Interest and post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal, premium, if any, and Additional Interest, if any, from time to time on demand, to the extent permitted by law, at the rate borne by this Security; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent permitted by law.

2. Method of Payment.

The Company will pay interest on the principal amount of the Securities as provided above on each Interest Payment Date, commencing November 1, 2020, to the persons which are Holders (as reflected in the Register at the close of business on the April 15 or October 15 immediately preceding the Interest Payment Date), in each case, even if the Securities are canceled on registration of transfer or registration of exchange after such record date; provided that, with respect to the payment of principal, the Company will make payment to the Holder that surrenders this Security to a Paying Agent on or after May 1, 2025.

The Company will pay principal, premium, if any, interest and Additional Interest, if any, in U.S. Dollars. If a payment date is a date other than a Business Day at a place of payment, payment may be made at that place on the next succeeding day that is a Business Day and no interest shall accrue for the intervening period.

Principal of, and premium, if any, and interest (including Additional Interest, if any) on Definitive Securities will be payable, and Definitive Securities may be presented for registration of transfer or exchange, at the office or agency of the Company maintained for such purpose. Principal of, and premium, if any, and interest (including Additional Interest, if any) on, Global Securities will be payable by the Company through the Trustee to the Book-Entry Depositary in immediately available funds. Holders of Definitive Securities will be entitled to receive interest payments by wire transfer in immediately available funds if appropriate wire transfer instructions have been received in writing by the Trustee not less than 15 days prior to the applicable Interest Payment Date. Such wire instructions, upon receipt by the Trustee, shall remain in effect until revoked by such Holder. If wire instructions have not been received by the Trustee with respect to any Holder of a Definitive Security, payment of interest may be made by check in immediately available funds delivered to such Holder at the address set forth upon the Register maintained by the Registrar.

3. Paying Agent and Registrar.

Initially, The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, will act as Trustee, Paying Agent and Registrar. The Company may appoint and change the Paying Agent or transfer agent without notice to any Holder; provided, that it will at all times maintain a Paying Agent in The City of New York. The Company or any wholly owned Subsidiary may act as a Paying Agent, Registrar, co-registrar or transfer agent, subject to certain limitations.

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4. Indenture.

The Company issued the Initial Securities under an Indenture, dated as of April 27, 2020 (the “Indenture”), among the Company, Navistar, Inc. (the “Initial Subsidiary Guarantor”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) and collateral agent (the “Collateral Agent”). The terms of the Initial Securities include those stated in the Indenture. The Initial Securities are subject to all such terms, and Holders are referred to the Indenture for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Security and the terms of the Indenture, the terms of the Indenture shall control.

5. Subsidiary Guarantees.

The Securities are guaranteed by the Initial Subsidiary Guarantor, subject to the release of such guarantees under certain circumstances, as provided in the Indenture. The Securities may after the date hereof be entitled to certain additional Subsidiary Guarantees made for the benefit of the Holders.

6. Optional Redemption.

At any time and from time to time prior to May 1, 2022, the Company may redeem up to 40% of the aggregate principal amount of Securities issued under the Indenture (including any Additional Securities) at a Redemption Price of 109.500% of the principal amount thereof, plus accrued and unpaid interest (including Additional Interest, if any), thereon to, but excluding, the Redemption Date (subject to the rights of Holders of Securities on the relevant record date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date), with the Net Cash Proceeds of one or more Equity Offerings; provided that:

(1) at least 60% of the aggregate principal amount of Securities issued under the Indenture (including any Additional Securities) remains outstanding immediately after the occurrence of such redemption (excluding Securities held by the Company or its Affiliates); and

(2) the redemption must occur within 120 days of the date of the closing of such Equity Offering.

At any time and from time to time on or after May 1, 2022, the Company may on one or more occasions redeem all or a part of the Securities, at the Redemption Prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest (including Additional Interest, if any), thereon, to, but excluding, the applicable Redemption Date (subject to the rights of Holders of Securities on the relevant record date to receive interest due on the relevant interest payment date falling on or prior to the Redemption Date), if redeemed during the twelve-month period beginning on May 1 of each of the years indicated below:

Year	Percentage
2022	107.125%
2023	104.750%
2024 and thereafter	100.000%

In addition, at any time prior to May 1, 2022, the Company may redeem the Securities, in whole or in part, at its option, at a Redemption Price equal to 100% of the principal amount thereof plus the Applicable Premium as of, plus accrued and unpaid interest (including Additional Interest, if any) to, but excluding, the Redemption Date (subject to the rights of Holders of Securities on the relevant record date to receive interest due on the relevant Interest Payment Date falling on or prior to the redemption date).

In addition, at any time prior to the date that is 365 days after the Issue Date, the Company may issue a notice of redemption to redeem in whole, but not in part, all of the Outstanding Securities (including any Additional Securities) concurrent with or subsequent to the completion of the TRATON Acquisition at a Redemption Price (expressed as a percentage of principal amount thereof) of 107.125%, plus accrued and unpaid interest (including Additional Interest, if any) thereon to, but excluding, the Redemption Date (subject to the rights of Holders of

13

Securities on the relevant record date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date); provided, however, that such redemption will occur upon not less than 10 nor more than 60 days after notice is mailed (or to the extent permitted or required by applicable DTC procedures or regulations with respect to Global Securities, sent electronically) to each Holder of Securities being redeemed and otherwise in accordance with the procedures set forth in this Indenture. For the avoidance of doubt, the redemption of the Securities pursuant to this paragraph may be completed after the date that is 365 days after the Issue Date so long as the redemption notice is issued on or prior to such date and the redemption is otherwise completed in accordance with the terms of this Indenture. As set forth in Section 5.4 of the Indenture, such redemption notice may be issued by the Company in advance of the completion of the TRATON Acquisition, in which case such notice shall be expressly conditioned on the completion of the TRATON Acquisition.

Notwithstanding the foregoing, in connection with any tender offer for the Securities (excluding, for the avoidance of doubt, a Change of Control Offer or Asset Disposition Offer), if Holders of not less than 90% in aggregate principal amount of the Outstanding Securities validly tender and do not withdraw such Securities in such tender offer and the Company, or any third party making such tender offer in lieu of the Company, purchases all of the Securities validly tendered and not withdrawn by such Holders, the Company or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 15 days following such purchase date, to redeem (with respect to the Company) or purchase (with respect to a third party) all Securities that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder (excluding any early tender or incentive fee) in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the date of such redemption. In determining whether the Holders of at least 90% of the aggregate principal amount of the Outstanding Securities have validly tendered and not validly withdrawn such Securities in a tender offer, Securities owned by the Company or its Affiliates, or any successor thereof, shall be deemed not to be outstanding for the purposes of such tender offer.

Notice of redemption will be provided as set forth in Section 5.4 of the Indenture.

In the case of any partial redemption, selection of the Securities for redemption will be made by the Trustee in compliance with the requirements of DTC, or if the Securities are not held through DTC, by lot so that no Security in an unauthorized denomination remains outstanding after such redemption; provided that (i) Securities and portions thereof that the Trustee selects shall be in amounts of $2,000 or an integral multiple of $1,000 in excess thereof and (ii) no such partial redemption shall reduce the portion of the principal amount of a Security not redeemed to less than $2,000. If any Security is to be redeemed in part only, the notice of redemption relating to such Security shall state the portion of the principal amount thereof to be redeemed. A new Security in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Security. On and after the Redemption Date, interest will cease to accrue on Securities or portions thereof called for redemption as long as the Company has deposited with the Trustee or with a Paying Agent (or, if applicable, segregated and held in trust) money sufficient to pay the Redemption Price of, and accrued interest on, all the Securities which are to be redeemed on such date.

7. Mandatory Redemption.

The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Securities. However, under certain circumstances, the Company may be required to offer to purchase the Securities as described under Section 3.13 and Section 5.9 of the Indenture. The Company and its Restricted Subsidiaries may at any time and from time to time acquire Securities by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture, upon such terms and at such prices as the Company or its Affiliates may determine, which may be more or less than the original issue price of the Securities evidenced hereby and could be for cash or other consideration.

8. Repurchase at Option of Holder.

If a Change of Control occurs, each Holder shall have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Securities pursuant to the Change of Control offer on the terms set forth in the Indenture (a “Change of Control Offer”). In the Change of Control Offer, the Company shall offer a Change of Control Payment in cash equal to 101% of the aggregate

14

principal amount of Securities repurchased plus accrued and unpaid interest and liquidated damages, if any, on the Securities repurchased to the date of purchase. Within 30 days following any Change of Control, the Company shall deliver a notice to each Holder as set forth in the Indenture.

In the event of certain Asset Dispositions and subject to certain limitations set forth in the Indenture, the Company shall make an Offer to Purchase the outstanding applicable issue of Securities at a purchase price in cash equal to 100% of their principal amount plus any accrued and unpaid interest thereon to the Purchase Date.

9. Denominations; Transfer; Exchange.

The Securities are in registered form without coupons in denominations of $2,000 of principal amount and integral multiples of $1,000 in excess thereof. A Holder may register the transfer or exchange of Securities in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer or exchange of any Securities selected for redemption. Also, it need not register the transfer or exchange of any Securities for a period beginning at the opening of 15 calendar days before the day of any selection of Securities for redemption under Section 7 hereof and ending at the close of business on the day of selection.

10. Persons Deemed Owners.

The registered Holder of a Security shall be treated as its owner for all purposes.

11. Unclaimed Money.

If money for the payment of principal, premium, if any, or interest (including Additional Interest, if any) remains unclaimed for two years, the Trustee and the Paying Agent will pay the money back to the Company at its request. After that, Holders entitled to the money must look to the Company for payment, unless an abandoned property law designates another Person, and all liability of the Trustee and such Paying Agent with respect to such money shall cease.

12. Discharge Prior to Redemption or Maturity.

Subject to certain conditions contained in the Indenture, at any time some or all of the obligations under the Securities, the Subsidiary Guarantees and the Indenture may be terminated if the Company deposits with the Trustee money and/or Government Obligations sufficient to pay the principal of, and premium, if any, and interest (including Additional Interest, if any) on the Securities to redemption or stated maturity, as the case may be.

13. Amendment; Supplement; Waiver.

Subject to certain exceptions as set forth in the Indenture, with the written consent of the Holders of at least a majority of the aggregate principal amount of the Outstanding Securities, the Company, when authorized by or pursuant to a Board Resolution, the Trustee, the Collateral Agent and the other parties to the other Notes Documents (as applicable) may enter into an indenture, supplemental indentures or other amendment to add any provisions to or to change or eliminate any provisions of the Indenture, any other supplemental indenture or any of the other Notes Documents or to modify the rights of the Holders of such Securities. Without the consent of any Holders, the Company, the Trustee and the Collateral Agent, at any time and from time to time, may enter into supplemental indentures (in form reasonably satisfactory to the Trustee and the Collateral Agent), and the Company, the Trustee (as applicable), the Collateral Agent (as applicable) and the other parties to other Notes Documents (as applicable) may amend or supplement such other Notes Documents (which amendments or supplements shall be in form reasonably satisfactory to the Trustee (as applicable) and the Collateral Agent (as applicable)), in each case to, among other things, cure any ambiguity, omission, mistake, error, defect or inconsistency and make any change that does not materially and adversely affect the rights of any Holder. The Holders of at least a majority in aggregate principal amount of Outstanding Securities by written notice to the Trustee may waive on behalf of the Holders of all Securities a past Default or Event of Default and its consequences except (i) a Default or Event of Default in the payment of the principal of, or premium, if any, or interest (including Additional Interest, if any) on any Security or (ii) a Default or Event of Default resulting from the breach of a covenant or provision hereof which pursuant to the

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Indenture or any other Notes Document cannot be amended or modified without the consent of the Holder of each Outstanding Security adversely affected.

14. Restrictive Covenants.

The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries, among other things, to create Liens, incur Indebtedness, make Restricted Payments and make Asset Dispositions. In addition, the Indenture imposes certain limitations on the ability of the Company to engage in mergers and consolidations or transfers of all or substantially all of its assets. The Indenture requires the Company to deliver to the Trustee, within 120 days after the end of each fiscal year of the Company (beginning with the fiscal year next following the Issue Date), a certificate from an executive officer, as to his or her knowledge of the Company’s compliance with all conditions and covenants under the Indenture.

Beginning on the first day that:

(1) the Securities have achieved Investment Grade Status; and

(2) no Default under the Indenture has occurred and is continuing,

and continuing until the Reversion Date, the Company and its Restricted Subsidiaries will not be subject to certain covenants. In the event that the Company and its Restricted Subsidiaries are not subject to certain covenants for any period of time as a result of the foregoing and on any subsequent date cease to have Investment Grade Status, then the Company and its Restricted Subsidiaries will thereafter again be subject to such covenants with respect to future events unless and until the Securities subsequently attain Investment Grade Status and no Default under this Indenture has occurred and is continuing (in which event the Suspended Covenants shall no longer be in effect for such time that the Securities maintain Investment Grade Status and no Default under this Indenture has occurred and is continuing).

15. Defaults and Remedies.

The Indenture provides that each of the following events constitutes an Event of Default with respect to this Security: (i) default in the payment of principal of, or premium, if any, on any Securities when due at maturity, upon repurchase, upon acceleration or otherwise, including, without limitation, failure of the Company to repurchase any Security on the date required following a Change of Control; (ii) default in the payment of any installment of interest (including Additional Interest, if any) on any Security when due and continuance of such Default for 30 days or more; (iii) failure to observe, perform or comply with any of the provisions of the covenant imposing certain limitations on the ability of the Company to engage in mergers and consolidations or transfers of all or substantially all of its assets; (iv) default (other than a default set forth in any of clauses (i), (ii) and (iii) above) in the performance of, or breach of, any other covenant or warranty of the Company or of any Restricted Subsidiary in the Indenture, the Securities or the Notes Collateral Documents and failure to remedy such default or breach within a period of 60 days after written notice from the Trustee or the Holders of at least 30% in aggregate principal amount of the then Outstanding Securities; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Subsidiary of the Company (other than a Securitization Subsidiary) (or the payment of which is guaranteed by the Company or any Restricted Subsidiary), which default is caused by a failure to pay principal of or premium, if any, on such Indebtedness upon its stated maturity or which default results in the acceleration of such Indebtedness prior to its express maturity and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated, aggregates $50.0 million or more and such acceleration has not been rescinded or annulled or such Indebtedness discharged in full within 30 days; (vi) the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against the Company or any Subsidiary of the Company (other than a Securitization Subsidiary) or any of their respective property or assets in an aggregate amount in excess of $50.0 million, which judgments, orders or decrees have not been vacated, discharged, satisfied or stayed pending appeal within 30 days from the entry thereof and with respect to which legal enforcement proceedings have been commenced; (vii) certain events of bankruptcy, insolvency or reorganization involving the Company, any Subsidiary Guarantor or any Significant Subsidiary of the Company; or (viii) (A) any Lien created by the Notes Collateral Documents relating to the Securities and/or the Subsidiary Guarantees shall not constitute a valid and perfected Lien on any material Collateral intended to be covered thereby (to the extent perfection is

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required by the Indenture or the Notes Collateral Documents), except as otherwise permitted by the terms of this Indenture or the relevant Notes Collateral Documents and other than the satisfaction in full of all obligations of the Company and the Subsidiary Guarantors under this Indenture or the release or amendment of any such Lien in accordance with the terms of this Indenture and the Notes Collateral Documents, (B) except for expiration in accordance with its terms or amendment, modification, waiver, termination or release in accordance with the terms of this Indenture and the Notes Collateral Documents, any of the Notes Collateral Documents shall for whatever reason be terminated or cease to be in full force and effect, or (C) the enforceability of any Notes Collateral Document shall be contested in writing by the Company or any Subsidiary Guarantor or Non-Guarantor Pledgor or IHMC, except in each case to the extent that any such invalidity or loss of perfection or termination results from the failure of the Collateral Agent to make filings, renewals and continuations (or other equivalent filings) or take other appropriate action or the failure of the Collateral Agent to maintain possession of certificates, instruments or other documents actually delivered to it representing securities pledged or other possessory collateral pledged under the applicable Notes Collateral Documents.

If an Event of Default occurs and is continuing, the principal amount hereof may be declared due and payable in the manner and with the effect provided in the Indenture. Upon such a declaration, such principal amount, premium, if any, accrued and unpaid interest and Additional Interest, if any, will become immediately due and payable.

If an Event of Default described in clause (vii) above occurs, all unpaid principal of, premium, if any, accrued and unpaid interest and Additional Interest, if any, on the Securities then outstanding will ipso facto become due and payable.

16. Trustee Dealings with the Company.

Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from and perform services for the Company or its Affiliates and may otherwise deal with the Company or its Affiliates as if it were not the Trustee.

17. No Recourse Against Others.

An incorporator, director, officer, employee, stockholder or controlling person, as such, of each of the Company or any Subsidiary Guarantor shall not have any liability for any obligations of the Company or the Subsidiary Guarantor under the Securities, the Subsidiary Guarantees, the Indenture or any other Notes Document or for any claim based on, in respect of, or by reason of such obligations or their creation. By accepting a Security, each Securityholder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issuance of the Securities.

18. Authentication.

This Security shall not be valid until the Trustee (or authenticating agent) executes the certificate of authentication on the other side of this Security.

19. Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A (= Uniform Gifts to Minors Act).

20. CUSIP Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures the Company has caused CUSIP numbers to be printed on the Securities and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Securityholders. No representation is made as to the accuracy of such numbers either as printed on the Securities or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

21. GOVERNING LAW.

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THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK. THE COMPANY AND EACH SUBSIDIARY GUARANTOR AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, COUNTY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY.

22. Security.

The Securities and Subsidiary Guarantees will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Notes Collateral Documents. The Collateral Agent will hold the Collateral for the benefit of the Holders and the other Notes Secured Parties, in each case pursuant to the Notes Collateral Documents. Each Holder, by accepting this Security, consents to the appointment of the Collateral Agent, consents and agrees to the terms of the Notes Collateral Documents (including the provisions providing for the foreclosure and release of Collateral), including the Intercreditor Agreements, as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the Collateral Agent to enter into the Notes Collateral Documents, including the Intercreditor Agreements, and to perform its obligations and exercise its rights thereunder in accordance therewith.

23. Successor Corporation.

In the event a successor corporation assumes all the obligations of the Company under the Securities and the Indenture, pursuant to the terms thereof, the Company will be released from all such obligations.

The Company will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Security. Requests may be made to:

Navistar International Corporation
2701 Navistar Drive
Lisle, Illinois 60532
Attn: Treasurer

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NOTATION OF GUARANTEE

For value received, the Subsidiary Guarantor (which term includes any successor Person under the Indenture) has unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture, dated as of April 27, 2020 (the “Indenture”), among Navistar International Corporation, the Subsidiary Guarantor party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) and collateral agent (the “Collateral Agent”), (i) the due and punctual payment of the principal of, premium, if any, and interest (including Additional Interest, if any) in full on the Securities (as defined in the Indenture), when and as the same shall become due and payable whether at Stated Maturity, by declaration of acceleration or otherwise, (ii) the due and punctual payment of interest on overdue principal of, premium, if any, and interest (including Additional Interest, if any) in full on the Securities, to the extent permitted by law, and (iii) the due and punctual performance of all other Obligations of the Company and the Subsidiary Guarantor to the Holders, the Trustee or the Collateral Agent, including, without limitation, the payment of fees, expenses, indemnification or other amounts, all in accordance with the terms of the Securities and the Indenture. In case of the failure of the Company to punctually to make any such principal or interest payment or the failure of the Company to perform any such other Obligation, the Subsidiary Guarantor hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable, whether at Stated Maturity, by acceleration or otherwise. The Obligations of the Subsidiary Guarantor to the Holders of Securities, the Trustee and the Collateral Agent pursuant to the Subsidiary Guarantee and the Indenture are expressly set forth in Article X of the Indenture and reference is hereby made to the Indenture for the precise terms of the Subsidiary Guarantee. The obligations of the Subsidiary Guarantor will be released only in accordance with the provisions of Article X of the Indenture.

NAVISTAR, INC.
By:
Name:
Title:

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ASSIGNMENT FORM

To assign this Security, fill in the form below:

I or we assign and transfer this Security to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:	Your signature:
Sign exactly as your name appears on the other side of this Security.

Signature Guarantee:

(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

[Include the following only if the Restricted Securities Legend is included hereon]

In connection with any transfer of any of the Securities evidenced by this certificate occurring prior to one year (or such shorter period of time as permitted by Rule 144 under the Securities Act or any successor provision thereto) after the later of the original issue date hereof and the last date, if any, on which such Securities were owned by the Company or any Affiliate of the Company (or, in the case of Regulation S Securities, prior to the expiration of the Restricted Period), the undersigned confirms that such Securities are being transferred in accordance with their terms:

CHECK ONE BOX BELOW

(1)	☐	to the Company or any Subsidiary thereof; or

(2)	☐	pursuant to a registration statement which has become effective under the Securities Act of 1933, as amended (the “Securities Act”); or

(3)	☐

for so long as the Securities are eligible for resale pursuant to Rule 144A, to a person who the undersigned reasonably believes is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) that is purchasing for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act; or

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(4)	☐	pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act in compliance with Rule 904 under the Securities Act; or

(5)	☐	pursuant to another exemption from registration under the Securities Act.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Securities evidenced by this certificate in the name of any person other than the registered holder thereof; provided, however, that if box (5) is checked, the Company and the Trustee shall be entitled to require, prior to registering any such transfer of the Securities, such legal opinions, certifications or other evidence as may reasonably be required in order to determine that the proposed transfer is being made in compliance with the Securities Act and applicable state securities laws.

Signature

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TO BE COMPLETED BY PURCHASER IF (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Security for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company and any Subsidiary Guarantor as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:
Notice: To be executed by an executive officer

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Security purchased by the Company pursuant to Section 3.13 or Section 5.9 of the Indenture, please check the appropriate box:

☐	Section 3.13	☐	Section 5.9

If you want to elect to have only part of the Security purchased by the Company pursuant to Section 3.13 or Section 5.9 of the Indenture, state the amount you elect to have purchased:

$__________________

Dated:

Your Signature:
(Sign your name exactly as it appears on the face of this Security)

Tax Identification No.:

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL SECURITY

The initial principal amount of this Global Security is $[●]. The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Security	Amount of increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such decrease (or increase)	Signature of authorized officer of Trustee or Depositary

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